Filed Pursuant to Rule 424(b)(4)
Registration No.: 333-195505

800,000 Shares

GWG Holdings, Inc.

Common Stock

This is an initial public offering of 800,000 shares of common stock of GWG Holdings, Inc. Prior to this offering, there has been no public market for our common stock.

We have reserved the symbol “GWGH” for purposes of listing our common stock on The NASDAQ Capital Market and have applied to list our common stock on such exchange. If the application is approved, trading of our common stock on The NASDAQ Capital Market is expected to begin within 5 days after the date of initial issuance of the common stock. We will not consummate and close this offering without a listing approval letter from The NASDAQ Capital Market.

Investing in our common stock may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 12 to read about the risks you should consider before buying shares of our common stock.

We are an “emerging growth company” under applicable law and will be subject to reduced public company reporting requirements. Please read the disclosures on page 6 of this prospectus for more information.

	Per Share	Total
Public offering price	$12.50	$10,000,000
Underwriting commissions (1)(2)	$0.84	$675,000
Proceeds to us, before expenses	$11.66	$9,325,000

(1)	For the purpose of estimating the underwriter’s fees, we have assumed that the underwriter will receive its maximum commission on all sales made in the offering. The underwriter will also be entitled to reimbursement of expenses up to a maximum of $295,000.

(2)	We estimate the total expenses of this offering, excluding the underwriter fees, will be approximately $603,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, underwriter fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering set forth above. See “Underwriting” beginning on page 93 of this prospectus for more information on this offering and the underwriter arrangements.

Newport Coast Securities, Inc., is acting as the representative of the underwriters for the offering. The underwriters are not purchasing the securities offered by us, and are not required to sell any specific number or dollar amount of securities, but will use their best efforts to arrange for the sale of the securities offered by us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Delivery of the shares of our common stock will be made on or about September 24, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2014

ABOUT THIS PROSPECTUS

You should rely only on the information in this prospectus. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

We are making offers to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of our common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

References in this prospectus to “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its consolidated subsidiaries, unless the context requires otherwise. Our corporate structure, including our principal subsidiaries, is as follows:

We refer to these subsidiaries throughout this prospectus as “GWG Life,” “DLP Funding II” and “DLP Master Trust II,” respectively. In instances where we refer specifically to “GWG Holdings, Inc.” or “GWG Holdings,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

Our authorized capital stock consists of 210,000,000 shares of common stock, $0.001 par value per share, and 40,000,000 shares of preferred stock, $0.001 par value per share, of which 10,000,000 shares have been designated as Series A Convertible Preferred Stock and 30,000,000 shares are undesignated preferred stock. As of September 18, 2014, there were 4,562,000 shares of our common stock and 3,428,167 shares of our Series A Convertible Preferred Stock issued and outstanding. Pursuant to the rights, preferences and privileges of our Series A Convertible Preferred Stock as set forth in our Certificate of Incorporation, the issued and outstanding shares of our Series A Convertible Preferred Stock may, at our election, be converted into an aggregate of 2,571,125 shares of our common stock immediately prior to the closing of this offering. We have elected to, immediately prior to the closing of this offering, cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock into 508,168 shares of common stock. Assuming the sale of all 800,000 shares of common stock in this offering, and conversion of 20% of our outstanding Series A Convertible Preferred Stock, our authorized capital stock will consist of an aggregate of 210,000,000 shares of common stock, of which 5,870,168 shares will be issued and outstanding, 9,322,442 shares of designated preferred stock, of which 2,710,230 will be issued and outstanding, and 30,677,558 shares of undesignated preferred stock, none of which will be issued and outstanding.

This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto.

The industry and market data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” before making a decision to invest in our common stock. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refers to GWG Holdings, Inc. together with its wholly owned subsidiaries. In instances where we refer specifically to “GWG Holdings, Inc.” or “GWG Holdings,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

Our Company

We provide financial solutions to consumers in the emerging secondary market for life insurance assets. We target our financial solution offerings toward consumers owning life insurance who can benefit from realizing the actuarial value of their life insurance policy. We believe the value proposition of our services to the consumers we serve is compelling, and these consumers represent the fastest growing demographic in the United States according to the U.S. Census Bureau. To address this growing need, we recently have expanded our services by offering consumers a range of options to access the actuarial value of their life insurance, including purchasing (i) all or a portion of their life insurance policy for cash, (ii) all or a portion of their life insurance policy in exchange for a different asset, and (iii) all or a portion of their life insurance policy in an installment sale that provides the selling consumer with a stream of cash flow. All of our services involve our purchase or financing of life insurance assets from consumers in the secondary market at a discount to the face value of the life insurance asset we obtain. In cases where we purchase a life insurance policy, we continue paying the policy premiums until maturity, in order to collect the policy benefit upon the insured’s mortality. In this way, we hope to profit from the difference between our cost of obtaining and financing a life insurance asset, and the policy benefit we ultimately receive upon the mortality of the insured.

In addition to our goal of providing consumers with value-added services based upon the actuarial value of their life insurance policies, we seek to build a profitable and large portfolio of life insurance assets that are well diversified in terms of insurance carriers, mortality profiles and the medical conditions of insureds. We believe that successfully diversifying our assets will lower our overall risk exposure and provide our portfolio of life insurance assets with greater actuarial stability and more reliable returns. To obtain the growth and diversification we seek, we have raised capital through a variety of financing efforts that have included the private and public offerings of structured debt securities, private offerings of preferred stock, and the use of a senior secured revolving credit facility. This offering of common stock is an extension of that strategy.

According to the American Council of Life Insurers Fact Book 2013 (ACLI), individuals owned over $11.22 trillion of face value of life insurance policies in the United States in 2012. This figure includes all types of policies, including term and permanent insurance known as whole life, universal life, variable life, and variable universal life. The ACLI reports that the lapse and surrender rate of individual life insurance policies for 2012 was 5.9%, over $649 billion in face value of policy benefits in 2012 alone. These figures do not include group-owned life insurance, such as employer-provided life insurance, the market for which totaled over $8.01 trillion of face value of life insurance policies in the United States in 2012, and the policies of which exhibit similar lapse and surrender rates, according to the ACLI. Consumers owning life insurance generally allow policies to lapse or surrender the policies for a variety of reasons, including: (i) the life insurance is no longer needed; (ii) unrealistic original earnings assumptions made when the policy was purchased; (iii) increasing premium payment obligations as the insured ages; (iv) changes in financial status or outlook which cause the insured to no longer require life insurance; (v) other financial needs that make the insurance unaffordable; or (vi) a desire to maximize the policy’s investment value.

The secondary market for life insurance has developed in response to the large volume of policy lapses and surrenders. Rather than allowing a policy to lapse as worthless, or surrendering a life insurance policy at a fraction of its inherent value, the secondary market can be a source of significant value to consumers. The inherent actuarial value of a policy in the life insurance secondary market often exceeds the cash surrender value offered by the insurance carrier. Without the development of the secondary market, insurance carriers would maintain monopsony power over the options offered to consumers who no longer need or want their life insurance.

Although still relatively new and still emerging, Conning Research & Consulting (Conning) reports that the secondary market for life insurance policies grew from $2 billion in face value of benefits purchased in 2002, to over $12 billion in face value of benefits purchased in 2007. During and after the 2009 credit crisis, the secondary market for life insurance contracted significantly, evidenced by Conning’s report that investors purchased approximately $2 billion in face value of life insurance benefits in 2012. Nevertheless, Conning reports that consumer demand for continued development of the secondary market remains strong, and there are indications of strengthening interest among investors. Conning maintains that, given the current economic environment and investor sentiment, the secondary market will likely increase in transaction volume and size. We believe that the market’s largest growth will likely come from companies that attract capital to purchase the assets. We believe that socio-economic and demographic trends further support the long-term development and growth of the secondary market for life insurance, and that the secondary market for life insurance represents a significant and expanding market opportunity. In support of this belief, Conning reports that the net market potential for policies sold in the secondary market exceeded $109 billion in 2012, and is expected to grow to $151 billion by 2019.

We believe that we are well positioned to capitalize on this opportunity by providing value-added services to the consumers we serve and by leveraging our investment distribution network. To participate and compete in our growing market, we have spent and intend to continue to spend significant resources: (i) developing a robust operational platform and systems for originating, purchasing, and servicing life insurance policies; (ii) obtaining requisite licensure to participate in the life insurance secondary market; (iii) developing financing resources, strategies, and capabilities for servicing a large portfolio of life insurance policies; (iv) recruiting and developing a professional management team; and (v) establishing strategic relationships for delivering our services.

Since our formation in 2006, we have evaluated over 36,000 policies and acquired over $1.7 billion in face value of life insurance policy benefits in the secondary market. In 2008, after selling approximately $1 billion in face value of life insurance policy benefits, we adopted our current buy-and-hold strategy of investing in life insurance assets and offering investors the opportunity to finance our ownership of the portfolio. As of June 30, 2014, we owned approximately $785 million in face value of life insurance policy benefits with an aggregate non-GAAP cost basis (i.e., acquisition and ongoing premiums and financing costs) of approximately $259 million.

A summary of our portfolio of life insurance assets as of June 30, 2014, is set forth in the table below:

Life Insurance Portfolio Summary

Total portfolio face value of policy benefits	$784,652,000
Average face value per policy	$2,715,000
Average face value per insured life	$3,006,000
Average age of insured (yrs.) *	82.5
Average life expectancy estimate (yrs.) *	6.85
Total number of policies	289
Number of unique lives	261
Demographics	67% Males; 33% Females
Number of smokers	3 insureds are smokers
Largest policy as % of total portfolio	1.27%
Average policy as % of total portfolio	0.35%
Average Annual Premium as % of face value	3.21%

All of our services are premised on financial and actuarial modeling that assigns a present value to the face value of an insurance policy benefit. In this regard, the value we assign to a life insurance asset in the secondary market is primarily a function of: (i) the face value of the life insurance policy or portion thereof we may wish to acquire; (ii) the estimated life expectancy of the individual insured under the policy; (iii) the premiums expected to be paid over the life of the insured; (iv) market competition from other purchasers in the secondary market; and (v) the particular underwriting characteristics of the policy, relative to the characteristics of our portfolio of life insurance assets as a whole.

The types of policies for which we provide services are typically, but not always, universal life insurance policies. Universal life insurance is a type of permanent life insurance in which premium payments above the cost of insurance are credited to the “cash value” of the policy. The cash value is credited each month with interest based on the terms of the insurance policy agreement. If a universal life insurance policy were to lapse, the insured or other owner of the policy would nonetheless have a right to receive the “cash surrender value” of the policy. The cash surrender value is the cash value of the policy, less any surrender charges imposed by the insurance company for removing the cash value. Our services provide greatest value to a consumer when the actuarial value of the life insurance policy benefit exceeds the cash surrender value of the policy—which is often the case. We also provide services to consumers who own term life insurance. Unlike permanent universal life insurance, term life insurance does not have a cash value associated with it. Nevertheless, most term insurance policies permit the policy to be converted into permanent universal life insurance. In the future, we may consider offering services in conjunction with variable universal life insurance, which differs from universal insurance in that the “variable” component of the policy involves the ownership of securities inside the policy. Regardless of the type of policy, we generally seek to purchase life insurance policies issued by rated life insurance carriers with investment grade credit ratings by Standard & Poor’s (AAA through BBB), Moody’s (Aaa through Baa3), or A.M. Best Company (aaa through bbb). As of December 31, 2013 and June 30, 2014, over 93.5% and 93.7%, respectively, of life insurance policies within our portfolio were issued by companies rated “A-” or better under Standard & Poor’s rating system.

Before acquiring a life insurance asset, we value the related life insurance policy by conducting an underwriting review. Our present underwriting review process generally involves obtaining two life expectancy estimates on each insured from third-party medical-actuarial firms, and then averaging these two estimates. On occasion, we may obtain more than two life expectancy estimates, in which case we average the two life expectancy estimates that we believe are the most reliable, based on our own analyses and conclusions. In this regard, the two life expectancy estimates we ultimately choose to average may not always be the most conservative estimates we obtain. From time to time and as permitted by applicable borrowing covenants, we may modify our underwriting review process. For example, in anticipation of our planned marketing efforts, we recently changed our definition of a “small face policy” from $250,000 in policy benefits to $1,000,000 in policy benefits. For small face policies, rather than obtaining life expectancy estimates from third-party medical-actuarial firms, we may employ a modified underwriting review process involving the use of a combination of standard mortality tables, actuarial or medical consultants, and our own analysis to develop a life expectancy estimate for an insured.

We generally transact directly with the policy owner who originally purchased the life insurance in the primary market. Historically, we have purchased policies in the secondary market through a network of life insurance agents, life insurance brokers, and licensed providers who assist policy owners in accessing the secondary market. We expect to expand our origination practice by marketing directly to consumers through various marketing initiatives.

We have built our business with what we believe to be the following competitive strengths:

•	Industry Experience: We have actively participated in the development of the secondary market of life insurance as a principal purchaser and financier within the asset class since 2006. Our position within the marketplace has allowed us to gain a deep understanding of the life insurance secondary market. We have participated in the leadership of various industry associations and forums, including the Life Insurance Settlement Association (LISA) and the Insurance Studies Institute (ISI). Our experience gives us confidence in building a company to compete in the industry and acquire a portfolio of life insurance policies that will perform to our expectations.

•	Operational Platform: We have built and continue to refine and develop an operational platform and systems for efficiently tracking, processing, and servicing life insurance policies that we believe provide competitive advantages when participating in the life insurance secondary marketplace.

•	Origination and Underwriting Practices: We seek to use underwriting review processes and file documentation standards that generally meet published guidelines for rated securitizations of life insurance portfolios. We purchase life insurance policies we consider to be non-contestable and that meet our underwriting criteria and reviews. We consider a life insurance policy to be “non-contestable” once applicable state law prohibits the insurer from challenging the validity of the policy due to fraud. In this regard, state non-contestability laws generally require a period of one to two years to elapse after the initial issuance of the policy before that policy is considered non-contestable under state law. Non-contestability laws do not, however, prevent an insurer from challenging the validity of a policy procured by fraud for lack of an insurable interest at the time at which the policy was purchased, such as is the case with so-called “stranger-originated” life insurance policies. To the extent we use modified methodologies for estimating life expectancies for small face policies, those modified methodologies may not meet published guidelines for rated securitizations of life insurance portfolios.

•	Origination Relationships and Strategies: We have established origination relationships with life insurance policy brokers and insurance agents who submit policies for our purchase or financing. Our referral base knows our underwriting standards for purchasing life insurance policies in the secondary market, which provides confidence in our bidding and closing processes and streamlines our own due-diligence process. We expect to expand our origination methodology and channels with the proceeds of this offering (e.g., the addition of consumer marketing).

•	Life Expectancy Methodology: We generally rely on two life expectancy estimates obtained from independent third-party medical-actuarial underwriting firms to arrive at a life expectancy estimate we use for valuing a life insurance asset. For a majority of our life insurance asset purchases, we rely on estimates obtained from 21st Services and AVS Underwriting to develop our life expectancy estimate. We may, however, also obtain and use life expectancy estimates from other medical-actuarial underwriting firms. As explained above, we may from time to time modify our underwriting review processes, including our methodology for arriving at life expectancy estimates we use in ascribing value to a life insurance asset.

•	Pricing Software and Methodology: To calculate our expected returns on the investments we make in life insurance assets, we use actuarial pricing methodologies and software tools built by a leading independent actuarial service firm and currently supported by Modeling Actuarial Pricing Systems, Inc. (“MAPS”).

•	Financing Strategy: We have actively developed diversified financing strategy for accessing capital markets in support of our buy-and-hold strategy for our portfolio of life insurance policies, ranging from institutional bank financing to a network of broker-dealers registered with the Financial Industry Regulatory Authority (“FINRA”), many of whom have participated in one or more of our Series I Secured note financing, our Series A preferred stock financing, or our Renewable Secured Debenture financing. If in the future we determine to offer different kinds of investment products, we expect to leverage the network of broker-dealers that we have built over time.

On the other hand, our business involves a number of challenges and risks described in more detail elsewhere in this prospectus, including the following:

•	Relatively New Market: Investing in life insurance assets in the secondary market is a relatively new and evolving market. Our ability to source and invest in life insurance assets at attractive prices materially depends on the continued growth of the secondary market for life insurance and the continued solvency of the life insurance companies that pay the face value of life insurance policy benefits.

•	Asset Valuation Assumptions: The valuation of our portfolio life insurance assets—the principal asset on our balance sheet—requires us to make material assumptions that may ultimately prove to be incorrect. These assumptions include appropriate discount rates, cash flow projections, and the life expectancy estimates we use for these purposes, any of which may ultimately prove to be inaccurate.

•	Ability to Expand Our Portfolio: Our business model requires us to achieve actual results that are in line with those we expect to attain from our investments in life insurance assets. In this regard, we believe that the larger the portfolio of life insurance assets we own, the greater likelihood there is that we will achieve results matching our expectations. Although we plan to expand the number of investments in life insurance assets using proceeds from the sale of our common stock, we may be unable to meet this goal. Furthermore, even if we successfully grow our portfolio of life insurance assets, we nevertheless may not achieve the results we expect.

•	Reliance on Financing: We have chosen to finance our business almost entirely through the issuance of debt, including the sale of Renewable Secured Debentures, Series I Secured notes, and our use of a senior secured revolving credit facility. Our business model expects that we will have continued access to financing (including financing to expand or replace our existing financing) in order to purchase a large and diversified portfolio of life insurance assets, and thereafter pay the attendant premiums and financing costs of maintaining that portfolio. We will be required to rely on our access to financing to pay premiums and interest until such time as we experience a significant amount of mortality within our portfolio and begin receiving significant revenues from the receipt of life insurance policy benefits. Even if we obtain the financing we require, we may not receive life insurance policy benefits that match our cash flow projections or meet them in time to earn profits after the payment of financing costs.

•	Risk of Investment in Life Insurance Assets: Our investments in life insurance assets have inherent risks, including fraud and legal challenges to the validity of the life insurance policies. Examples of fraud include the possibility that the seller of a policy may have provided us with inaccurate or misleading information during the underwriting review process.

•	Effects of Regulation: Our business is subject to complex state and federal regulation. Changes in state or federal laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could materially and negatively affect our business.

Our business also involves certain other challenges and risks described in the “Risk Factors” section of this prospectus.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors,” page 23 (“We are an ‘emerging growth company’. . . .”).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Organization

Our business was organized in February 2006. As a parent holding company, GWG Holdings was incorporated on March 19, 2008 as a limited liability company. On June 10, 2011, GWG Holdings converted from a Delaware limited liability company to a Delaware corporation through the filing of statutory articles of conversion. In connection with the conversion, each class of limited liability company membership interests in GWG Holdings, LLC was converted into shares of common stock of GWG Holdings, Inc.

Our corporate structure, including our principal subsidiaries, is as follows:

GWG Life, LLC (a Delaware limited liability company formerly known as GWG Life Settlements, LLC), or GWG Life, is a licensed life/viatical settlement provider and the guarantor of the obligations of GWG Holdings under our Renewable Secured Debentures. GWG DLP Funding II, LLC (a Delaware limited liability company), or DLP Funding II, is a wholly owned special-purpose subsidiary owning life insurance policies and is the borrower under our revolving line of credit from Autobahn/DZ Bank. The life insurance policy assets owned by DLP Funding II are held in the GWG DLP Trust II (a Delaware statutory trust). The trust exists solely to hold the collateral security (i.e., life insurance policies) granted to Autobahn/DZ Bank under our revolving line of credit. DLP Funding II is the beneficiary under that trust.

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 and our telephone number is (612) 746-1944. Our website address is www.gwglife.com. The information on or accessible through our website is not part of this prospectus.

The Offering

Common stock offered by us	800,000 shares

Common stock outstanding prior to this offering	4,562,000 shares (1)

Common stock to be outstanding after this offering	5,870,168 shares (1)(2)(3)

Use of proceeds
Based on an initial public offering price of $12.50 per share, we estimate that the net proceeds to us from this offering, assuming we sell 800,000 shares, will be approximately $8.4 million after payment of underwriting commissions and our estimated offering expenses. However, this is a best efforts offering with no minimum aggregate purchase requirements, and there is no assurance that we will receive any proceeds.

We intend to use the proceeds from this offering to:

• promote and advertise the opportunities for consumers owning life insurance and investors to profit from participating in the secondary market for life insurance policies;

• purchase additional life insurance policies in the secondary market;

• pay premiums on life insurance policy assets we own; and

• fund portfolio operations and for working capital purposes.

See “Use of Proceeds” for more information.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 12 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Capital Market symbol	GWGH (4)

(1)	Excludes 1,000,000 shares of our common stock currently reserved for issuance under our 2013 Stock Incentive Plan, of which there are 490,435 common shares subject to outstanding incentive grants. Also excludes 415,955 common shares that are issuable upon the exercise of outstanding warrants.

(2)	Includes 508,168 shares of our common stock to be issued immediately prior to the closing of this offering upon the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock.

(3)	Excludes an aggregate of 16,000 shares of our common stock issuable upon the exercise of warrants we expect to grant to the underwriters for this offering.

(4)	We have reserved the symbol “GWGH” in connection with our application to have our common stock listed on The NASDAQ Capital Market.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, these forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in this prospectus and the following:

•	changes in the secondary market for life insurance;

•	our limited operating history;

•	the valuation of assets reflected on our financial statements;

•	the reliability of assumptions underlying our actuarial models;

•	the reliability of assumptions underlying our life expectancy estimates;

•	our reliance on continued access to debt financing;

•	risks relating to the validity and enforceability of the life insurance policies we purchase;

•	our reliance on information provided and obtained by third parties;

•	federal and state regulatory matters;

•	additional expenses, not reflected in our operating history, related to being a public reporting company;

•	competition in the secondary life insurance market;

•	the relative illiquidity of life insurance policies;

•	life insurance company credit exposure;

•	economic outlook;

•	performance of our investments in life insurance policies;

•	financing requirements;

•	litigation risks; and

•	restrictive covenants contained in borrowing agreements.

Some of the statements in this prospectus that are not historical facts are “forward-looking” statements. Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in this prospectus. We caution you that the forward-looking statements in this prospectus are only estimates and predictions, or statements or current intent. Actual results or outcomes, or actions that we ultimately undertake, could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national exchange or the NASDAQ Capital Market. Our common stock does not trade on any recognized national exchange or the NASDAQ Capital Market. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus and the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to Our Company and Our Industry

Material changes in the life insurance secondary market, a relatively new and evolving market, may adversely affect our operating results, business prospects and our ability to repay our debt obligations.

Our sole business is the purchase and ownership of life insurance policies acquired in the secondary market, which is a relatively new and evolving market. The success of our business and our ability to repay the principal and interest on our debt obligations depends in large part on the continued development of the secondary market for life insurance, including the solvency of life insurance companies to pay the face value of the life insurance benefits, both of which will critically impact the performance of the life insurance policy assets we own. We expect that the development of the secondary market will primarily be impacted by a variety of factors such as the interpretation of existing laws and regulations (including laws relating to insurable interests), the passage of new legislation and regulations, mortality improvement rates, and actuarial understandings and methodologies. Importantly, all of the factors that we believe will most significantly affect the development of the life insurance secondary market are beyond our control. Any material and adverse development in the life insurance secondary market could adversely affect our operating results, our access to capital, our ability to repay our various debt and other obligations, and our business prospects and viability. Because of this, an investment in our common stock generally involves greater risk as compared to investments offered by companies with more diversified business operations in more established markets.

We have a relatively limited history of operations and our earnings and cash flows may be volatile, resulting in future losses and uncertainty about our ability to service and repay our debt when and as it comes due.

We are a company with a limited history, which makes it difficult to accurately forecast our earnings and cash flows. During the year ended December 31, 2013, we incurred a net loss of $(195,000), and for the six months ended June 30, 2014, we incurred a net loss of $(4,714,851). Our lack of a significant history and the evolving nature of our market make it likely that there are risks inherent in our business that are yet to be recognized by us or others, or not fully appreciated, and that could result in us earning less than we anticipate or even suffering further losses. As a result of the foregoing, an investment in our common stock necessarily involves uncertainty about the stability of our earnings, cash flows and, ultimately, our ability to service and repay our debt. Accordingly, there is a risk that you could lose your entire investment.

The valuation of our principal assets on our balance sheet requires us to make material assumptions that may ultimately prove to be incorrect. In such an event, we could suffer significant losses that could materially and adversely affect our results of operations and eventually cause us to be in default of restrictive covenants contained in our borrowing agreements.

Our principal asset is a portfolio of life insurance policies purchased in the secondary market, comprising approximately 85% of our total assets at December 31, 2013 and 90% of our total assets at June 30, 2014. Those assets are considered “Level 3” fair value measurements under ASC 820, Fair Value Measurements and Disclosures, as there is currently no active market where we are able to observe quoted prices for identical assets. As a result, our valuation of those assets incorporates significant inputs that are not observable. Fair value is defined as an exit price representing the amount that would be received if assets were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

A Level 3 fair value measurement is inherently uncertain and creates additional volatility in our financial statements that are not necessarily related to the performance of the underlying assets. As of December 31, 2013 and June 30, 2014, we estimated the fair value discount rate for our portfolio to be 11.69% and 11.56%, respectively. If in the future we determine that a higher discount rate is required to ascribe fair value to a similarly situated portfolio of life insurance policies, we could experience significant losses materially affecting our results of operations. It is also possible that significant losses of this nature could at some point cause us to fall out of compliance with certain borrowing covenants contained in our various borrowing agreements. This could result in acceleration of our loan balances under the revolving credit facility or our Series I Secured notes and the debentures, which we may not be able to repay. We may be forced to seek additional debt or equity financing to repay such debt amounts, which may not be available on terms acceptable to us, if at all. If we are unable to repay when debt comes due, then our senior lender or the holders of our Series I Secured notes and the debentures, or both, would have the right to foreclose on our assets.

In an effort to present operating results not subject to the valuation volatility associated with the discount rate we choose, we intend to provide additional non-GAAP financial disclosures, on a consistent basis, presenting the actuarial economic gain we expect within our portfolio of life insurance policies at the expected internal rate of return against the costs we incur over the same period. We report these very same non-GAAP financial measures to the lender under our revolving credit facility pursuant to financial covenants in the related borrowing documents. Nevertheless, our reported GAAP earnings may in the future be volatile for reasons that do not bear an immediate relationship to the cash flows we experience.

For further disclosure relating to the risks associated with the valuation of our assets, see the risk factor below “If actuarial assumptions we obtain from third-party providers .. . . .” on page 17.

Our expected results from our life insurance portfolio may not match actual results, which could adversely affect our ability to service and grow our portfolio for diversification.

Our business model relies on achieving actual results that are in line with the results we expect to attain from our investments in life insurance policy assets. In this regard, we believe that the larger portfolio we own, the greater the likelihood that we will achieve our expected results. To our knowledge, rating agencies generally suggest that portfolios of life insurance policies be diversified enough to achieve actuarial stability in receiving expected cash flows from underlying mortality. For instance, in a study published in 2012, A.M. Best concluded that at least 300 lives are necessary to narrow the band of cash flow volatility and achieve actuarial stability, while Standard & Poor’s has indicated that stability is unlikely to be achieved with a pool of less than 1,000 lives. As of December 31, 2013, we owned $741 million in face value of life insurance policies covering 239 lives. As of June 30, 2014, we owned approximately $785 million in face value of life insurance policies covering 261 lives. Accordingly, while there is risk with a portfolio of any size that our actual yield may be less than expected, we believe that the risk we face is presently more significant given the relative lack of diversification in our current portfolio as compared to rating agency recommendations.

Although we plan to expand the number of life insurance policies we own using proceeds raised from this offering and our other financing arrangements and efforts, we may be unable to meet this goal if sufficient financing from capital sources is not available or is available only on unfavorable or unacceptable terms. Furthermore, even if our portfolio reaches the size we desire, we still may experience material differences between the actuarial models we use and actual mortalities.

Differences between our expectations and actuarial models (which include life expectancy estimates) on the one hand, and actual mortality results on the other hand, could have a materially adverse effect on our operating results and cash flow. In such a case, we may face liquidity problems, including difficulties servicing our remaining portfolio of policies and servicing our outstanding debt obligations. Continued or material failures to meet our expected results could decrease the attractiveness of our securities in the eyes of potential investors, making it even more difficult to obtain capital needed to service our portfolio, grow the portfolio to obtain desired diversification, and service our existing debt. All of these events may have a negative impact on the price of our common stock.

We critically rely on debt financing for our business. Any inability to borrow could adversely affect our business operations, our ability to satisfy our obligations under the debentures and, ultimately, our viability.

To date, we have chosen to finance our business principally through the issuance of debt, including debt incurred by DLP Funding II under a senior revolving credit facility provided by Autobahn/DZ Bank (which we refer to throughout this prospectus as our “revolving credit facility”), our Series I Secured notes and the debentures. Our revolving credit facility is secured by all of the assets of DLP Funding II, has a maximum amount of $100 million, and the outstanding balance at both December 31, 2013 and June 30, 2014 was approximately $79 million. Obligations under the revolving credit facility have a scheduled maturity date of December 31, 2016, and obligations under our Series I Secured notes and the debentures have scheduled maturities as indicated below in the risk factor “If a significant number of holders . . . .,” on page 20. Our debt arrangements comprise the most important sources of financing on which our business critically relies to grow our portfolio of life insurance policies and maintain those policies.

Our business model expects that we will have continued access to financing in order to purchase a large and diversified portfolio of life insurance policies and pay the attendant premiums and costs of maintaining the portfolio, all while satisfying our current interest and principal repayment obligations under our revolving credit facility and other indebtedness. We expect to refinance our revolving credit facility, either through renewal or replacement, when it comes due on December 31, 2016. Pending the due date or refinancing of our revolving credit facility, we expect that proceeds from our life insurance policies will first be used to satisfy our obligations under that facility, as required by the agreement governing the revolving credit facility. Accordingly, until we achieve cash flows derived from our portfolio of life insurance policies, we expect to rely on the proceeds from our ongoing offering of the debentures to satisfy our ongoing financing and liquidity needs. Nevertheless, continued access to financing and liquidity under the revolving credit facility or otherwise is not guaranteed. For example, general economic conditions could limit our access to financing, as could regulatory or legal pressures exerted on us, our financiers or those involved in our general plan of financing such as brokers, dealers and registered investment advisors. If we are unable to borrow under the revolving credit facility or otherwise for any reason, or to renew or replace the revolving credit facility when it comes due in December 2016, our business would be adversely impacted and our ability to service and repay our obligations would be compromised and the price of our common stock would likely suffer as a result. In such a case, we could determine to raise additional financing through the sale of equity, but any such sale of equity interests would likely be dilutive to the holders of our common stock.

Our investments in life insurance policies have inherent risks, including fraud and legal challenges to the validity of the policies, which we will be unable to eliminate and which may adversely affect our results of operations.

When we purchase a life insurance policy, we underwrite the purchase of the policy to mitigate certain risks associated with insurance fraud and other legal challenges to the validity of the life insurance policy. For example, to the extent that the insured is not aware of the existence of the policy, the insured him or herself does not exist, or the insurance company does not recognize the policy, the insurance company may cancel or rescind the policy thereby causing the loss of an investment in that policy. In addition, if medical records have been altered in such a way as to shorten a life expectancy report, this may cause us to overpay for the related policy. Finally, we may experience legal challenges from insurance companies claiming that the insured failed to have an insurable interest at the time the policy was originally purchased or that the policy owner made fraudulent disclosures to the insurer at the time the policy was purchased (e.g., disclosures pertaining to the health status of the insured or the existence or sources of premium financing), or challenges from the beneficiaries of an insurance policy claiming, upon mortality of the insured that the sale of the policy to us was invalid.

To mitigate these risks, we require a current verification of coverage from the insurance company, complete a due-diligence investigation of the insured and accompanying medical records, review the life insurance policy application, require a policy to have been in force for at least two years before purchasing, and require a legal review of any premium financing associated with the life insurance policy to determine whether an insurable interest existed at the time the policy was originally purchased in the primary market. Nevertheless, we do not expect that these steps will eliminate the risk of fraud or legal challenges to the life insurance policies we purchase. Furthermore, changes in laws or regulations, or the interpretation of existing laws or regulations, may prove our current due-diligence and risk-mitigation efforts inadequate for us to have confidence that our portfolio of life insurance policies are unlikely to be successfully challenged or to purchase new policies with such confidence. If a significant face amount of policies were invalidated for reasons of fraud or any other reason, our results of operations would be adversely affected, perhaps materially.

Every acquisition of a life insurance policy necessarily requires us to materially rely on information provided or obtained by third parties. Any misinformation or negligence in the course of obtaining information could materially and adversely affect the value of the policies we own.

The acquisition of each life insurance policy is negotiated based on variables and particular facts that are unique to the life insurance policy itself and the health of the insured. The facts we obtain about the policies and the insured at the time at which the policy is applied for and obtained are based on factual representations made to the insurance company by the insured, and the facts the insurance company independently obtains in the course of its own due-diligence examination, such as facts concerning the health of the insured and whether or not there is an insurable interest present when the policy was issued. Any misinformation or negligence in the course of obtaining or supplying information relating to an insurance policy or insured could materially and adversely impact the value of the life insurance policies we own and could, in turn, adversely affect our financial condition, results of operations, and the value of our common stock.

Our business is subject to state regulation, and changes in state laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could negatively affect our business.

When we purchase a life insurance policy, we are subject to state insurance regulations. Over the past years, we have seen a dramatic increase in the number of states that have adopted legislation and regulations from a model law promulgated by either the National Association of Insurance Commissioners (NAIC) or by the National Conference of Insurance Legislators (NCOIL). These laws are essentially consumer protection statutes responding to abuses that arose early in the development of our industry, some of which may persist. Today, almost every state has adopted some version of either the NAIC or NCOIL model laws, which generally require the licensing of purchasers of and brokers for life insurance policies, the filing and approval of purchase agreements, and the disclosure of transaction fees. These laws also require various periodic reporting requirements and prohibit certain business practices deemed to be abusive.

State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes. State regulators may also impose rules that are generally adverse to our industry. Because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex during the foreseeable future. We cannot, however, predict what any new regulation would specifically involve.

Any adverse change in present laws or regulations, or their interpretation, in one or more states in which we operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such jurisdictions, or cause us to modify our operations in a way that adversely affects our profitability. Any such action could have a corresponding material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also negatively affect our general business prospects.

If federal or state regulators or courts conclude that the purchase of life insurance in the secondary market constitutes, in all cases, a transaction in securities, we could be in violation of existing covenants under our revolving credit facility, which could result in significantly diminished access to capital. We could also face increased operational expenses. The materialization of any of these risks could adversely affect our operating results and possibly threaten the viability of our business.

Some states and the SEC have, on occasion, attempted to regulate the purchase of non-variable universal life insurance policies as transactions in securities under federal or state securities laws. In July 2010, the SEC issued a Staff Report of its Life Settlement Task Force. In that report, the Staff recommended that certain types of purchased life insurance policies be classified as securities. The SEC has not taken any position on the Staff Report, and there is no indication if the SEC will take or advocate for any action to implement the recommendations of the Staff Report. In addition, there have been several federal court cases in which transactions involving the purchase and fractionalization of life insurance contracts have been held to be transactions in securities under the federal Securities Act of 1933. We believe that the matters discussed in the Staff Report, and existing case law, do not presently impact our current business model since our purchases of life settlements are currently distinguishable from those cases that have been held by courts, and advocated by the Staff Report, to be transactions in securities. For example, presently neither we nor any of our affiliates are involved in the fractionalization of any life insurance policies, and we do not presently purchase variable life insurance policies.

With respect to state securities laws, almost all states currently treat the sale of a life insurance policy as a securities transaction under state laws, although some states exclude from the definition of security the original sale from the insured or the policy owner to the life settlement provider. To date, due to the manner in which we conduct and structure our activities and the availability, in certain instances, of exceptions and exemptions under those state laws, such laws have not adversely impacted our business model.

As a practical matter, the widespread application of federal securities laws to our purchases of life insurance policies, either through the expansion of the definition of what constitutes a “security,” the expansion of the types of transactions in life insurance policies that would constitute transactions in “securities,” or the elimination or limitation of available exemptions and exceptions (whether by statutory change, regulatory change, or administrative or court interpretation) could burden us and other companies operating in the life insurance secondary market through the imposition of additional processes in the purchase of life insurance policies or the imposition of additional corporate governance and operational requirements through the application of the federal Investment Company Act of 1940. Any such burdens could be material. Among the particular repercussions for us would be a violation of existing covenants under our revolving credit facility requiring us to not be an “investment company” under the Investment Company Act of 1940, which could in the short or long term affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. It is possible that such an outcome could threaten the viability of our business and our ability to satisfy our obligations as they come due.

Being a public company results in additional expenses and diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors.

We have been a public reporting company since January 31, 2012. As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934. These requirements generate significant accounting, legal and financial compliance costs, and make some activities more difficult, time consuming or costly, and may place significant strain on our personnel and resources. The Securities Exchange Act of 1934 requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

Our business and prospects may be adversely affected by changes, lack of growth or increased competition in the life insurance secondary market.

The growth of the life insurance policy secondary market and our expansion within the market may be negatively affected by a variety of factors beyond our control, including:

•	the inability to locate sufficient numbers of life insurance policy sellers and agents to source such sellers;

•	the inability to convince life insurance policy owners of the benefits of selling their life insurance policy;

•	competition from other companies in the life insurance secondary market;

•	negative publicity about the market based on actual or perceived abuses; and

•	the adoption of additional governmental regulation.

The relatively new and evolving nature of the market in which we operate makes these risks unique and difficult to quantify. Nevertheless, contractions in the secondary market for life insurance policies, whether resulting from general economic conditions, regulatory or legal pressures or otherwise (including regulatory pressures exerted on us or others involved in the secondary market for life insurance or involved with participants in that market), could make participation in that market generally less desirable. This could, in turn, depress the prices at which life insurance policies on the secondary market are bought and sold. As indicated elsewhere in this prospectus, decreases in the value of life insurance policies on the secondary market could negatively affect our results of operations and our financial condition since the value of our policy portfolio is marked to market on a quarterly basis.

Changes in general economic conditions could adversely impact our business.

Changes in general economic conditions, including, for example, interest rates, investor sentiment, changes specifically affecting the insurance industry, competition, technological developments, political and diplomatic events, tax laws, and other factors not known to us today, can substantially and adversely affect our business and prospects. For example, changes in interest rates may increase our cost of capital and ability to raise capital, and have a corresponding adverse impact on our operating results. While we may engage in certain hedging activities to mitigate the impact of these changes, none of these conditions are or will be within our control.

If actuarial assumptions we obtain from third-party providers and rely on to model our expected returns on our investments in life insurance policies change, our operating results and cash flow could be adversely affected, as well as the value of our collateral and our ability to service our debt obligations.

The expected internal rate of return we calculate we will earn when purchasing a life insurance policy is based upon our estimate of how long the insured will live—an actuarial life expectancy estimate. We presently obtain actuarial life expectancy estimates from third-party medical-actuarial underwriting companies. In the case of small face policies, which we currently define as life insurance policies with less than $1,000,000 in face value of policy benefits, we may choose not to obtain life expectancies from third-party medical-actuarial firms, but rather use standard mortality tables to develop our own life expectancy of an insured. These actuarial life expectancies are subject to interpretation and change based on evolving medical technology, actuarial data and analytical techniques. Any increase in the actuarial life expectancy estimates of insureds within our portfolio whether from third-party providers or our interpretations thereof, could have a materially adverse effect on our operating results and cash flow. Adverse impacts on the value of our life insurance policy portfolio or our cash flow could in turn impair the value of the collateral we have pledged to our creditors, and our ability to service our debt and obligations as they come due.

For example, on January 22, 2013, 21st Services, an independent provider of life expectancy analysis and related services for the life settlement industry in general, announced advancements in its underwriting methodology, resulting in revised life expectancy mortality tables for life settlement transactions. Based on information publicly released by 21st Services, the revised tables incorporate significantly more older-age mortality data than earlier versions commonly used by the life insurance industry, resulting in a far greater ability to:

•	assess the magnitude of impact that hundreds of different types of health impairments have on senior mortality on a case-by-case basis;

•	apply credits and debits during the underwriting process in a manner that accounts for the different impacts of the same impairments for males and females; and

•	reflect the difference in mortality between insureds who have sold policies and the group of 90,000 insureds underwritten by 21st Services, most of whom did not ultimately sell their policies in the life settlement market (such difference is frequently referred to in the life-settlement industry as “anti-selection”).

21st Services reported that the revised mortality tables reflected an average 19% increase in the life expectancy of insureds. Nevertheless, 21st Services representatives have also advised us that generalizations could not be gleaned from their report as the changes that were made were very granular and dependent upon the specific medical conditions of an insured, as well as other factors. More specifically, mortality tables increased the general life expectancies most significantly for people leading an active lifestyle. The revised tables also generally reflect increased life expectancies for non-smoking men and women. 21st Services representatives have further advised us that (i) certain medial conditions have resulted in increased life expectancies (e.g., cardiovascular disease) and some conditions resulted in decreased life expectancies, and (ii) the revised tables also have greater impact on the life expectancies of insureds who are younger.

For a majority of our life insurance policy purchases, we use 21st Services life expectancy estimates as one of two such estimates we generally obtain prior to purchasing life insurance policies on the secondary market and average those estimates for our life expectancy estimate. The life expectancy of an insured has an inverse relationship to the expected internal rate of return to be generated from life insurance policies purchased in the secondary market. A reduced internal rate of return may reduce the value of a life insurance policy available for purchase on the secondary market, and the value of life insurance policies already purchased by us and being serviced in our portfolio.

As of December 31, 2012, we increased all life expectancy reports provided by 21st Services by an average of 8.67%. The impact of this adjustment to the fair value of our portfolio was a decrease of $12.4 million as of December 31, 2012, and the impact on our expected internal rate of return was a decrease from 14.27% to 12.84%. In February 2013, we began the process of evaluating the impact of 21st Services’ revised mortality tables upon our portfolio. We concluded that the adjustments we made a year ago were reasonable based upon the updated life expectancy estimates we have received as of December 31, 2013.

We generally rely on two life expectancy estimates from independent third-party medical-actuarial underwriting firms to develop our own life expectancy estimate. In some cases, we may obtain more than two life expectancy estimates. In those cases, we average the two life expectancy estimates that we believe are the most reliable of those we have received, based on our own analyses and conclusions. In this regard, the two life expectancy estimates we ultimately choose to average may not always be the most conservative ones we obtain.

In addition to actuarial life expectancies, we rely on pricing and premium forecasting software models developed by third-party actuarial companies for the valuation of policies we purchase, future mortality revenues, and the calculation of anticipated internal rates of return. These pricing models forecast the estimated future premiums due, as well as the future mortalities based on the survival probabilities of the insureds over their life expectancies. It is possible that the actuarial tables we presently use will again change in the future or that the mortality assumptions will fail substantially to meet actuarial estimates, and that any such failure could have a materially adverse effect on our business.

We rely on estimated rates of mortality for the actuarial assumptions we use when valuing life insurance policies and forecasting the performance of our portfolio, and we also rely on other estimates derived from statistical methodologies for projecting our future cash flows, among other things. If our estimates prove to be incorrect, it could materially and adversely affect our ability to satisfy our debt service and repayment obligations.

If we assume we will receive cash inflows from policies sooner than we actually do, we may not be able to make payment on our debt obligations in a timely manner, or at all. Moreover, a significant discovery that results in mortality improvements among seniors, above historically predicted rates by medical actuaries providing life expectancies, could have a material adverse effect on our life insurance policy investments.

For example, we use a modeling method for projecting cash flows known as the “probabilistic method.” This is an actuarial method that uses a mortality curve to project the likely flow of policy benefits to us, and attempts to reflect the probability that each premium must be paid. We have in fact experienced fewer cash flows from policy benefits than projected in the early stages of ownership of our current life insurance policy portfolio using this method. We had expected to receive approximately $65.7 million in cumulative policy benefits as of December 31, 2013, and in fact received $28.6 million. This has resulted in greater than expected premium payments, increasing from an expected $58.6 million to $61.0 million. Barring significant mortality improvements (i.e., medical advancements relating to the medical conditions of insureds), however, the fact that actual results have differed from the expectations derived from the probabilistic method of projecting cash flows should ordinarily result in greater cash flows later in the portfolio’s servicing period.

We update and revise our projected future cash flows each month using the probabilistic method to reflect the actual experience within our life insurance policy portfolio to date. We use the current future cash flow projection to generate our expected internal rate of return on the life insurance policy portfolio we own. We would expect to change our method of calculating our future cash flows only if leading actuarial firms no longer believed such methodology was the most appropriate means of generating projected cash flows from a life insurance policy portfolio. Any change to the pricing model, methodology, premium forecasting assumptions, cash flow projections, or the mortality assumptions accompanied therewith that increase the projected cost of insurance premiums or decrease the probability of mortality could have a material and adverse impact on our results of operations and cash flows. Ultimately, this could adversely affect our ability to meet our debt service and repayment obligations and negatively impact the market value of our common stock.

We may not be able to raise the capital that we are seeking, and may be unable to meet our overall business objectives of growing a larger, more statistically diverse portfolio of life insurance policies.

Our offering of Renewable Secured Debentures is the principal means by which we have raised the funds needed to meet our goal of growing a larger, more statistically diverse portfolio. We may in the future raise additional funds by the issuance of other debt securities. Nevertheless, we may not be able to sell the debentures or such other debt securities to grow and diversify our portfolio. Any failure on our part, for whatever reason, to meet our goal of growing and diversifying our portfolio may subject us to greater risk that we will not receive cash flow from our portfolio when we project receiving it. Slower than expected cash flows, combined with the failure to finance our growth and service our portfolio, could force us to sell some or all of our investments in life insurance policies in order to satisfy our debt-related obligations and service our portfolio. If we are forced to sell investments in life insurance policies or our entire portfolio, we may be unable to sell them at prices we believe are appropriate, and may not be able to sell them at prices that approximate the discount rate we have applied to value our portfolio, particularly if our sale of policies occurs at a time when we are (or are perceived to be) in distress. In any such event, our business and the value of our securities, including our debt securities and common stock, may be materially and adversely impacted.

We depend upon cash distributions from our subsidiaries, and contractual restrictions on distributions to us or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts and to continue to operate our business.

GWG Holdings, Inc. is a holding company. As a holding company, we conduct our operations through our operating subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations depends in material part upon the ability of our subsidiaries to make cash distributions to us. In this regard, the ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by certain negative covenants in the agreement governing our revolving credit facility. DLP Funding II is the borrower under our revolving credit facility (see note 6 to our consolidated financial statements). The significant majority of the insurance policies we own are subject to a collateral arrangement with the agent for our revolving credit lender, as described in note 2 to our consolidated financial statements. Under this arrangement, collection and escrow accounts are used to fund purchases of and premiums for the insurance policies and to pay interest and other charges under the revolving credit facility. The lender and its agent must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers (us) realizing an annualized rate of return on the equity-funded amount for such assets of not more than 18%, as determined by the agent. After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in certain amount, before any additional distributions may be made.

If any of the above limitations were to materially impede the flow of cash to us, such fact would materially and adversely affect our ability to service and repay our debt, including obligations under the debentures and Series I Secured notes. In addition, any adverse event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or an event of default under our revolving credit facility, could materially and adversely affect the ability of our subsidiaries to make cash distributions to us. Just as with a material contractual impediment to cash flow, any such subsidiary corporate event would materially and adversely affect our ability to service and repay our debt, and negatively impact our ability to continue operations.

Interest rates and other conditions impact our results of operations.

Our ability to generate profits is driven by the spread between the interest rates we pay on our interest-bearing liabilities and the return on our life insurance policy assets. At any given time, our assets and liabilities may be affected differently by a given change in interest rates. As a result, an increase in rates could have a negative effect on our business by increasing our costs of capital. Our business will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates. Significant fluctuations in interest rates may have an adverse effect on our business, results of operations and financial condition.

If a significant number of holders of our Series I Secured notes and Renewable Secured Debentures demand repayment of those instruments instead of renewing them, and at such time we do not have sufficient capital on hand to fund such repayment (and do not otherwise have access to sufficient capital), we may be forced to liquidate some of our life insurance policy assets, which could have a material and adverse impact on our results of operations.

Our direct and wholly owned subsidiary, GWG Life, had issued and outstanding approximately $29.7 million and $28.6 million in Series I Secured notes as of December 31, 2013 and June 30, 2014, respectively. By virtue of GWG Life’s full and unconditional guarantee of obligations under the debentures, and other agreements contained in or made in connection with the indenture, the debentures are pari passu in right of payment and collateral with the Series I Secured notes. The indenture governing the debentures, and the note issuance and security agreement governing the Series I Secured notes, each provide for cross defaults upon an event of default under the provisions of the other agreement (i.e., an event of default under the note issuance and security agreement will constitute an event of default under the indenture for the debentures, and vice versa).

The terms of the Series I Secured notes have renewal features. Since we first issued our Series I Secured notes, we have experienced $129,108,000 in maturities, of which $100,064,000 has renewed for an additional term as of June 30, 2014. This has provided us with an aggregate renewal rate of approximately 77% for investments in our Series I Secured notes. Future contractual maturities of Series I Secured notes payable at June 30, 2014 are as follows:

Years Ending December 31,
Six months ending December 31, 2014	$4,586,000
2015	10,718,000
2016	8,092,000
2017	4,428,000
2018	754,000
Thereafter	64,000
$28,642,000

The terms of the Renewable Secured Debentures also have renewal features. Since we first issued our debentures, we have experienced $37,069,000 in maturities, of which $23,048,000 has renewed for an additional term as of June 30, 2014. This has provided us with an aggregate renewal rate of approximately 62% for investments in the debentures. Future contractual maturities of debentures at June 30, 2014 are as follows:

Years Ending December 31,
Six months ending December 31, 2014	$27,838,000
2015	47,254,000
2016	37,660,000
2017	16,949,000
2018	8,314,000
Thereafter	22,946,000
$160,961,000

If investors holding existing indebtedness with short-term maturities do not elect to renew and we do not, at such time, have access to sufficient capital or have not raised sufficient capital by other financing efforts, we may need to liquidate some of our investments in life insurance policies earlier than anticipated. In such an event, we may be unable to sell those life insurance policies at prices we believe are fair or otherwise appropriate and such sales could have a material and adverse impact on our results of operations.

Because we intend to hold our life insurance policies to their maturity, we therefore measure our debt coverage ratio against our current cost of financing, which may not reflect the sale price of our life insurance policies if we were to liquidate them.

We intend and expect to hold the life insurance policy investments until they are paid out at the mortality of the insured. As a result, we measure our debt coverage ratio based on the portfolio’s gross expected yield against the interest cost of our total debt obligations to finance the portfolio. The debt coverage ratio, expressed as a percentage, is defined as the ratio of (i) total amounts outstanding on any indebtedness for borrowed money, over (ii) the net present asset value of all life insurance assets we own, plus any cash held in our accounts. For this purpose, the net present asset value is calculated as the present value of the life insurance portfolio’s expected future cash flows discounted at the weighted-average interest rate of the indebtedness for the previous month. Under the indenture for our Renewable Secured Debentures, the maximum amount of debentures we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%. This limitation is designed to provide some comfort to holders of our debt that the value of our assets exceeds our obligations to those holders. Our compliance with the debt coverage ratio then might suggest to an equity investor that, for so long as we remain in compliance with the indenture covenant relating to our debt coverage ratio, we would have value in our assets after the satisfaction of all amounts owing to our creditors. Nevertheless, the debt coverage ratio (as calculated) is not based on the fair value of our life insurance policy assets, which may be different—greater or less—than the amount we would receive if we were forced to sell those assets in the marketplace. Furthermore, mere compliance with the debt coverage ratio does contemplate or account for the significant transactional costs that would be associated with a sale of all or any significant portion of our portfolio. Accordingly, our compliance with the debt coverage ratio in the indenture should not be understood as an indication that our common shares will have any value after the complete liquidation of our portfolio. In this regard, in the event of a sale of our entire portfolio that results in impairment of our ability to satisfy our debt obligations, there would no assets remaining for payments to holders of our common stock. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Financings Summary” for more information.

Our controlling stockholders and principal executives are involved in a litigation “clawback” claim made by a bankruptcy trustee to an affiliate, and it is possible that the trustee may assert claims against our company.

Our Chief Executive Officer, Jon R. Sabes and our President and Secretary, Steven F. Sabes, who together beneficially own or control approximately 94.2% of our common stock, as of September 18, 2014, are subject to litigation relating to claims by a bankruptcy trustee for loan payments made to an affiliate, Opportunity Finance, LLC. The litigation stems from the 2010 conviction of an individual operating a fraudulent business scheme which filed for bankruptcy in 2008. The bankruptcy trustee alleges that loan repayments to Opportunity Finance were avoidable transfers under preference or other legal theories and seeks to recover amounts for other creditors of the bankruptcy estate. Such payments may ultimately be deemed to be avoidable transfers under preference or other legal theories. Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota). In addition, GWG Holdings invested $1.0 million in Opportunity Finance, LLC in 2006 and was repaid and received $176,948 of interest income from that investment in 2007. Jon R. Sabes and Steven F. Sabes together beneficially own approximately 94.2% of our common stock prior to this offering and, assuming the sale of all 800,000 common shares offered hereby, and after giving effect to our election to cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock immediately prior to the closing of this offering, will beneficially own approximately 75.1% of our common stock after this offering. To date, no claim has been made against GWG Holdings.

Although we believe there are numerous meritorious defenses to the claims made by the bankruptcy trustee, and we are advised that the defendants in that action will vigorously defend against the trustee’s claims, such defendants may not prevail in the litigation with the bankruptcy trustee. If the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, there could be a change in control of the Company, and our business together with all of our investors, including investors in our common stock, could be materially and adversely impacted. Such adverse results would likely arise in connection with negative change-in-control covenants contained in our revolving credit facility agreements, the breach of those covenants and an ensuing event of default under such facility. Finally, regardless of the outcome of this litigation, these matters are likely to distract management and reduce the time and attention that they are able to devote to our business.

The loss of the services of our current executives or other key employees, or the failure to attract additional key individuals, would materially and adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of our current executive officers and other key employees. In addition, our revolving credit facility requires Messrs. Jon R. Sabes and Steven F. Sabes to generally remain active within the business. We have entered into employment agreements with Messrs. Jon R. Sabes, Steven F. Sabes, Paul A. Siegert and Jon Gangelhoff. Nevertheless, there can be no assurance that these individuals will continue to provide services to us. A voluntary or involuntary termination of employment could have a materially adverse effect on our business operations if we were not able to attract qualified replacements in a timely manner. At present, we do not maintain key-man life insurance policies for any of these individuals. In addition, our success and viability is also dependent to a significant extent upon our ability to attract and retain qualified personnel in all areas of our business, especially our sales, policy acquisition, and financial management team. If we were to lose the members of these service teams, we would need to replace them with qualified individuals in a timely manner or our business operations and prospects could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

Advances previously made to members of our executive management and outstanding at the time that we initially filed the registration statement for our ongoing offering of Renewable Secured Debentures may be deemed violations of Section 402 of the Sarbanes-Oxley Act of 2002. That law prohibits public reporting companies from extending or maintaining credit to directors or executive officers in the form of a personal loan. Any such violations could have a material and adverse effect upon our reputation and business.

Prior to our conversion from a limited liability company to a corporation and the filing of the registration statement for our ongoing offering of Renewable Secured Debentures, we made certain advances to our executive management personnel, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert, that were to be repaid by such individuals upon or in connection with operating distributions to be paid by us when the Company had cash flow sufficient to make distributions on account of their ownership interests in the Company. For further information, please refer to the “Executive Compensation” section of this prospectus the “—Summary Compensation Table,” “—Employment Agreements and Change-in-Control Provisions,” and “—Related-Party Transactions” captions thereunder.

Each of Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert have repaid all outstanding advances, including all interest accrued thereon. Nevertheless, because such loan advances remained outstanding at the time that we initially filed such registration statement with the SEC, we may be deemed to have inadvertently violated Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits “issuers” from extending or maintaining credit to directors or executive officers in the form of a personal loan. As defined under the Sarbanes-Oxley Act of 2002, the term “issuer” includes, in addition to public companies, a company that has filed a registration statement that has not yet become effective under the Securities Act of 1933 and that has not been withdrawn. Although we believe that the loan advances constitute business loans, as opposed to personal loans, regulatory authorities may not agree with this assessment if the matter is investigated and claims alleging a violation are pursued. On July 27, 2011, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert repaid their loan balances.

Violations of the Sarbanes-Oxley Act of 2002 could result in significant penalties, including censure, cease and desist orders, revocation of registration and fines. It is also possible that the criminal penalties could exist, although criminal penalties require a related violation to have been willful, and not the result of an innocent mistake, negligence or inadvertence. In the end, it is possible that we could face any of these potential penalties or results, and any action by administrative authorities, whether or not ultimately successful, could have a material and adverse effect upon our reputation and business.

Risks Related to This Offering

Since our common stock has not been publicly traded before this offering, the price of our common stock may be subject to wide fluctuations.

Before this offering, there was no public market for our common stock. Even though we have applied to list our shares on The NASDAQ Capital Market, we cannot be certain that our common stock will be so listed. Even if our common stock is listed on The Nasdaq Capital Market, an active trading market for our common stock may not develop following this offering and any such listing. You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active. You may lose all or a part of your investment. The initial public offering price was arbitrarily determined based on negotiations between us and the underwriters. The market price of our common stock after the offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control. See “Underwriting.” In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

•	variations in our operating results;

•	the level and quality of securities analysts’ coverage for our common stock;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us; and

•	future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

It is possible that actual sales of shares in this offering will not be sufficient to enable us to obtain a listing on The Nasdaq Capital Market.

Because this is a best efforts offering with no minimum aggregate purchase requirement, we may not sell a number of shares in this offering sufficient to cause us to satisfy applicable listing criteria and thereby obtain a listing for our common stock on The Nasdaq Capital Market. We will not close or consummate this offering without a listing approval letter from The Nasdaq Capital Market, but this letter is not the same as an actual listing. The listing approval letter will serve only to confirm that our common stock will in fact be listed if we sell a number of shares in this best efforts offering sufficient to satisfy the applicable listing criteria of The Nasdaq Capital Market. This presents the risk that investors in this offering may purchase shares without any trading market.

Our management has broad discretion over the use of the proceeds from this offering and may apply the proceeds in ways that do not improve our operating results or increase the value of your investment.

Management will retain broad discretion as to the use and allocation of the net proceeds from this offering. Accordingly, our investors will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds. Management may apply the proceeds in ways that do not improve our operating results or increase the value of your investment. See “Use of Proceeds.”

The concentration of our common stock ownership by our current management will limit your ability to influence corporate matters.

Upon completion of this offering, and after giving effect to our election to cause the conversion of 20% of our outstanding shares of Series A Convertible Preferred Stock immediately prior to the closing of this offering, our directors and executive officers will beneficially own and will be able to vote in the aggregate approximately 78.8% of our issued and outstanding common stock. As such, our directors and executive officers, as stockholders, will continue to have the ability to elect or remove any or all of our directors and to control substantially all corporate activities, including the outcome of tender offers, mergers, proxy contests or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. In addition, such concentrated control could discourage others from initiating changes of control. In such cases, the perception of our prospects in the market may be adversely affected and the market price of our common stock may decline.

Our Board of Directors’ ability to issue “blank check” preferred stock and any anti-takeover provisions we adopt may depress the value of our common stock.

Our Certificate of Incorporation authorizes 40,000,000 shares of “blank check” preferred stock. This means that our Board of Directors has the power to issue any or all of the shares of such preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, subject to certain limitations on this power under the listing requirements of The NASDAQ Stock Market, Inc. The authority of our Board of Directors to issue “blank check” preferred stock, along with any future anti-takeover measures we may adopt, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company that are not approved by our Board of Directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price of our common stock and the voting and other rights of our stockholders may also be affected. See “Description of Capital Stock.”

You will experience immediate and substantial dilution in the value of the shares of common stock you purchase.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution will be $10.43 per share in the net tangible book value per share of common stock based on a $12.50 initial public offering price, and assuming, for purposes of the dilution calculations contained herein, the conversion of all 3,419,767 issued and outstanding shares of our Series A Convertible Preferred Stock issued and outstanding into an aggregate of 2,564,825 shares of our common stock immediately prior to the closing of this offering. If options to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

A substantial number of shares will be eligible for future sale by our current stockholders and the sale of those shares could adversely affect our stock price.

Immediately following the sale of 800,000 shares of our common stock in this offering, and after giving effect to our election to cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock immediately prior to the closing of this offering, our current common stockholders will own approximately 78.8% of the outstanding shares of our common stock. We expect that our directors, executive officers and certain other stockholders will agree not to offer, sell, contract to sell, swap, make any short sale of, pledge, establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, grant any option to purchase or otherwise dispose of, or publicly announce his, her or its intention to do any of the foregoing with respect to any shares of common stock, or any securities convertible into, or exercisable or exchangeable for, any shares of common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the expiration of any contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could be adversely effected. Based on shares outstanding as of September 18, 2014, upon completion of this offering at a price of $12.50 per share, and after giving effect to our election to cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock immediately prior to the closing of this offering, we will have outstanding 5,870,168 shares of common stock. Of these shares, only the shares of common stock sold in this offering and shares of our common stock issued upon any conversions of our Series A Preferred Stock (as discussed below) will be freely tradable, without restriction, in the public market.

After the lock-up agreements pertaining to this offering expire, up to an additional 4,500,000 presently outstanding shares will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act of 1933. In addition, 1,250,000 shares are reserved for future issuance under our 2013 Stock Incentive Plan may become eligible for sale in the public market to the extent permitted by the provisions of various award agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. In connection with this offering, we anticipate we will also grant to the underwriters upon the closing of this offering five-year warrants to purchase up to 2.0% of the aggregate number of shares of our common stock sold in this offering. The warrants will not be exercisable during the first year after the date of the final prospectus relating to this offering, and thereafter will be exercisable for four years at a per-share price equal to 125% of the initial public offering price.

We also have 3,428,167 shares of our Series A Convertible Preferred Stock issued and outstanding at September 18, 2014, which may be converted, at our election, at the effective time of this offering, into an aggregate of 2,571,125 shares of our common stock. We have elected to, immediately prior to the closing of this offering, cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock into 508,168 shares of common stock. In addition, the holders of all such preferred stock may convert at their option at any time. We anticipate that all shares of common stock issued upon conversion of the Series A Convertible Preferred Stock, whether caused by a holder or the company, will be freely tradable. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Even if listed, our common stock could be delisted from The NASDAQ Capital Market, which delisting could hinder your ability to obtain accurate quotations on the price of our common stock, or dispose of our common stock in the secondary market.

Although we have applied to list our common stock on The NASDAQ Capital Market, we cannot guarantee that our common stock will be so listed or that an active public market for our common stock will develop following this offering and any such listing. In order to maintain any listing on The NASDAQ Capital Market, we must register at least one bid for our common stock at a price that equals or exceeds $4.00 per share on the day our common stock is first quoted on The NASDAQ Capital Market. Thereafter, our common stock must sustain a minimum bid price of at least $1.00 per share and we must satisfy the other requirements for continued listing on The NASDAQ Capital Market. In the event our common stock is delisted from The NASDAQ Capital Market, trading in our common stock could thereafter be conducted in the over-the-counter markets in the so-called pink sheets (currently called the “OTC Markets”) or the National Association of Securities Dealer’s OTC Bulletin Board. In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by security analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.

Because we do not intend to pay dividends on our common stock, you must rely on stock appreciation for any return on your investment.

We presently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. As a result, you must rely on stock appreciation and a liquid trading market for any return on your investment. If an active and liquid trading market does not develop, you may be unable to sell your shares of common stock at or above the initial public offering price or at the time you would like to sell.

The protection provided by the federal securities laws relating to forward-looking statements does not apply to us. The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national securities exchange. Our common stock does not trade on any recognized national securities exchange. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. The lack of this protection in a contested proceeding could harm our financial condition.

USE OF PROCEEDS

Based on an initial public offering price of $12.50 per share, we estimate that the net proceeds from this offering, assuming we sell 800,000 shares, will be approximately $8.4 million, after deducting approximately $2.0 million in underwriting commissions and estimated offering expenses payable by us. However, this is a best efforts offering, with no minimum purchase requirements, and there is no assurance that we will receive any proceeds.

We intend to use the net proceeds from this offering to:

•	promote and advertise the opportunities for consumers owning life insurance and investors to profit from participating in the secondary market for life insurance policies;

•	purchase additional life insurance policies in the secondary market;

•	pay premiums on life insurance policy assets we own; and

•	fund our portfolio operations and for working capital purposes.

The amount of proceeds we actually apply towards purchasing additional life insurance policies will depend, among other things, on the amount of net proceeds that we receive from the sale of common stock being offered, the amount of net proceeds that we receive from our other financing activities (such as our ongoing offering of Renewable Secured Debentures), the existence and timing of opportunities to expand our portfolio of insurance policy assets, our cash needs for certain other expenditures (summarized below) we anticipate incurring in connection with this offering and in connection with our business, and the availability of other sources of cash.

As indicated above, we may use some of the net proceeds from this offering to pay premiums on life insurance policy assets we own. Our aggregate premium obligations over the next five years for life insurance policy assets that we own as of June 30, 2014 are set forth in the table below. These premium obligations do not take into account our mortality expectations over the periods presented.

Year	Premiums
Six months ending December 31, 2014	$12,213,000
2015	26,693,000
2016	29,402,000
2017	32,847,000
2018	35,767,000
$136,922,000

Funds for our portfolio operations and working capital include, but are not limited to, expenditures such as obtaining life expectancy reports, mortality tracking, legal and collections expenses and other servicing costs to maintain our portfolio. Funds for general working capital purposes included, but are not limited to, marketing and sales expenses, as well as tax liabilities and interest rate caps, swaps or hedging instruments for our life insurance policy portfolio or our indebtedness.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending their use. We may also purchase interest rate hedges to lock in our cost of capital, or longevity hedges to lock in our expected return from our portfolio.

CAPITALIZATION

The following table sets forth, as of June 30, 2014, our consolidated debt and stockholders’ equity on an actual basis and as adjusted to give effect to the sale of 800,000 shares of our common stock in this offering at an initial public offering price of $12.50 per share, and our receipt of the estimated $8.4 million in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us. The table below does not reflect an aggregate of 1,000,000 shares of common stock available as of the date of this prospectus for future issuance under our 2013 Stock Incentive Plan, of which there were 490,435 common shares subject to outstanding incentive grants as of June 30, 2014. The table below also does not reflect 415,955 common shares issuable upon the exercise of warrants outstanding as of the date of this prospectus. The table also excludes up to an aggregate of 16,000 shares of our common stock issuable upon exercise of warrants we expect to grant to the underwriters for this offering, upon the closing of the offering.

You should read this information in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes appearing elsewhere in this prospectus.

	At June 30, 2014
	Actual	As Adjusted
Debt:	(Dollars in thousands, except per-share amounts) (Unaudited)
Renewable Secured Debentures (1)	$157,513	$157,513
Series I Secured notes (2)	28,051	28,051
Revolving credit facility (3)	79,000	79,000
Total debt	$264,564	$264,564
Preferred stock:
Series A Convertible Redeemable Preferred (par value $0.001; shares authorized 40,000,000; shares issued and outstanding 3,419,767; liquidation preference of $25,648,000 on June 30, 2014) (4)	$25,310	$—
Stockholders’ equity (accumulated deficit):
Series A Convertible Redeemable Preferred (par value $0.001; shares authorized 40,000,000; shares issued and outstanding 2,735,814; liquidation preference of $20,518,602 on June 30, 2014) (5)	$—	$20,248
Common stock (par value $0.001 per share; shares authorized 210,000,000; shares issued and outstanding 4,562,000 on June 30, 2014, and 5,874,965 as adjusted on June 30, 2014)	5	6
Additional paid-in capital	2,787	16,344
Retained earnings (accumulated deficit)	(12,926)	(12,926)
Total stockholders’ equity (deficit)	$(10,134)	$23,671
Total debt, preferred stock and common stockholders’ equity (deficit)	$279,740	$288,235

(1)	The total outstanding face amount of Renewable Secured Debentures outstanding at June 30, 2014 was $160,961,000 plus $1,973,000 of subscriptions in process, less unamortized selling costs of $5,421,000.

(2)	The total outstanding face amount of Series I Secured notes outstanding at June 30, 2014 was $28,642,000, less unamortized selling costs of $591,000. The weighted-average interest rate of our outstanding Series I Secured notes at June 30, 2014 was approximately 8.36%, and the weighted-average maturity was approximately 2.06 years.

(3)	The interest rate of our revolving credit line floats in conjunction with advances made thereunder. The weighted-average interest rate payable under our revolving credit line at June 30, 2014 was approximately 6.19%. Amounts owing under our revolving credit line come due on December 31, 2016.

(4)	As of June 30, 2014, we had issued 3,420,000 preferred shares resulting in gross consideration of $25,536,000 (including cash proceeds, conversion of Series I Secured notes and accrued interest on Series I notes, and conversion of preferred dividends payable) net of redemptions. We incurred Series A preferred stock issuance costs of $2,838,000, of which $2,612,000 was amortized to additional paid in capital as of June 30, 2014, resulting in a carrying amount of $25,310,000.

(5)	As provided in the Certificate of Designation for Series A Convertible Preferred Stock, the Company’s offer and sale of common stock for gross proceeds aggregating to $5 million and at a per-share price of at least $11.00 will result in the termination of the redemption rights of the holders of such preferred stock. Preferred stock that is not redeemable by the shareholder is treated as stockholder’s equity as shown in the table above on an as-adjusted basis.

DILUTION

As of June 30, 2014, our net tangible book value was $7,695,000, or $1.69 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock on a pro forma basis that assumes the conversion, at our election, of all 3,419,767 shares of our Series A Convertible Preferred Stock issued and outstanding at June 30, 2014 into an aggregate of 2,564,825 shares of our common stock. We have elected to, immediately prior to the closing of this offering, cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock into 508,168 shares of common stock. However, for purposes of the dilution calculations contained herein, we have assumed the conversion of all 3,419,767 outstanding shares of our Series A Convertible Preferred Stock into an aggregate of 2,564,825 shares of our common stock immediately prior to the closing of this offering. We believe this presentation is the most conservative from the standpoint of investor dilution in light of the fact that the holders of our preferred stock may themselves at any time elect to convert their preferred stock into common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After giving effect to the sale of 800,000 shares of common stock in this offering at an offering price of $12.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to June 30, 2014, our pro forma net tangible book value would have been $2.07 per share. This represents an immediate increase in pro forma net tangible book value of $0.38 per share to our existing stockholders and immediate dilution of $10.43 per share to new investors purchasing shares at the public offering price. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of June 30, 2014:

Public offering price	$12.50
Pro forma net tangible book value before offering	$1.69
Increase in pro forma net tangible book value attributable to new investors	$0.38
Pro forma as adjusted net tangible book value after offering (1)	$2.07
Dilution in pro forma net tangible book value to new investors	$10.43

(1)	Net tangible book value is adjusted to reflect the conversion, at our election, of all 3,419,767 shares of our Series A Convertible Preferred Stock issued and outstanding at June 30, 2014 into an aggregate of 2,564,825 shares of our common stock at the effective time of this offering. However, we have elected to, immediately prior to the closing of this offering, cause the conversion of only 20% of the outstanding shares of Series A Convertible Preferred Stock into 508,168 shares of common stock.

The following table sets forth, as of June 30, 2014, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at the public offering price of $12.50.

	Share Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing Stockholders	7,126,825	89.9%	$30,332,975	75.2%	$4.26
New investors	800,000	10.1%	$10,000,000	24.8%	$12.50
Total	7,926,825	100.0%	$40,332,975	100.0%	$5.09

As of June 30, 2014, there were 490,435 shares of common stock issuable upon the exercise of outstanding stock options. Our 2013 Stock Incentive Plan authorizes the issuance of up to 1,000,000 shares of our common stock. To the extent that incentives granted under the 2013 Stock Incentive Plan are issued and exercised, there will be further dilution to new investors. The discussion and tables above assume no grants of incentives under the 2013 Stock Incentive Plan, exclude the dilutive impact of 415,955 common shares issuable upon exercise of warrants outstanding as of June 30, 2014, exclude an aggregate of shares of our common stock issuable upon exercise of warrants we expect to grant to the underwriters upon the closing of this offering.

SELECTED FINANCIAL INFORMATION

The following tables set forth selected historical consolidated statement of operations and balance sheet data. The summary statement of operations data for fiscal years 2013 and 2012 and the selected balance sheet data as of December 31, 2013 and 2012 are derived from our audited consolidated financial statements contained elsewhere in this prospectus.

This selected historical financial data set forth below should be read together with the financial statements and the related notes, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

BALANCE SHEET DATA:

	June 30, 2014	December 31, 2013	December 31, 2012
Total Assets	$296,588,153	$275,380,476	$197,948,035
Investment in Portfolio	267,895,692	234,672,794	164,317,183
Cash and Cash Equivalents	23,059,955	33,449,793	27,497,044
Restricted Cash	2,810,432	5,832,970	2,093,092
Total Liabilities	281,412,595	256,149,798	175,303,946
Revolving Credit Facility	79,000,000	79,000,000	71,000,000
Series I Secured notes (1)	28,051,113	29,275,202	37,844,711
Renewable Secured Debentures (2)	157,513,267	131,646,062	55,718,950
Stockholder Preferred and Common Equity	15,175,558	19,230,678	22,644,089

(1)	The total outstanding face amount of Series I Secured notes outstanding at June 30, 2014 was $28,642,000, less unamortized selling costs of $591,000.

(2)	The total outstanding face amount of Renewable Secured Debentures outstanding at June 30, 2014 was $160,961,000 plus $1,973,000 of subscriptions in process, less unamortized selling costs of $5,421,000.

INCOME STATEMENT DATA:

	June 30, 2014	December 31, 2013	December 31, 2012
Total Revenue	$11,041,841	$33,064,774	$17,525,798
Gain on Life Insurance Contracts	11,001,094	29,513,642	17,436,743
Interest Expense	12,934,591	20,762,644	10,878,627
Net Income (Loss)	(4,487,867)	(194,955)	(1,012,899)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors” and “Business.” This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results could differ materially from those suggested or implied by any forward-looking statements. Please see the “Risk Relating to Forward-Looking Statements” section of this prospectus.

Overview

We are engaged in the emerging secondary market for life insurance policies. We acquire life insurance policies in the secondary market from policy owners desiring to sell their policies at a discount to the face value of the insurance benefit. Once we purchase a policy, we continue paying the policy premiums in order to ultimately collect the face value of the insurance benefit. We generally seek to hold the individual policies to maturity, in order to ultimately collect the policy’s face value upon the insured’s mortality. Our strategy is to build a profitable and large (greater than 300 lives) portfolio of policies that is diversified in terms of insurance carriers and the medical conditions of insureds. We believe that diversification among insureds, insurers and medical conditions will lower our overall risk exposure, and that a larger number of individual policies (diversification in overall number) will provide our portfolio with greater actuarial stability.

In 2013, we recognized $12,036,000 of revenue from the receipt of $16,600,000 in policy benefits. In addition, we recognized revenue from the change in fair value of our life insurance policies, net of premiums and carrying costs, of $17,478,000. In 2013, interest expense, including amortization of the deferred financing costs and preferred stock dividends, was $20,763,000, and selling, general and administrative expenses were $10,323,000. Income tax expense in 2013 was $2,174,000. Our net loss in 2013 was $195,000.

In the first six months of 2014, we recognized revenue from the change in fair value of our life insurance policies, net of premiums and carrying costs, of $10,770,000. Interest expense, including amortization of the deferred financing costs and preferred stock dividends, was $12,935,000, and selling, general and administrative expenses were $4,840,000. Income tax benefit for the six months ended June 30, 2014 was $2,272,000. Our net loss for the first six months of 2014 was $4,448,000.

To date, we have financed our business principally through the issuance of debt, including debt incurred by our subsidiary DLP Funding II under a senior revolving credit facility provided by Autobahn/DZ Bank, Series I Secured notes issued by our subsidiary GWG Life and our ongoing registered public offering of Renewable Secured Debentures. See the “Liquidity and Capital Resources” caption below. Since July 31, 2011, we have also issued Series A Convertible Preferred Stock for gross consideration of approximately $25.5 million, including cash proceeds, conversion of Series I Secured notes and accrued interest on those notes, and satisfaction of preferred dividends payable. The outstanding shares of our preferred stock (equaling 3,428,167 preferred shares as of the date of this prospectus), may be converted at our election into an aggregate of 2,571,125 shares of our common stock. We have elected to, immediately prior to the closing of this offering, cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock into 508,168 shares of common stock.

Critical Accounting Policies

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with the Generally Accepted Accounting Principles (GAAP) requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates and assumptions on historical experience and on various other factors believed to be reasonable under the circumstances. Actual results could differ materially from these estimates. We evaluate our judgments, estimates and assumptions on a regular basis and make changes accordingly. We believe that the judgments, estimates and assumptions involved in the accounting for the valuation of investments in life insurance policies have the greatest potential impact on our consolidated financial statements and accordingly believe these to be our critical accounting estimates. Below we discuss the critical accounting policies associated with these estimates as well as certain other critical accounting policies.

Ownership of Life Insurance Policies — Fair Value Option

Our primary business involves the purchasing and financing of life insurance policies. As such, we account for the purchase of life insurance policies in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) 325-30, Investments in Insurance Contracts, which requires us to use either the investment method or the fair value method. We have elected to account for these life insurance policies as investments using the fair value method.

We initially record our purchase of life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all fees and costs associated with the acquisition. The fair value of our investment in the portfolio of insurance policies is evaluated at the end of each reporting period. Changes in the fair value of the portfolio of life insurance policies are based on periodic evaluations and are recorded as changes in fair value of life insurance policies in our consolidated and combined statement of operations. The fair value is determined as the net present value of the life insurance portfolio’s future expected cash flows that incorporates current life expectancy estimates and discount rate assumptions.

In addition to reporting our results of operations and financial condition based on the fair value of our life insurance policies as required by GAAP, management also makes calculations based on the weighted average expected internal rate of return of the policies. See “Non-GAAP Financial Measures” below.

Valuation of Life Insurance Policies

Unobservable inputs, as discussed below, are a critical component of our estimate for the fair value of our investments in life insurance policies. We currently use a probabilistic method of estimating and valuing the projected cash flows of our portfolio of life insurance policies, which we believe to be the preferred and most prevalent valuation method in the industry. In this regard, the most significant assumptions we make are the life expectancy estimates of the insureds and the discount rate applied to the projected cash flows to be derived from our portfolio.

In determining life expectancy estimates, we generally use actuarial medical reviews from independent medical underwriters. These medical underwriters summarize the health of the insured by reviewing historical and current medical records. The medical underwriters evaluate the health condition of the insured in order to produce an estimate of the insured’s mortality — a life expectancy report. In the case of a small face policy ($1,000,000 face value or less), we may use one life expectancy report or estimate life expectancy based on a modified methodology which does not use actuarial medical reviews from independent medical underwriters. The life expectancy estimate represents a range of probabilities for the insured’s mortality against a group of cohorts with the same age, sex and smoking status. These mortality probabilities represent a mathematical curve known as a mortality curve, which is then used to generate a series of expected cash flows from the life insurance policy over the expected lifespan of the insured. A discount rate is used to calculate the net present value of the expected cash flows. The discount rate represents the internal rate of return we expect to earn on investments in a policy or in the portfolio as a whole at the stated fair value. The discount rate used to calculate fair value of our portfolio incorporates the guidance provided by ASC 820, Fair Value Measurements and Disclosures. Many of our current underwriting review processes, including our policy of obtaining actuarial medical reviews from independent medical underwriters as described above, are undertaken in satisfaction of obligations under our revolving credit facility. As a result, we may in the future modify our underwriting review processes if permitted under our borrowing arrangements.

The table below provides the discount rate used to estimate the fair value of our portfolio of life insurance policies for the period ending:

June 30, 2014	December 31, 2013
11.56%	11.69%

The change in the discount rate incorporates current information about discount rates applied by other reporting companies owning portfolios of life insurance policies, discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the issuing insurance companies and our estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio of life insurance policies. Because we use the discount rate to arrive at the fair value of our portfolio, the rate we choose necessarily assumes an orderly and arms-length transaction (i.e., a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction).

We engaged a third party, Model Actuarial Pricing Systems (MAPS), to prepare a third-party valuation of our life settlement portfolio. MAPS owns and maintains the portfolio pricing software we use. MAPS processed policy data, future premium data, life expectancy estimate data, and other actuarial information we supply to calculate a net present value for our portfolio using the specified discount rate of 11.69%. MAPS independently calculated the net present value of our portfolio of 289 policies to be $267,895,692, which is the same fair value estimate we used on the balance sheet as of June 30, 2014, and furnished us with a letter documenting its calculation. A copy of such letter is filed as Exhibit 99.1 to the registration statement of which this prospectus is a part.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We have elected to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” This exemption will apply for a period of five years following our first sale of common equity securities under an effective registration statement or until we no longer qualify as an “emerging growth company” as defined under the JOBS Act, whichever is earlier.

Deferred Income Taxes

FASB ASC 740, Income Taxes, requires us to recognize deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for any portion of deferred tax assets that is not considered more likely than not to be realized.

We have provided a valuation allowance against the deferred tax asset related to a note receivable because we believe that, when realized for tax purposes, it will result in a capital loss that will not be utilized because we have no expectation of generating a capital gain within the applicable carryforward period. Therefore, we do not believe that it is more likely than not that the deferred tax asset will be realized.

We have also provided a valuation allowance against the deferred tax asset related to a tax basis capital loss generated with respect to its settlement and subsequent disposal of our investment in Athena Structured Funds PLC (see “Notes to Consolidated Financial Statements” Note 10). As we have no expectation of generating capital gains within the applicable carry-forward period, we do not believe that it is more likely than not that the deferred asset will be realized.

A valuation allowance is required to be recognized to reduce deferred tax assets to an amount that is more likely than not to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods. We believe that it is more likely than not that we will be able to realize all of our deferred tax assets other than that which is expected to result in a capital loss.

Deferred Financing and Issuance Costs

Financing costs incurred to obtain financing under the revolving credit facility have been capitalized and are amortized using the straight-line method over the term of the revolving credit facility. The Series I Secured note obligations are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing. The Renewable Secured Debentures are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing. The Series A preferred stock is reported net of issuance costs, sales commissions, including the fair value of warrants issued, and other direct expenses, which are amortized using the interest method as interest expense over the three-year redemption period.

Principal Revenue and Expense Items

We earn revenues from three primary sources as described below.

•	Policy Benefits Realized. We recognize the difference between the death benefits and carrying values of the policy when an insured event has occurred and we determine that settlement and ultimate collection of the death benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. We generally collect the face value of the life insurance policy from the insurance company within 45 days of the insured’s mortality.

•	Change in Fair Value of Life Insurance Policies. We have elected to carry our investments in life insurance policies at fair value in accordance with ASC 325-30, Investments in Life Insurance Contracts. Accordingly, we value our investments in our portfolio of life insurance policies each reporting period in accordance with the fair value principles discussed herein, which includes the expected payment of premiums for future periods.

•	Sale of a Life Insurance Policy or a Portfolio of Life Insurance Policies. In an event of a sale of a policy, we recognize gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Our main components of expense are summarized below.

•	Selling, General and Administrative Expenses. We recognize and record expenses incurred in the operations of the purchasing and servicing of life insurance policies. These expenses include professional fees, salaries, and sales and marketing expenditures.

•	Interest Expense. We recognize and record interest expenses associated with the costs of financing our life insurance portfolio for the current period. These expenses include interest paid to our senior lender under our revolving credit facility, as well as all interest paid on our debentures and other outstanding indebtedness such as our subsidiary secured notes and dividends on convertible, redeemable preferred stock. When we issue long-term indebtedness, we amortize the issuance costs associated with such indebtedness over the outstanding term of the financing, and classify it as interest expense.

Results of Operations — 2013 Compared to 2012

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our consolidated financial statements and related notes.

Revenue. Revenue recognized from the receipt of policy benefits was $12,036,000 and $6,283,000 in 2013 and 2012, respectively. Revenue recognized from the change in fair value of our life insurance policies, net of premiums and carrying costs, was $17,478,000 in 2013 and $11,154,000 in 2012. That portion of the change in fair value related to new policies acquired during 2013 and 2012 was $27,475,000 and $12,242,000, respectively. In each case, the increases in fair value were due to changes in the discount rates we applied to calculate the net present value of cash flows expected from our portfolio of life insurance policies, change in fair value of policies acquired during the period, and aging of the policies. The discount rate incorporates current information about market interest rates, credit exposure to the insurance companies that issued the life insurance policies in our portfolio and our estimate of the risk premium an investor would require to receive the future cash flows from our portfolio of life insurance policies. The discount rate applied to estimate the fair value of the portfolio of life insurance policies we own was 11.69% as of December 31, 2013, compared to 12.08% for the same date in 2012. The decrease in discount rate was due to an increase in the size of the portfolio and the diversity of policies held in our portfolio of life insurance policies that resulted in a lower anticipated risk premium to a potential buyer. The carrying value of policies acquired during each quarterly reporting period are adjusted to their current fair value using the fair value discount rate applied to the entire portfolio as of that reporting date.

Gain Upon Termination of Agreement with Athena Securities Ltd. In June 2013, we entered into a “Purchase and Sale Agreement” with Athena Securities Ltd. and Athena Securities Group Ltd. This agreement effected the termination of an earlier agreement that the parties had entered into in 2011. That 2011 agreement had contemplated cooperative efforts by the parties aimed at developing a security and related offering in Europe or Ireland, the proceeds of which would be used to finance the acquisition of life-insurance related assets in the United States. We sought to terminate the 2011 agreement due to a changing regulatory environment in Europe that negatively affected the likelihood of consummating the contemplated offering of securities, and due to our dissatisfaction with Athena’s performance under the 2011 agreement. Accordingly, the June 2013 agreement contained mutual general releases of claims and substantially unwound certain capital stock transactions that had been effected under the earlier agreement. In particular, Athena returned to us for redemption 865,000 shares of our common stock, and retained 124,000 common shares in recognition of their earlier efforts under the 2011 agreement. For our part, we sold back to Athena Securities Group Ltd. all of our ownership in Athena Structured Funds, PLC that we had originally acquired under the 2011 agreement. As a result of the termination effected by our June 2013 agreement with Athena and our re-acquisition of 865,000 shares of our common stock, we recorded a non-cash gain on the transaction of $3,252,000. Presently, we have no ongoing business relationship with Athena.

Expenses. Interest expense, including amortization of the deferred financing costs and preferred stock dividends, was $20,763,000 during 2013 compared to $10,879,000 during 2012, an increase of $9,884,000. The increase was due to increased average debt outstanding and increased issuance costs being amortized during 2013. Selling, general and administrative expenses were $10,323,000, and $6,467,000 for 2013 and 2012, respectively, representing an increase of $3,856,000. Employee compensation and benefits increased by $2,140,000. This increase partially resulted from $825,000 in bonuses paid to the original members of the Company (prior to its conversion to a corporation) equal to the tax effect of the conversion from an LLC to a corporation, and a $449,000 increase related to the implementation of a new incentive compensation plan. Legal expenses increased by $745,000 due in part to increased compliance work. Sales and marketing expenses increased by $971,000 due to increased activity related to our public offering of Renewable Secured Debentures and increased effort at procuring life insurance policies for our investment portfolio.

Income Tax Expense. Income tax expense was $2,174,000 and $1,193,000 in 2013 and 2012, respectively. The effective tax rate for the 12 months ended December 31, 2013 and 2012, was 109.8% and 661.8%, respectively, compared to a statutory rate of 40.5%. In 2013 and 2012, there were significant permanent differences between income before income taxes and taxable income. The primary permanent differences between our effective tax rate and the statutory federal rate result from the accrual of preferred stock dividend expense, state taxes, and other non-deductible expenses. The dividends charged to interest expense were $2,528,000 and $2,227,000 in 2013 and 2012, respectively. Excluding the impact of the dividends and other permanent differences, the effective tax rate for 2013 and 2012 would have been 40.5%.

The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of life insurance portfolio.

Results of Operations — Six Months Ended June 30, 2014 Compared to the Same Period in 2013

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our consolidated financial statements and related notes.

Revenue. Revenue recognized from the receipt of policy benefits was $231,000 during both three and six months ended June 30, 2014. Revenue recognized from the receipt of policy benefits was $5,218,000 and $7,728,000 during the three and six months ended June 30, 2013, respectively. Revenue recognized from the change in fair value of our life insurance policies, net of premiums and carrying costs, was $5,253,000 and $10,770,000 for the three and six months ended June 30, 2014, respectively and $2,515,000 and $8,346,000 for the three and six months ended June 30, 2013, respectively. During the six-month period ended June 30, 2013, we purchased a higher volume of life insurance policies than we did during the same period in 2014. The change in fair value related to new policies acquired during the three and six month periods ended June 30, 2014 was $1,595,000 and $6,559,000 respectively, and $2,471,000 and $8,770,000 for those acquired during the three-month and six-month periods ended June 30, 2013, respectively. In each case, the increases in fair value were due to changes in the discount rates we use to calculate the net present value of cash flows expected from our portfolio of life insurance policies, change in fair value of policies acquired during the period, and aging of the policies. Decreases in fair value were due to changes in life expectancy estimates. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance companies that issued the life insurance policies in our portfolio and our estimate of the risk premium an investor would require to receive the future cash flows from our portfolio of life insurance policies. The discount rate used to estimate the fair value of the life insurance policies we own was 11.56% as of June 30, 2014, compared to 11.84% as of June 30, 2013. The decrease in discount rate was due to changes in a variety of factors in our fair value methodology. The carrying value of policies acquired during each quarterly reporting period are adjusted to their current fair value using the fair value discount rate applied to the portfolio as of that reporting date.

Expenses. Interest expense, including amortization of the deferred financing costs as well as preferred stock dividends, were $6,608,000 and $12,935,000 during the three and six months ended June 30, 2014, compared to $4,942,000 and $9,409,000 during the same periods of 2013, an increase of $1,666,000 and $3,526,000, respectively. The increases were due the increased debt outstanding that went up from $210,157,000 at June 30, 2013 to $268,603,000 at June 30, 2014. Selling, general, and administrative expenses were $2,787,000 and $4,840,000 during the three and six months ended June 30, 2014, compared to $2,507,000 and $5,915,000 during the same periods of 2013, an increase of $280,000 and a decrease of $1,075,000, respectively. The decrease is mostly due to $825,000 in discretionary bonuses equal to the tax effect of the conversion from an LLC to a corporation, paid to the original LLC members in the first quarter of 2013. The payments under our incentive compensation plan were also higher in the first quarter of 2013 compared to those in the same period of 2014 due to higher volume of life insurance contracts purchased.

Income Tax Expense. For the three and six months ended June 30, 2014, we had a loss of $3,903,000 and $6,759,000 before income taxes and recorded income tax benefit of $1,317,000 and $2,272,000, respectively, or 33.7% and 33.6%, respectively. In the same periods of 2013, we had $3,559,000 and $4,192,000 income before income taxes and recognized an income tax expense of $1,802,000 and $2,368,000, respectively, or 50.6% and 56.5%, respectively. The primary differences between our effective tax rate and the statutory federal rate are the accrual of preferred stock dividend expense, state taxes, and other non-deductible expenses. Excluding the impact of the dividends and other permanent differences, the effective tax rate for the three and six months ended June 30, 2014 and 2013 would have been 43.8% and 40.5%, respectively.

The following table provides a reconciliation of our income tax expense at the statutory federal tax rate to our actual income tax expense:

Six months ended:	Three Months Ended June 30, 2014			Six Months Ended June 30, 2014			Three Months Ended June 30, 2013
Statutory federal income tax	$(1,327,000)	34.0%		$(2,298,000)	34.0%		$1,210,000	34.0%
State income taxes, net of federal benefit	(209,000)	5.4%		(352,000)	5.2%		271,000	7.6%
Series A preferred stock dividends	218,000	(5.6	) %	434,000	(6.4	) %	214,000	6.0%
Other permanent differences	1,000	(0.1	) %	(56,000)	0.8%		107,000	3.0%
Total income tax expense	$(1,317,000)	33.7%		$(2,272,000)	33.6%		$1,802,000	50.6%

The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of life insurance portfolio.

Liquidity and Capital Resources

We finance our business through a combination of policy benefit revenues, origination fees, equity offerings, debt offerings, and a credit facility. We have used our debt offerings and credit facility primarily for policy acquisition, policy servicing and portfolio related financing expenditures. We charge an intercompany origination fee in the amount of one to four percent of the face value of a life insurance policy’s benefit when we acquire the related life insurance policy. The origination fee we charge is included in the total purchase price we pay for a life insurance policy for purposes of our valuation and expected internal rate of return calculations, but is not netted against the purchase price we pay to a seller of an insurance policy. We generated cash flows of $343,000 and $1,309,000 from origination fees during the three and six-months ended June 30, 2014 and $536,000 and $1,814,000 during the same periods in 2013. Profit from intra-company origination fees for life insurance policies retained by the Company are eliminated from our consolidated statements of operations. As such, the origination fees collected under our life insurance policy financing arrangements are reflected in our consolidated statements of cash flows as cash flows from financing activities as they are received form of borrowings used to finance the acquisition of life insurance policies. Our revolving bank line allows DLP II to borrow the funds necessary to pay origination fees to GWG Life. Our borrowing agreements allow us to use net proceeds of the Renewable Secured Debentures for policy acquisition, which includes origination fees. If the policy acquisition is not financed, no fees are included in the consolidated cash flows. See “Cash Flows” below for further information. We determine the purchase price of life insurance policies in accordance with ASC 325-30, Investments in Insurance Contracts , using the fair value method. Under the fair value method, the initial investment is recorded at the transaction price. Because the origination fees are paid from a wholly owned subsidiary to the parent company, these fees are not included in the transaction price as reflected in our consolidated financial statements. For further discussion on our accounting policies for life settlements, please refer to note 1 to our consolidated financial statements.

As of June 30, 2014, we had approximately $28.9 million in combined available cash and available borrowing base surplus capacity under our revolving credit facility for the purpose of purchasing additional life insurance policies, paying premiums on existing policies, paying portfolio servicing expenses, and paying principal and interest on our outstanding financing obligations.

As of December 31, 2013, we had approximately $43.2 million in combined available cash and available borrowing base surplus capacity under our revolving credit facility for the purpose of purchasing additional life insurance policies, paying premiums on existing policies, paying portfolio servicing expenses, and paying principal and interest on our outstanding financing obligations.

In September 2012, we concluded a Series A preferred stock offering, receiving an aggregate $24.6 million in subscriptions for our Series A preferred stock. These subscriptions consisted of $14.0 million in conversions of outstanding Series I Secured notes and $10.6 million of new investments. We have used the proceeds from the sale of our Series A preferred stock, together with the origination fees we received to purchase and finance life insurance policies to fund our operational expenditures.

In June 2011, we registered a $250.0 million debt offering of our Renewable Secured Debentures with the SEC, which registration became effective on January 31, 2012. Through June 30, 2014, the total amount of Renewable Secured Debentures sold, including renewals, is $198.0 million. As of June 30, 2014, we had approximately $161.0 million in principal amount of Renewable Secured Debentures outstanding.

Additionally, our wholly owned subsidiary GWG Life issued Series I Secured notes beginning in November 2009 on a private placement basis to accredited investors only. As of June 30, 2014, we had approximately $28.6 million in principal amount of Series I Secured notes outstanding. This offering was closed in November 2011.

The weighted-average interest rate of our outstanding Series I Secured notes as of June 30, 2014 and December 31, 2013 was 8.36% and 8.35%, respectively, and the weighted-average maturity at those dates was 2.06 and 2.49 years, respectively. The Series I Secured notes have renewal features. Since we first issued our Series I Secured notes, we have experienced $129,108,000 in maturities, of which as of June 30, 2014 $100,064,000 has renewed for an additional term. This has provided us with an aggregate renewal rate of approximately 77% for investments in our subsidiary secured notes. Future contractual maturities of Series I Secured notes payable at June 30, 2014 are:

Years Ending December 31,
Six months ending December 31 ,2014	$4,586,000
2015	10,718,000
2016	8,092,000
2017	4,428,000
2018	754,000
Thereafter	64,000
$28,642,000

The weighted-average interest rate of our outstanding Renewable Secured Debentures as of June 30, 2014 and December 31, 2013 was 7.51 and 7.53%, respectively, and the weighted average maturity at those dates was 3.60 and 3.69 years, respectively. Our Renewable Secured Debentures have renewal features. Since we first issued our Renewable Secured Debentures, we have experienced $37,069,000 in maturities, of which as of June 30, 2014 $23,048,000 has renewed for an additional term. This has provided us with an aggregate renewal rate of approximately 62% for investments in our Renewable Secured Debentures. Future contractual maturities of Renewable Secured Debentures at June 30, 2014 are:

Years Ending December 31,
Six months ending December 31, 2014	$27,838,000
2015	47,254,000
2016	37,660,000
2017	16,949,000
2018	8,314,000
Thereafter	22,946,000
$160,961,000

The Renewable Secured Debentures and Series I Secured notes are secured by all our assets, and are subordinate to our revolving credit facility with Autobahn/DZ Bank. The Renewable Secured Debentures and Series I Secured notes are pari passu with respect to our assets pursuant to an inter-creditor agreement (see notes 7 and 8 to our consolidated financial statements).

We maintain a $100 million revolving credit facility with Autobahn/DZ Bank through GWG Life’s wholly owned subsidiary DLP II. As of both June 30, 2014 and December 31, 2013 we had $79.0 million outstanding under the revolving credit facility and maintained an available borrowing base surplus of $5.8 and $3.9 million (see note 6 to our consolidated financial statements).

We expect to meet our ongoing operational capital needs through a combination of policy benefit revenues, origination fees, and proceeds from financing transactions. We expect to meet our policy acquisition, servicing, and financing capital needs principally from the receipt of policy benefit revenues from our portfolio of life insurance policies, net proceeds from our offering of Renewable Secured Debentures, and from our revolving credit facility. Because we only receive origination fees when we purchase a policy, our receipt of those fees is contingent upon our consummation of policy purchases, which is, in turn, contingent upon our receipt of external funding. Despite recent adverse capital market conditions, including a prolonged credit crisis, we have demonstrated continued access to credit and financing markets. Furthermore, we expect to begin receiving insurance benefit payments on our portfolio of life insurance policies as the average age of the insureds increase and mortality events occur over time which we expect to begin more significantly in 2015 and steadily increasing until 2018. As a result of the foregoing, we estimate that our liquidity and capital resources are sufficient for our current and projected financial needs. Nevertheless, if we are unable to continue our offering of Renewable Secured Debentures for any reason (or if we become unsuccessful in selling debentures), and we are unable to obtain capital from other sources, we expect that our business would be materially and adversely affected. In addition, our business would be materially and adversely affected if we did not receive the policy benefits we forecast and if holders of our Renewable Secured Debentures or Series I Secured notes failed to renew with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies to service or satisfy our debt-related obligations and continue to pay policy premiums.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures in 2014 or beyond.

Debt Financings Summary

We had the following outstanding debt balances as of June 30, 2014:

Issuer/Borrower	Principal Amount Outstanding	Weighted Average Interest Rate
GWG Holdings, Inc. — Renewable Secured Debentures	$160,691,000	7.51%
GWG Life Settlements, LLC — Series I Secured notes	28,642,000	8.36%
GWG DLP Funding II, LLC — Revolving credit facility	79,000,000	6.19%
Total	$268,603,000	7.21%

Our total credit facility and other indebtedness balance as of June 30, 2014 and December 31, 2013 was $268,603,000 and $243,635,000, respectively. At June 30, 2014, the total outstanding face amount under our Series I Secured notes outstanding was $28,642,000, less unamortized selling costs of $591,000, resulting in a carrying amount of $28,051,000. At December 31, 2013, the total outstanding face amount under our Series I Secured notes outstanding was $29,744,000, less unamortized selling costs of $469,000, resulting in a carrying amount of $29,275,000. At June 30, 2014, the total outstanding face amount of Renewable Secured Debentures was $160,961,000 plus $1,973,000 of subscriptions in process and pending, less unamortized selling costs of $5,421,000, resulting in a carrying amount of $157,513,000. At December 31, 2013, the total outstanding face amount of Renewable Secured Debentures outstanding was $134,891,000 plus $1,902,000 of subscriptions in process, less unamortized selling costs of $5,147,000, resulting in a carrying amount of $131,646,000. At June 30, 2014, the fair value of our investments in life insurance policies of $267,896,000 plus our cash balance of $23,060,000 and our restricted cash balance of $2,810,000, totaled $293,766,000, representing an excess of portfolio assets over secured indebtedness of 25,163,000. At December 31, 2013, the fair value of our investments in life insurance policies of $234,673,000 plus our cash balance of $33,450,000 and our restricted cash balance of $5,833,000, totaled $273,956,000, representing an excess of portfolio assets over secured indebtedness of $30,321,000. The Renewable Secured Debentures and Series I Secured notes are secured by all our assets and are subordinate to our revolving credit facility with Autobahn/DZ Bank. The

Renewable Secured Debentures and Series I Secured notes are pari passu with respect to shared collateral pursuant to an intercreditor agreement.

The following forward-looking table seeks to illustrate the impact of the sale of our portfolio of life insurance assets at various discount rates in order to satisfy our debt obligations as of June 30, 2014. In all cases, the sale of the life insurance assets owned by DLP II will be used first to satisfy all amounts owing under the revolving credit facility with Autobahn/ DZ Bank. The net sale proceeds remaining after satisfying all obligations under the revolving credit facility would be applied to Renewable Secured Debentures and Series I Secured notes on a pari passu basis.

Portfolio Discount Rate	10%	12%	13%	14%
Value of portfolio	$289,810,000	$262,199,000	$249,964,000	$238,638,000
Cash and cash equivalents	25,870,000	25,870,000	25,870,000	25,870,000
Total assets	315,680,000	288,069,000	275,834,000	264,508,000
Revolving credit facility Autobahn/DZ Bank	79,000,000	79,000,000	79,000,000	79,000,000
Net after revolving credit facility	236,680,000	209,069,000	196,834,000	185,508,000
Series I Secured notes and Renewable Secured Debentures	189,603,000	189,603,000	189,603,000	189,603,000
Net after Series I Secured notes and Renewable Secured Debentures	47,077,000	19,466,000	7,231,000	(4,095,000)
Impairment to Series I Secured notes and Renewable Secured Debentures	No impairment	No impairment	No impairment	Impairment

The table illustrates that our ability to fully satisfy amounts owing under the Renewable Secured Debentures and Series I Secured notes would likely be impaired upon the sale of all our life insurance assets at a price equivalent to a discount rate of approximately 13.63% or higher. The discount rates used to calculate the fair value of our portfolio for mark-to-market accounting were 11.56% and 11.69% as of June 30, 2014 and December 31, 2013, respectively. The table does not include any allowance for transactional fees and expenses associated with a portfolio sale (which expenses and fees could be substantial), and is provided to demonstrate how various discount rates used to value our portfolio could affect our ability to satisfy amounts owing under our debt obligations, in light of our senior secured lender’s right to priority payments. You should read the above table in conjunction with the information contained in other sections of this prospectus, including our discussion of discount rates included under the “— Critical Accounting Policies — Valuation of Insurance Policies” caption above. This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The forward-looking presentation above is subject to numerous risks and uncertainties. Our actual results could differ materially from those suggested or implied by the above table. Please see the caption “Risk Relating to Forward-Looking Statements” above.

On January 29, 2013, we entered into an Amended and Restated Credit and Security Agreement with Autobahn Funding Company LLC, as the conduit lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as the committed lender and as the agent on behalf of secured parties under such agreement. The Amended and Restated Credit and Security Agreement extended the maturity date of borrowings made by our subsidiary, GWG DLP Funding II, LLC, to December 31, 2014, and removed certain GWG-related parties to the original Credit and Security Agreement dated June 15, 2008. In connection with the Amended and Restated Credit and Security Agreement, we entered into certain other agreements and amendments and restatements of earlier agreements entered into in connection with the original Credit and Security Agreement. Included among these other agreements was a Reaffirmation and Modification Agreement that reaffirms the performance guaranty that GWG Holdings earlier provided in connection with the original Credit and Security Agreement to DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as agent. On May 29, 2014, we entered into an amendment to the Amended and Restated Credit and Security Agreement to extend the maturity date for borrowings to December 31, 2016.

Cash Flows

The payment of premiums and servicing costs to maintain life insurance policies represents our most significant requirement for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase; however, the probability of actually needing to pay the premiums decreases since mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling described herein. Beyond premiums, we incur policy servicing costs, including annual trustee and tracking costs, and debt servicing costs, including principal and interest payments. Until we receive a stable amount of proceeds from the policy benefits, we intend to pay these costs from our credit facility, when permitted, and through the issuance of debt securities, including Renewable Secured Debentures.

For the quarter end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits collected and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits received to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount	12-Month Trailing Benefits Collected	12-Month Trailing Premiums Paid	12-Month Trailing Benefits/Premium Coverage Ratio
March 31, 2012	$482,455,000	$4,203,000	$14,977,000	28.06%
June 30, 2012	489,255,000	8,703,000	15,412,000	56.47%
September 30, 2012	515,661,000	7,833,000	15,837,000	49.46%
December 31, 2012	572,245,000	7,350,000	16,597,000	44.28%
March 31, 2013	639,755,000	11,350,000	18,044,000	62.90%
June 30, 2013	650,655,000	13,450,000	19,182,000	70.11%
September 30, 2013	705,069,000	18,450,000	20,279,000	90.98%
December 31, 2013	740,648,000	16,600,000	21,733,000	76.38%
March 31, 2014	771,940,000	12,600,000	21,930,000	57.46%
June 30, 2014	784,652,000	6,300,000	22,598,000	27.88%

We believe that the portfolio cash flow results set forth above represent our general investment thesis: that the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio. Nevertheless, we expect that our portfolio cash flow results will remain inconsistent until such time we achieve our goal of acquiring a larger, more diversified portfolio of life insurance policies in order to obtain more normalized actuarial results. For example, we had expected to receive a greater amount of insurance benefits for the periods ended December 31, 2013 and June 30, 2014 than we actually experienced. As our receipt of life insurance policy benefits increase, we expect to begin servicing and paying down our outstanding indebtedness, or alternatively purchasing additional life insurance policies, from these cash flows. As indicated above under “Liquidity and Capital Resources,” we presently expect that by 2015, the cash inflows from the receipt of policy benefits will exceed the premium obligations on the remaining life insurance policies held within the portfolio as of December 31, 2013. See “Business — Portfolio Management.”

The amount of payments for anticipated premiums and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below.

Year	Premiums and Servicing
Six months ending December 31, 2014	$12,560,000
2015	27,040,000
2016	29,749,000
2017	33,194,000
2018	36,113,000
Total	$138,656,000

The life insurance policies owned by DLP II are subject to a collateral arrangement with the agent to our revolving credit lender, as described in note 6 to the consolidated financial statements. Under this arrangement, collection and escrow accounts are used to fund purchases and premiums of the insurance policies and to pay interest and other charges under our revolving credit facility. The lender and its agent must authorize all disbursements from these accounts, including any distributions to GWG Life or Holdings. Distributions are limited to an amount that would result in the borrowers (DLP II, GWG Life, and Holdings) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by the agent. After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in a certain amount before any additional distributions may be made. In the future, these arrangements may restrict the cash flows available for payment of principal and interest on our debt obligations.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our consolidated financial statements.

Off-Balance Sheet Arrangements

Operating Lease — We entered into an office lease with U.S. Bank National Association as the landlord. The lease was effective April 22, 2012 with a term through August 31, 2015. The lease is for 11,695 square feet of office space located at 220 South Sixth Street, Minneapolis, Minnesota. We are obligated to pay base rent plus common area maintenance and a share of the building operating costs. Minimum lease payments under the lease are as follows:

Six months ending December 31, 2014	$52,000
2015	$70,000
Total	$122,000

Credit Risk

We review the credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk we consider insurance company solvency, credit risk indicators, economic conditions, ongoing credit evaluations, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company. As of June 30, 2014, 99.08% of our life insurance policies, by face value benefits, were issued by companies that maintained an investment grade rating (BBB or better) by Standard & Poor’s. See the table disclosing the concentration risk of our ten largest insurance company holdings as of June 30, 2014 under “Business — Portfolio Credit Risk Management” on page 68.

Interest Rate Risk

Our credit facility is floating-rate financing. In addition, our ability to offer interest rates that attract capital (including in the offer and sale of Renewable Secured Debentures) is generally impacted by prevailing interest rates. Furthermore, while our other indebtedness provides us with fixed-rate financing, our debt coverage ratio is calculated in relation to our total cost of financing. Therefore, fluctuations in interest rates impact our business by increasing our borrowing costs, and reducing availability under our debt financing arrangements. Furthermore, we calculate our portfolio earnings based upon the spread generated between the return on our life insurance portfolio and the cost of our financing. As a result, increases in interest rates will reduce the earnings we expect to achieve from our investments in life insurance policies.

Non-GAAP Financial Measures

We use non-GAAP financial measures when evaluating our financial results, for planning and forecasting purposes, and for maintaining compliance with covenants contained in our borrowing agreements. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These non-GAAP financial measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies, including other companies within our industry. This presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for comparable amounts prepared in accordance with GAAP. See the notes to our consolidated financial statements and our audited financial statements contained herein.

We have elected to carry our investments in life insurance policies at fair value in accordance with ASC 325-30, Investments in Life Insurance Contracts . Accordingly, we value our investments in life insurance policies at the conclusion of each reporting period in accordance with GAAP fair value accounting principles. In addition to GAAP, we are required to report non-GAAP financial measures to Autobahn/DZ Bank under certain financial covenants made to that lender under our revolving credit facility. As indicated above, we also use non-GAAP financial reporting to manage and evaluate the financial performance of our business.

GAAP-based fair value requires us to mark-to-market our investments in life insurance policies, which by its nature, is based upon Level 3 measurements that are unobservable. As a result, this accounting treatment imports financial market volatility and subjective inputs into our financial reporting. We believe this type of accounting reporting is at odds with one of the key attractions for purchasing and owning a portfolio life insurance policies: the non-correlated nature of the returns to be derived from such policies. Therefore, in contrast to a GAAP-based fair valuation, we seek to measure the accrual of the actuarial gain occurring within the portfolio of life insurance policies at their expected internal rate of return based on statistical mortality probabilities for the insureds (using primarily the insured’s age, sex and smoking status). The expected internal rate of return tracks actuarial gain occurring within the policies according to a mortality table as the insureds’ age increases. By comparing the actuarial gain accruing within our portfolio of life insurance policies against our costs during the same period, we can estimate, manage and evaluate the overall financial profitability of our business without regard to mark-to-market volatility. We use this information to balance our life insurance policy purchasing and manage our capital structure, including the issuance of debt and utilization of our other sources of capital, and to monitor our compliance with borrowing covenants. We believe that these non-GAAP financial measures provide information that is useful for investors to understand period-over-period operating results separate and apart from fair value items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

Our credit facility requires us to maintain a “positive net income” and “tangible net worth” each of which are calculated on an adjusted non-GAAP basis on the method described above, without regard to GAAP-based fair value measures. In addition, our revolving credit facility requires us to maintain an “excess spread,” which is the difference between (i) the weighted average of our expected internal rate of return of our portfolio of life insurance policies and (ii) the weighted average of our credit facility’s interest rate. These calculations are made using non-GAAP measures in the method described below, without regard to GAAP-based fair value measures.

In addition, our Renewable Secured Debentures and Series I Secured notes require us to maintain a “debt coverage ratio” designed to ensure that the expected cash flows from our portfolio of life insurance policies is able to adequately service our total outstanding indebtedness. In addition, our Renewable Secured Debentures requires us to maintain a “subordination ratio” which limits the total amount of indebtedness that can be issued senior in rank to the Renewable Secured Debentures and Series I Secured notes. These ratios are calculated using non-GAAP measures in the method described below, without regard to GAAP-based fair value measures.

Adjusted Non-GAAP Net Income. Our credit facility requires us to maintain a positive net income calculated on an adjusted non-GAAP basis. We calculate the adjusted net income by recognizing the actuarial gain accruing within our life insurance policies at the expected internal rate of return of the policies we own without regard to fair value. We net this actuarial gain against our costs during the same period to calculate our net income on a non-GAAP basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
GAAP net income	$(2,587,000)	$1,757,000	$(4,488,000)	$1,824,000
Unrealized fair value gain (1)	(10,852,000)	(7,449,000)	(22,211,000)	(18,944,000)
Adjusted cost basis increase (2)	10,777,000	8,641,000	22,174,000	18,897,000
Accrual of unrealized actuarial gain (3)	7,822,000	5,165,000	15,127,000	10,198,000
Total adjusted non-GAAP income (4)	$5,160,000	$8,114,000	$10,602,000	$11,975,000

(1)	Reversal of unrealized fair value gain of life insurance policies for current period.

(2)	Adjusted cost basis is increased to include those acquisition and servicing expenses that are not capitalized by GAAP.

(3)	Accrual of actuarial gain at expected internal rate of return based on investment cost basis for the period.

(4)	We must maintain an annual positive consolidated net income, calculated on a non-GAAP basis, to maintain compliance with our revolving credit facility with DZ Bank/Autobahn.

Adjusted Non-GAAP Tangible Net Worth. Our revolving credit facility requires us to maintain a tangible net worth in excess of $15 million calculated on an adjusted non-GAAP basis. We calculate the adjusted tangible net worth by recognizing the actuarial gain accruing within our life insurance policies at the expected internal rate of return of the policies we own without regard to fair value. We net this actuarial gain against our costs during the same period to calculate our tangible net worth on a non-GAAP basis.

	As of June 30, 2014	As of December 31, 2013
GAAP net worth (1)	$15,176,000	$19,231,000
Less intangible assets (2)	(7,481,000)	(6,068,000)
GAAP tangible net worth	7,695,000	13,163,000
Unrealized fair value gain (3)	(136,955,000)	(114,744,000)
Adjusted cost basis increase (4)	128,291,000	106,201,000
Accrual of unrealized actuarial gain (5)	64,794,000	49,666,000
Total adjusted non-GAAP tangible net worth (6)	$63,825,000	$54,286,000

(1)	Includes termination of redeemable member’s interest prior to corporate conversion and preferred stock classified as temporary equity.

(2)	Unamortized portion of deferred financing costs and pre-paid insurance.

(3)	Reversal of cumulative unrealized fair value gain or loss of life insurance policies.

(4)	Adjusted cost basis is increased by acquisition and servicing expenses which are not capitalized under GAAP.

(5)	Accrual of cumulative actuarial gain at expected internal rate of return based on investment cost basis.

(6)	We must maintain a total adjusted non-GAAP tangible net worth of $15 million to maintain compliance with our revolving credit facility with DZ Bank/Autobahn.

Excess Spread. Our revolving credit facility requires us to maintain a 2.00% “excess spread” between our weighted-average expected internal rate of return of our portfolio of life insurance policies and the credit facility’s interest rate. A presentation of our excess spread and our total excess spread is set forth below. Management uses the “total excess spread” to gauge expected profitability of our investments, and uses the “excess spread” to monitor compliance with our borrowing.

	As of June 30, 2014	As of December 31, 2013
Weighted-average expected IRR (1)	12.04%	12.21%
Weighted-average revolving credit facility interest rate (2)	6.19%	6.19%
Excess spread (3)	5.85%	6.02%
Total weighted-average interest rate on indebtedness for borrowed money (4)	7.21%	7.20%
Total excess spread	4.83%	5.01%

(1)	This represents the weighted-average expected internal rate of return of the life insurance policies as of the measurement date based upon our investment cost basis in the insurance policies and expected cash flows from the life insurance portfolio. Our investment cost basis is calculated as our cash investment in the life insurance policies, without regard to GAAP-based fair value measurements, and is set forth below:

Investment Cost Basis	As of June 30, 2014	As of December 31, 2013
GAAP fair value	$267,896,000	$234,673,000
Unrealized fair value gain (A)	(136,955,000)	(114,744,000)
Adjusted cost basis increase (B)	128,291,000	106,201,000
Investment cost basis (C)	$259,232,000	$226,130,000

(A)	This represents the reversal of cumulative unrealized GAAP fair value gain of life insurance policies.

(B)	Adjusted cost basis is increased to include those acquisition and servicing expenses that are not capitalized by GAAP.

(C)	This is the full cash investment cost basis in life insurance policies from which our expected internal rate of return is calculated.

(2)	This is the weighted-average revolving credit facility interest rate as of the measurement date.

(3)	We must maintain an excess spread of 2.00% relating to our revolving credit facility to maintain compliance under such facility.

(4)	Represents the weighted-average interest rate paid on all outstanding indebtedness as of the measurement date, determined as follows:

Outstanding Indebtedness	As of June 30, 2014	As of December 31, 2013
Revolving credit facility	$79,000,000	$79,000,000
Series I Secured notes	28,642,000	29,744,000
Renewable Secured Debentures	160,961,000	134,891,000
Total	$268,603,000	$243,635,000

Outstanding Indebtedness	As of June 30, 2014	As of December 31, 2013
Interest Rates on Indebtedness
Revolving credit facility	6.19%	6.19%
Series I Secured notes	8.36%	8.35%
Renewable Secured Debentures	7.51%	7.53%
Weighted-average interest rates on indebtedness	7.21%	7.20%

Debt Coverage Ratio and Subordination Ratio. Our Renewable Secured Debentures and Series I Secured notes require us to maintain a “debt coverage ratio” of less than 90%. The “debt coverage ratio” is calculated by dividing the sum of our total indebtedness by the sum of our cash and cash equivalents and the net present value of the life insurance portfolio. The “subordination ratio” for our Renewable Secured Debentures is calculated by dividing the total indebtedness that is senior to Renewable Secured Debentures and Series I Secured notes by the sum of the company’s cash and cash equivalents and the net present value of the life insurance portfolio. The “subordination ratio” must be less than 50%. For purposes of both ratio calculations, the net present value of the life insurance portfolio is calculated using a discount rate equal to the weighted average interest rate of all indebtedness.

	As of June 30, 2014	As of December 31, 2013
Life insurance portfolio policy benefits	$784,652,000	$740,648,000
Discount rate of future cash flows	7.21%	7.20%
Net present value of Life insurance portfolio policy benefits	$336,987,000	$302,761,000
Cash and cash equivalents	25,870,000	39,283,000
Total Coverage	362,857,000	332,044,000
Revolving credit facility	79,000,000	79,000,000
Series I Secured notes	28,642,000	29,744,000
Renewable Secured Debentures	160,961,000	134,891,000
Total Indebtedness	$268,603,000	$243,635,000
Debt Coverage Ratio	74.02%	71.23%
Subordination Ratio	21.77%	23.10%

As of June 30, 2014, we were in compliance with both the debt coverage ratio and the subordination ratio as required under our related financing agreements for Renewable Secured Debentures and Series I Secured notes.

BUSINESS

Overview

We provide financial solutions to consumers in the emerging secondary market for life insurance assets. We target our financial solution offerings toward consumers owning life insurance who can benefit from realizing the actuarial value of their life insurance policy. We believe the value proposition of our services to the consumers we serve is compelling and these consumers represent the fastest growing demographic in the United States according to the U.S. Census Bureau. To address this growing need, we recently have expanded our services by offering consumers a range of options to access the actuarial value of their life insurance, including purchasing (i) all or a portion of their life insurance policy for cash, (ii) all or a portion of their life insurance policy in exchange for a different asset, and (iii) all or a portion of their life insurance policy in an installment sale that provides the selling consumer with a stream of cash flow. All of our services involve our purchase or financing of life insurance assets from consumers in the secondary market at a discount to the face value of the life insurance asset we obtain. In cases where we purchase a life insurance policy, we continue paying the policy premiums until maturity, in order to collect the policy benefit upon the insured’s mortality. In this way, we hope to profit from the difference between our cost of obtaining and financing a life insurance asset, and the policy benefit we ultimately receive upon the mortality of the insured.

In addition to our goal of providing consumers with value-added services based upon the actuarial value of their life insurance policies, we seek to build a profitable and large portfolio of life insurance assets that are well diversified in terms of insurance carriers, mortality profiles and the medical conditions of insureds. We believe that successfully diversifying our assets will lower our overall risk exposure and provide our portfolio of life insurance assets with greater actuarial stability and more reliable returns. To obtain the growth and diversification we seek, we have raised capital through a variety of financing efforts that have included the private and public offerings of structured debt securities, private offerings of preferred stock, and the use of a senior secured revolving credit facility. This offering of common stock is an extension of that strategy.

As of June 30, 2014, we owned approximately $785 million in face value of life insurance policy benefits covering 261 lives with an aggregate non-GAAP cost basis of approximately $259 million. Aggregate cost basis includes our acquisition costs and ongoing maintenance and financing costs. We have acquired this portfolio through a combination of the issuance of debt—in particular, the sale of Renewable Secured Debentures by GWG Holdings, the sale of Series I Secured notes by GWG Life, and the use of a senior secured revolving credit facility provided to our subsidiary GWG DLP Funding II, as borrower. Our objective is to earn returns from our life insurance assets that are greater than the costs necessary to purchase and finance those policy assets to their maturity. We expect to accomplish our objective by:

•	purchasing life insurance policy assets which generate expected internal rates of returns in excess of our cost of capital;

•	paying the life insurance asset’s premiums and costs until the insured’s mortality;

•	obtaining a large and diverse portfolio of insurance policy assets to mitigate actuarial risk;

•	maintaining diversified funding sources to reduce our overall cost of financing;

•	maintaining rigorous portfolio monitoring and servicing practices; and

•	if appropriate, engaging in hedging strategies that reduce potential volatility to our cost of financing.

We intend to apply the majority of proceeds of this offering, along with amounts we receive under arrangements with senior lenders, to expand the portfolio of insurance assets we own, and finance those assets until their maturity. See also “Use of Proceeds.”

In the future, we may determine to create other kinds of investment products that may relate to or be based upon, or otherwise be offered and sold for the purpose of permitting us to become involved in, industries and financing opportunities other than life insurance. Although we presently have no definitive plans to do this, we have begun the effort of identifying other industries that present potentially viable financing opportunities. Any decision to become involved in other industries would likely involve a separate financing effort on our part, and we would expect to leverage the network of broker-dealers that have participated in our earlier financing efforts and with whom we have developed relationships.

Market

According to the American Council of Life Insurers Fact Book 2013 (ACLI), individuals owned over $11.22 trillion of face value of life insurance policies in the United States in 2012. This figure includes all types of policies, including term and permanent insurance known as whole life, universal life, variable life, and variable universal life. The ACLI reports that the lapse and surrender rate of individual life insurance policies for 2012 was 5.9%, over $649 billion in face value of policy benefits in 2012 alone. These figures do not include group-owned life insurance, such as employer-provided life insurance, the market for which totaled over $8.01 trillion of face value of life insurance policies in the United States in 2012, and the policies of which exhibit similar lapse and surrender rates, according to the ACLI. Consumers owning life insurance generally allow policies to lapse or surrender the policies for a variety of reasons, including: (i) the life insurance is no longer needed; (ii) unrealistic original earnings assumptions made when the policy was purchased; (iii) increasing premium payment obligations as the insured ages; (iv) changes in financial status or outlook which cause the insured to no longer require life insurance; (v) other financial needs that make the insurance unaffordable; or (vi) a desire to maximize the policy’s investment value.

The secondary market for life insurance has developed in response to the large volume of policy lapses and surrenders. Rather than allowing a policy to lapse as worthless, or surrendering a life insurance policy at a fraction of its inherent value, the secondary market can be a source of significant value to consumers. The inherent actuarial value of a policy in the life insurance secondary market often exceeds the cash surrender value offered by the insurance carrier. Life insurance companies earn substantial revenue windfalls due to the lapse and surrender of many insurance policies. These revenue windfalls have enabled life insurance companies to issue policies with reduced premiums. The profit opportunity for a purchaser of a life insurance asset in the secondary market is the difference, or “spread,” between (i) the cost of obtaining and maintaining a life insurance policy over the insured’s lifetime, and (ii) the face value of the policy’s benefit that will be paid upon the insured’s mortality. The secondary market for life insurance policies has also been driven by the creation of life insurance policy pricing tools and actuarial modeling techniques developed by investors. Without the development of the secondary market, insurance carriers would maintain monopsony power over the options offered to consumers who no longer need or want their life insurance.

Although still relatively new and still emerging, Conning Research & Consulting (Conning) reports that the secondary market for life insurance policies grew from $2 billion in face value of benefits purchased in 2002, to over $12 billion in face value of benefits purchased in 2007. During and after the 2009 credit crisis, the secondary market for life insurance contracted significantly, evidenced by Conning’s report that investors purchased approximately $2 billion in face value of life insurance benefits in 2012. Nevertheless, Conning reports that consumer demand for continued development of the secondary market remains strong, and there are indications of strengthening interest among investors. Conning maintains that, given the current economic environment and investor sentiment, the secondary market will likely increase. We believe that the market’s largest growth will likely come from companies that attract capital to purchase the assets. Conning reports that the net market potential for policies sold in the secondary market exceeded $109 billion in 2012, and is expected to grow to $151 billion by 2019.

We believe that socio-economic and demographic trends further support the long-term development and growth of the secondary market for life insurance, and that the secondary market for life insurance represents a significant and expanding market opportunity. According to the United States Census Bureau (Bureau) the population age 65 and older is expected to more than double between 2012 and 2060, from 43.1 million to 92.0 million. The Bureau projects that the increase in the number of the “oldest old” will be even more dramatic—those 85 and older are projected to more than triple from 5.9 million to 18.2 million, reaching 4.3 percent of the total population. We believe that this older demographic, 85 years and older, may be particularly well served by the services we offer.

In addition to changing demographics, we believe there is a growing need for services that address the post-retirement financial needs of consumers in general. Research published by Natixis Global Asset Management (NGAM) reports that retirees will likely be required to finance a larger portion of their retirement as the government’s ability to support them fades. In response to this growing need, the States of Texas and Kentucky adopted legislation enabling individuals to help finance their long-term care needs through the value of their life insurance by allowing individuals to enter the Medicaid program so long as they use the proceeds from the sale of their life insurance policy in the secondary market for long-term care needs. Additional states are considering similar legislation to deal with the increasing costs of providing long-term care to the growing population of seniors.

As the life insurance secondary market has grown, a regulatory framework has been established to oversee the industry participants and protect consumers. Since 2007, there has been a dramatic increase in the number of states that have adopted legislation and regulations. Today, almost every state has adopted some version of model laws prohibiting business practices deemed to be abusive and generally requiring the licensing of life insurance purchasers and brokers, the filing and approval of purchase agreements, disclosure of transaction fees and periodic reporting requirements. The widespread adoption of this regulatory framework by states has brought about standardized practices and procedures for industry participants in the secondary market. In addition, several states have modified their laws to adopt notice requirements for the benefit of consumers owning life insurance, alerting them to the existence of the secondary market before they surrender their life insurance policy or allow it to lapse.

We believe the strengthened regulatory framework, along with the emergence of best practices adopted by industry participants within the life insurance secondary market, will lead to a growing awareness of the secondary market among life insurance agents and financial advisors serving the financial needs of consumers. We expect this growing awareness, along with the demographic factors described above, will lead to the continued growth of services related to the secondary market for life insurance policies.

We believe that the secondary market for life insurance policies has also attracted global investor interest because investments in life insurance policy assets can provide non-correlated investment diversification. The ability for investors to invest in the life insurance asset class comes as a result of the development of life insurance policy pricing tools and actuarial modeling techniques for valuing portfolios of life insurance policies. Standardized life insurance pricing tools and actuarial modeling software, including life expectancies, have provided foundational support for the development of services related to the life insurance secondary market. The appeal for investors to achieve non-correlated diversification appears strong, particularly after the global recession of 2008. The appeal of non-correlation is that the underlying investment return is independent of the factors contributing to economic downturns such as real estate values, commodity prices, and stock market indices. In addition, many life insurance policies represent payment obligations from highly rated life insurance companies. As a result, investors can evaluate the expected risk premium they receive for investing in the asset class as compared to the credit profile of the underlying insurance company. The risk premium offered by the asset class, along with the non-correlated return profile has attracted a large number of investors seeking investment opportunities in the life insurance secondary market. As innovation and investor awareness of the secondary market for life insurance increases, we expect continued investor interest in the asset class.

We believe that we are well positioned to capitalize on this opportunity by providing value-added services to the consumers we serve and by leveraging our retail alternative investment distribution network. To participate and compete in our growing market, we have spent and intend to continue to spend significant resources: (i) developing a robust operational platform and systems for originating, purchasing, and servicing life insurance policies; (ii) obtaining requisite licensure to participate in the life insurance secondary market; (iii) developing financing resources, strategies, and capabilities for servicing a large portfolio of life insurance policies; (iv) recruiting and developing a professional management team; and (v) establishing strategic relationships for delivering our services.

Company History

We were founded in 2006 to develop a platform to evaluate, purchase, service, and track life insurance policies purchased in the secondary market. Our original model was to operate as a joint venture with WestLB, AG, a large German commercial bank, with the goal of having the bank securitize and sell investments in the life insurance portfolio we purchased. During 2006 and 2007, we built an institutional platform to underwrite, purchase, service, and track life insurance policies purchased in the secondary market in conjunction with a $250 million revolving credit facility provided by WestLB. In 2008, however, WestLB informed us that they were abandoning their effort to securitize and sell investments backed by our life insurance portfolio in light of the global economic and financial crisis. This resulted in a material change to our business plan, as we had earlier purchased the portfolio of life insurance policies with the expectation these policies would be sold through a securitization organized by WestLB. Subsequently, in 2010 we sold the original portfolio that had been financed entirely by WestLB.

Since 2008, we have focused on establishing diversified funding sources whose investment expectation is based on the purchase and finance of life insurance policies to their maturity—a buy-and-hold strategy—as opposed to the securitized sale of those assets prior to maturity. In 2009, our subsidiary GWG Life, LLC, or “GWG Life,” began selling Series I Secured notes to further finance our buy-and-hold strategy. In January 2012, we registered a public offering of our Renewable Secured Debentures in order to continue to grow and diversify the portfolio we started acquiring with the sale of Series I Secured notes. In addition to the Series I Secured notes and Renewable Secured Debentures, we have utilized a $100 million senior secured revolving credit facility provided by Autobahn Funding Company, LLC, a bank-sponsored commercial paper conduit administered by DZ Bank AG Deutsche Zentral-Genossenschaftsbank, or “DZ Bank.” This credit facility is provided to our wholly owned subsidiary GWG DLP Funding II, LLC, or “DLP Funding II,” as borrower. DLP Funding II holds title to substantially all of our life insurance assets. We expect to maintain and expand our credit facility in conjunction with the stated goal of growing and expanding our portfolio of life insurance policies through the proceeds of our common stock offering.

Our Business Model

All of our services are premised on financial and actuarial modeling that assigns a present value to the face value of an insurance policy benefit. In this regard, the value we assign to a life insurance asset in the secondary market is primarily a function of: (i) the face value of the life insurance policy or portion thereof we may wish to acquire; (ii) the estimated life expectancy of the individual insured under the policy; (iii) the premiums expected to be paid over the life of the insured; (iv) market competition from other purchasers in the secondary market; and (v) the particular underwriting characteristics of the policy, relative to the characteristics of our portfolio of life insurance assets as a whole.

The types of policies for which we provide services are typically, but not always, universal life insurance policies. Universal life insurance is a type of permanent life insurance in which premium payments above the cost of insurance are credited to the “cash value” of the policy. The cash value is credited each month with interest based on the terms of the insurance policy agreement. If a universal life insurance policy were to lapse, the insured or other owner of the policy would nonetheless have a right to receive the “cash surrender value” of the policy. The cash surrender value is the cash value of the policy, less any surrender charges imposed by the insurance company for removing the cash value. Our services provide greatest value to a consumer when the actuarial value of the life insurance policy benefit exceeds the cash surrender value of the policy—which is often the case. We also provide services to consumers who own term life insurance. Unlike permanent universal life insurance, term life insurance does not have a cash value associated with it. Nevertheless, most term insurance policies permit the policy to be converted into permanent universal life insurance. In the future, we may consider offering services in conjunction with variable universal life insurance, which differs from universal insurance in that the “variable” component of the policy involves the ownership of securities inside the policy. Regardless of the type of policy, we generally seek to purchase life insurance policies issued by rated life insurance carriers with investment grade credit ratings by Standard & Poor’s (AAA through BBB), Moody’s (Aaa through Baa3), or A.M. Best Company (aaa through bbb). As of

December 31, 2013 and June 30, 2014, over 93.5% and 93.7%, respectively, of life insurance policies within our portfolio were issued by companies rated “A-” or better under Standard & Poor’s rating system.

Before acquiring a life insurance asset, we value the related life insurance policy by conducting an underwriting review. Our present underwriting review process generally involves obtaining two life expectancy estimates on each insured from third-party medical-actuarial firms, and then averaging these two estimates. On occasion, we may obtain more than two life expectancy estimates, in which case we average the two life expectancy estimates that we believe are the most reliable, based on our own analyses and conclusions. In this regard, the two life expectancy estimates we ultimately choose to average may not always be the most conservative estimates we obtain. From time to time and as permitted by applicable borrowing covenants, we may modify our underwriting review process. For example, in anticipation of our planned marketing efforts, we recently changed our definition of a “small face policy” from $250,000 in policy benefits to $1,000,000 in policy benefits. For small face policies, rather than obtaining life expectancy estimates from third-party medical-actuarial firms, we may employ a modified underwriting review process involving the use of a combination of standard mortality tables, actuarial or medical consultants, and our own analysis to develop a life expectancy estimate for an insured.

We generally transact directly with the policy owner who originally purchased the life insurance in the primary market. Historically, we have purchased policies in the secondary market through a network of life insurance agents, life insurance brokers, and licensed providers who assist policy owners in accessing the secondary market. We expect to expand our origination practice by marketing directly to consumers through various marketing initiatives.

We have built our business with what we believe to be the following competitive strengths:

•	Industry Experience: We have actively participated in the development of the secondary market of life insurance as a principal purchaser and financier within the asset class since 2006. Our position within the marketplace has allowed us to gain a deep understanding of the life insurance secondary market. We have participated in the leadership of various industry associations and forums, including the Life Insurance Settlement Association (LISA) and the Insurance Studies Institute (ISI). Our experience gives us confidence in building a company to compete in the industry and acquire a portfolio of life insurance policies that will perform to our expectations.

•	Operational Platform: We have built and continue to refine and develop an operational platform and systems for efficiently tracking, processing, and servicing life insurance policies that we believe provide competitive advantages when participating in the life insurance secondary marketplace.

•	Origination and Underwriting Practices: We seek to use underwriting review processes and file documentation standards that generally meet published guidelines for rated securitizations of life insurance portfolios. We purchase life insurance policies we consider to be non-contestable and that meet our underwriting criteria and reviews. We consider a life insurance policy to be “non-contestable” once applicable state law prohibits the insurer from challenging the validity of the policy due to fraud. In this regard, state non-contestability laws generally require a period of one to two years to elapse after the initial issuance of the policy before that policy is considered non-contestable under state law. Non-contestability laws do not, however, prevent an insurer from challenging the validity of a policy procured by fraud for lack of an insurable interest at the time at which the policy was purchased, such as is the case with so-called “stranger-originated” life insurance policies. To the extent we use modified methodologies for estimating life expectancies for small face policies, those modified methodologies may not meet published guidelines for rated securitizations of life insurance portfolios.

•	Origination Relationships and Strategies: We have established origination relationships with life insurance policy brokers and insurance agents who submit policies for our purchase or financing. Our referral base knows our underwriting standards for purchasing life insurance policies in the secondary market, which provides confidence in our bidding and closing processes and streamlines our own due-diligence process. We expect to expand our origination methodology and channels with the proceeds of this offering (e.g., the addition of consumer marketing).

•	Life Expectancy Methodology: We generally rely on two life expectancy estimates obtained from independent third-party medical-actuarial underwriting firms to arrive at a life expectancy estimate we use for valuing a life insurance asset. For a majority of our life insurance asset purchases, we rely on estimates obtained from 21st Services and AVS Underwriting to develop our life expectancy estimate. We may, however, also obtain and use life expectancy estimates from other medical-actuarial underwriting firms. As explained above, we may from time to time modify our underwriting review processes, including our methodology for arriving at life expectancy estimates we use in ascribing value to a life insurance asset.

•	Pricing Software and Methodology: To calculate our expected returns on the investments we make in life insurance assets, we use actuarial pricing methodologies and software tools built by a leading independent actuarial service firm and currently supported by Modeling Actuarial Pricing Systems, Inc. (“MAPS”).

•	Financing Strategy: We have actively developed diversified financing strategy for accessing capital markets in support of our buy-and-hold strategy for our portfolio of life insurance policies, ranging from institutional bank financing to a network of broker-dealers registered with the Financial Industry Regulatory Authority (“FINRA”), many of whom have participated in one or more of our Series I Secured note financing, our Series A preferred stock financing, or our Renewable Secured Debenture financing. If in the future we determine to offer different kinds of investment products, we expect to leverage the network of broker-dealers that we have built over time.

On the other hand, our business involves a number of challenges and risks described in more detail elsewhere in this prospectus, including the following:

•	Relatively New Market: Investing in life insurance assets in the secondary market is a relatively new and evolving market. Our ability to source and invest in life insurance assets at attractive prices materially depends on the continued growth of the secondary market for life insurance and the continued solvency of the life insurance companies that pay the face value of life insurance policy benefits.

•	Asset Valuation Assumptions: The valuation of our portfolio life insurance assets—the principal asset on our balance sheet—requires us to make material assumptions that may ultimately prove to be incorrect. These assumptions include appropriate discount rates, cash flow projections, and the life expectancy estimates we use for these purposes, any of which may ultimately prove to be inaccurate.

•	Ability to Expand Our Portfolio: Our business model requires us to achieve actual results that are in line with those we expect to attain from our investments in life insurance assets. In this regard, we believe that the larger the portfolio of life insurance assets we own, the greater likelihood there is that we will achieve results matching our expectations. Although we plan to expand the number of investments in life insurance assets using proceeds from the sale of our common stock, we may be unable to meet this goal. Furthermore, even if we successfully grow our portfolio of life insurance assets, we nevertheless may not achieve the results we expect.

•	Reliance on Financing: We have chosen to finance our business almost entirely through the issuance of debt, including the sale of Renewable Secured Debentures, Series I Secured notes, and our use of a senior secured revolving credit facility. Our business model expects that we will have continued access to financing (including financing to expand or replace our existing financing) in order to purchase a large and diversified portfolio of life insurance assets, and thereafter pay the attendant premiums and financing costs of maintaining that portfolio. We will be required to rely on our access to financing to pay premiums and interest until such time as we experience a significant amount of mortality within our portfolio and begin receiving significant revenues from the receipt of life insurance policy benefits. Even if we obtain the financing we require, we may not receive life insurance policy benefits that match our cash flow projections or meet them in time to earn profits after the payment of financing costs.

•	Risk of Investment in Life Insurance Assets: Our investments in life insurance assets have inherent risks, including fraud and legal challenges to the validity of the life insurance policies. Examples of fraud include the possibility that the seller of a policy may have provided us with inaccurate or misleading information during the underwriting review process.

•	Effects of Regulation: Our business is subject to complex state and federal regulation. Changes in state or federal laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could materially and negatively affect our business.

Our business also involves certain other challenges and risks described in the “Risk Factors” section of this prospectus.

Our Portfolio

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2014, is summarized below:

Life Insurance Portfolio Summary

Total portfolio face value of policy benefits	$784,652,000
Average face value per policy	$2,715,000
Average face value per insured life	$3,006,000
Average age of insured (yrs.)*	82.5
Average life expectancy estimate (yrs.)*	6.85
Total number of policies	289
Number of unique lives	261
Demographics	67% Males; 33% Females
Number of smokers	3 insureds are smokers
Largest policy as % of total portfolio	1.27%
Average policy as % of total portfolio	0.35%
Average Annual Premium as % of face value	3.21%

*	Averages presented in the table are weighted averages.

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2014, organized by the insured’s current age and the associated policy benefits, is summarized below:

Distribution of Policy Benefits by Current Age of Insured

Min Age	Max Age	Policy Benefits	Weighted Average Life Expectancy (yrs.)	Distribution
65	69	$9,156,000	7.84	1.17%
70	74	48,617,000	9.16	6.20%
75	79	169,198,000	8.46	21.56%
80	84	300,764,000	7.28	38.33%
85	89	226,596,000	4.96	28.88%
90	95	30,321,000	3.70	3.86%
Total		$784,652,000	6.85	100.00%

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2014, organized by the insured’s current age and number of policies owned, is summarized below:

Distribution of Policies by Current Age of Insured

Min Age	Max Age	Policies	Weighted Average Life Expectancy (yrs.)	Distribution
65	69	8	7.84	2.77%
70	74	20	9.16	6.92%
75	79	56	8.46	19.38%
80	84	105	7.28	36.33%
85	89	87	4.96	30.10%
90	95	13	3.70	4.50%
Total		289	6.85	100.00%

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2014, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

Min LE (Months)	Max LE (Months)	Policy Benefits	Distribution
144	167	$9,000,000	1.15%
120	143	99,656,000	12.70%
96	119	143,774,000	18.32%
72	95	210,583,000	26.84%
48	71	219,773,000	28.01%
16	47	101,866,000	12.98%
Total		$784,652,000	100.00%

We track concentrations of pre-existing medical conditions among insured individuals within our portfolio based on information contained in life expectancy reports. We track these medical conditions with ten primary disease categories: (1) cardiovascular, (2) cerebrovascular, (3) dementia, (4) cancer, (5) diabetes, (6) respiratory disease, (7) neurological disorders, (8) other, no disease, or multiple. Our primary disease categories are summary generalizations based on the ICD-9 codes we track on each insured individuals within our portfolio. ICD-9 codes, published by the World Health Organization, are used worldwide for medical diagnoses and treatment systems, as well as morbidity and mortality statistics. Currently, cardiovascular is the only primary disease category within our portfolio that represents a concentration over 10%.

Our portfolio of life insurance policies, owned by our subsidiaries as of June 30, 2014, organized by the primary disease categories of the insured and associated policy benefits, is summarized below:

Distribution of Policy Benefits by Primary Disease Category

Primary Disease Category	Policy Benefits	Distribution
Cancer	$57,450,000	7.32%
Cardiovascular	141,876,000	18.08%
Cerebrovascular	21,960,000	2.80%
Dementia	62,699,000	7.99%
Diabetes	63,617,000	8.11%
Multiple	196,059,000	24.99%
Neurological Disorders	15,840,000	2.02%
No Disease	94,468,000	12.04%
Other	89,483,000	11.40%
Respiratory Diseases	41,200,000	5.25%
Total Policy Benefits	$784,652,000	100.00%

The primary disease category represents a general category of impairment. Within the primary disease category, there are a multitude of sub-categorizations defined more specifically by ICD-9 codes. For example, a primary disease category of cardiovascular includes subcategorizations such as atrial fibrillation, heart valve replacement, coronary atherosclerosis, etc. In addition, individuals may have more than one ICD-9 code describing multiple medical conditions within one or more primary disease categories. Where an individual’s ICD-9 codes indicate medical conditions in more than one primary disease categories, we categorize the individual as having multiple primary disease categories. We expect to continue to develop and refine our identification and tracking on the insured individuals medical conditions as we manage our portfolio of life insurance policies.

The complete detail of the portfolio of all life insurance policies, owned by our subsidiaries as of June 30, 2014, organized by the current age of the insured and the associated policy benefits, sex, estimated life expectancy, issuing insurance carrier, and the credit rating of the issuing insurance carrier is set forth below.

Life Insurance Portfolio Detail
(as of June 30, 2014)

Face Amount		Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
1	$4,000,000	M	93	38.1	MetLife Investors USA Insurance Company	AA-
2	$1,100,000	M	93	32.4	ING Life Insurance and Annuity Company	A-
3	$1,770,726	F	93	36.4	Aviva Life Insurance Company	A-
4	$3,200,000	M	93	63.8	West Coast Life Insurance Company	AA-
5	$1,000,000	F	92	42.6	Transamerica Life Insurance Company	AA-
6	$250,000	M	91	25.5	Transamerica Life Insurance Company	AA-
7	$2,500,000	M	90	27.2	Columbus Life Insurance Company	AA
8	$3,000,000	M	90	56.4	West Coast Life Insurance Company	AA-
9	$500,000	M	90	22.9	John Hancock Life Insurance Company (U.S.A.)	AA-
10	$5,000,000	F	90	60.9	American General Life Insurance Company	A+
11	$2,000,000	F	90	22.0	Pruco Life Insurance Company	AA-
12	$5,000,000	F	90	41.2	John Hancock Life Insurance Company (U.S.A.)	AA-
13	$1,000,000	F	90	38.4	Protective Life Insurance Company	AA-
14	$1,682,773	F	89	59.4	Hartford Life and Annuity Insurance Company	BBB+
15	$5,000,000	M	89	39.6	John Hancock Life Insurance Company (U.S.A.)	AA-
16	$3,100,000	F	89	42.0	Lincoln Benefit Life Company	BBB+
17	$1,500,000	F	89	74.2	Jefferson-Pilot Life Insurance Company	AA-
18	$1,000,000	M	89	34.9	State Farm Life Insurance Company	AA-
19	$3,000,000	F	89	41.6	Jefferson-Pilot Life Insurance Company	AA-
20	$500,000	F	89	34.1	Genworth Life Insurance Company	A-
21	$1,000,000	F	89	34.1	Genworth Life Insurance Company	A-
22	$1,000,000	F	89	34.1	Genworth Life Insurance Company	A-
23	$500,000	F	89	34.1	Genworth Life Insurance Company	A-
24	$1,000,000	M	89	13.9	ING Life Insurance and Annuity Company	A-
25	$600,000	F	89	29.2	Columbus Life Insurance Company	AA
26	$1,000,000	F	88	59.4	United of Omaha Life Insurance Company	A+
27	$3,500,000	F	88	64.9	John Hancock Life Insurance Company (U.S.A.)	AA-
28	$1,750,000	M	88	29.6	Transamerica Life Insurance Company	AA-
29	$2,500,000	F	88	15.8	AXA Equitable Life Insurance Company	A+
30	$2,500,000	F	88	15.8	AXA Equitable Life Insurance Company	A+
31	$5,000,000	F	88	48.5	ING Life Insurance and Annuity Company	A-
32	$5,000,000	F	88	25.8	Lincoln National Life Insurance Company	AA-
33	$715,000	F	88	68.9	Jefferson-Pilot Life Insurance Company	AA-
34	$1,203,520	M	88	52.1	Columbus Life Insurance Company	AA
35	$1,350,000	F	88	44.0	Jefferson-Pilot Life Insurance Company	AA-
36	$2,000,000	F	88	37.5	American General Life Insurance Company	A+
37	$3,500,000	F	88	50.0	Lincoln National Life Insurance Company	AA-
38	$5,000,000	F	87	56.0	Massachusetts Mutual Life Insurance Company	AA+
39	$2,500,000	F	87	56.6	American General Life Insurance Company	A+
40	$2,500,000	M	87	47.6	Pacific Life Insurance Company	A+
41	$4,000,000	F	87	81.8	Transamerica Life Insurance Company	AA-
42	$5,000,000	M	87	62.3	AXA Equitable Life Insurance Company	A+
43	$1,500,000	M	87	48.9	John Hancock Life Insurance Company (U.S.A.)	AA-
44	$1,500,000	M	87	48.9	John Hancock Life Insurance Company (U.S.A.)	AA-

Face Amount		Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
45	$1,000,000	F	87	75.1	Transamerica Life Insurance Company	AA-
46	$250,000	F	87	75.1	Transamerica Life Insurance Company	AA-
47	$1,000,000	M	87	63.8	AXA Equitable Life Insurance Company	A+
48	$500,000	M	87	70.5	Lincoln National Life Insurance Company	AA-
49	$4,785,380	F	87	50.5	John Hancock Life Insurance Company (U.S.A.)	AA-
50	$8,985,000	M	87	40.1	Massachusetts Mutual Life Insurance Company	AA+
51	$1,803,455	F	87	58.0	Metropolitan Life Insurance Company	AA-
52	$1,529,270	F	87	58.0	Metropolitan Life Insurance Company	AA-
53	$802,082	M	87	80.0	Lincoln National Life Insurance Company	AA-
54	$5,000,000	M	87	60.9	John Hancock Life Insurance Company (U.S.A.)	AA-
55	$2,225,000	F	87	94.1	Transamerica Life Insurance Company	AA-
56	$3,000,000	F	87	91.3	Massachusetts Mutual Life Insurance Company	AA+
57	$1,500,000	M	87	54.7	Union Central Life Insurance Company	A+
58	$3,000,000	M	87	52.9	Jefferson-Pilot Life Insurance Company	AA-
59	$2,000,000	M	87	48.1	John Hancock Life Insurance Company (U.S.A.)	AA-
60	$3,000,000	M	87	41.7	American General Life Insurance Company	A+
61	$500,000	F	86	77.7	Sun Life Assurance Company of Canada (U.S.)	BBB
62	$5,000,000	F	86	43.2	Transamerica Life Insurance Company	AA-
63	$3,000,000	M	86	61.7	Transamerica Life Insurance Company	AA-
64	$1,200,000	M	86	69.2	Transamerica Life Insurance Company	AA-
65	$250,000	M	86	81.4	Metropolitan Life Insurance Company	AA-
66	$6,000,000	F	86	65.3	Sun Life Assurance Company of Canada (U.S.)	BBB
67	$3,000,000	M	86	93.5	AXA Equitable Life Insurance Company	A+
68	$5,570,000	F	86	56.5	ING Life Insurance and Annuity Company	A-
69	$5,570,000	F	86	56.5	ING Life Insurance and Annuity Company	A-
70	$1,000,000	F	86	44.1	New York Life Insurance Company	AA+
71	$5,000,000	F	86	39.8	Penn Mutual Life Insurance Company	A+
72	$10,000,000	F	86	81.5	West Coast Life Insurance Company	AA-
73	$2,500,000	M	86	56.7	Transamerica Life Insurance Company	AA-
74	$1,000,000	F	86	60.4	West Coast Life Insurance Company	AA-
75	$2,000,000	F	86	60.4	West Coast Life Insurance Company	AA-
76	$800,000	M	86	64.5	National Western Life Insurance Company	A
77	$200,000	M	86	57.2	Lincoln Benefit Life Company	BBB+
78	$4,445,467	M	86	67.6	Penn Mutual Life Insurance Company	A+
79	$7,500,000	M	86	59.6	Jefferson-Pilot Life Insurance Company	AA-
80	$3,600,000	F	86	67.0	AXA Equitable Life Insurance Company	A+
81	$5,000,000	M	86	90.7	Lincoln National Life Insurance Company	AA-
82	$1,000,000	F	86	35.6	John Hancock Life Insurance Company (U.S.A.)	AA-
83	$4,513,823	F	86	31.2	Aviva Life Insurance Company	A-
84	$2,000,000	F	86	84.5	U.S. Financial Life Insurance Company	A+
85	$1,000,000	M	85	69.9	John Hancock Life Insurance Company (U.S.A.)	AA-
86	$2,000,000	M	85	69.9	John Hancock Life Insurance Company (U.S.A.)	AA-
87	$5,000,000	M	85	57.6	Jefferson-Pilot Life Insurance Company	AA-
88	$1,365,000	F	85	94.6	Transamerica Life Insurance Company	AA-
89	$1,000,000	F	85	94.0	ING Life Insurance and Annuity Company	A-
90	$1,000,000	M	85	48.5	Massachusetts Mutual Life Insurance Company	AA+
91	$2,000,000	M	85	94.1	Transamerica Life Insurance Company	AA-
92	$8,500,000	M	85	90.5	Massachusetts Mutual Life Insurance Company	AA+
93	$1,000,000	M	85	33.3	Transamerica Life Insurance Company	AA-
94	$500,000	M	85	91.4	Metropolitan Life Insurance Company	AA-
95	$2,000,000	M	85	70.9	Jefferson-Pilot Life Insurance Company	AA-

Face Amount		Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
96	$500,000	F	85	64.8	Beneficial Life Insurance Company	N/A
97	$1,800,000	M	85	60.7	John Hancock Variable Life Insurance Company	AA-
98	$2,000,000	M	85	108.5	ING Life Insurance and Annuity Company	A-
99	$2,000,000	M	85	108.5	ING Life Insurance and Annuity Company	A-
100	$2,000,000	M	85	108.5	ING Life Insurance and Annuity Company	A-
101	$1,500,000	M	84	58.0	Transamerica Life Insurance Company	AA-
102	$3,750,000	M	84	85.1	AXA Equitable Life Insurance Company	A+
103	$1,000,000	M	84	69.0	John Hancock Life Insurance Company (U.S.A.)	AA-
104	$2,000,000	F	84	94.7	AXA Equitable Life Insurance Company	A+
105	$3,000,000	F	84	93.3	Sun Life Assurance Company of Canada (U.S.)	BBB
106	$829,022	F	84	33.3	Hartford Life and Annuity Insurance Company	BBB+
107	$1,500,000	M	84	88.9	AXA Equitable Life Insurance Company	A+
108	$2,328,547	M	84	53.1	Metropolitan Life Insurance Company	AA-
109	$2,000,000	M	84	53.1	Metropolitan Life Insurance Company	AA-
110	$5,000,000	M	84	98.8	ING Life Insurance and Annuity Company	A-
111	$1,500,000	M	84	58.0	ING Life Insurance and Annuity Company	A-
112	$1,500,000	M	84	58.0	ING Life Insurance and Annuity Company	A-
113	$3,000,000	F	84	80.6	Transamerica Life Insurance Company	AA-
114	$5,000,000	M	84	82.5	ING Life Insurance and Annuity Company	A-
115	$1,000,000	M	84	56.2	John Hancock Life Insurance Company (U.S.A.)	AA-
116	$4,000,000	F	84	58.5	ING Life Insurance and Annuity Company	A-
117	$5,000,000	F	84	102.4	American General Life Insurance Company	A+
118	$2,000,000	M	84	73.7	AXA Equitable Life Insurance Company	A+
119	$1,750,000	M	84	73.7	AXA Equitable Life Insurance Company	A+
120	$2,000,000	M	84	43.2	Transamerica Life Insurance Company	AA-
121	$1,425,000	M	84	92.1	John Hancock Life Insurance Company (U.S.A.)	AA-
122	$5,000,000	F	83	106.8	AXA Equitable Life Insurance Company	A+
123	$1,000,000	F	83	93.3	John Hancock Life Insurance Company (U.S.A.)	AA-
124	$6,000,000	F	83	120.6	American General Life Insurance Company	A+
125	$1,500,000	F	83	118.9	Lincoln Benefit Life Company	BBB+
126	$750,000	M	83	98.6	West Coast Life Insurance Company	AA-
127	$4,000,000	M	83	45.3	John Hancock Life Insurance Company (U.S.A.)	AA-
128	$1,000,000	M	83	91.4	John Hancock Life Insurance Company (U.S.A.)	AA-
129	$2,000,000	F	83	108.5	Lincoln Benefit Life Company	BBB+
130	$1,000,000	M	83	63.2	ING Life Insurance and Annuity Company	A-
131	$5,000,000	M	83	84.2	Jefferson-Pilot Life Insurance Company	AA-
132	$2,700,000	M	83	71.0	John Hancock Life Insurance Company (U.S.A.)	AA-
133	$7,600,000	F	83	107.5	Transamerica Life Insurance Company	AA-
134	$2,500,000	F	83	72.5	American General Life Insurance Company	A+
135	$2,500,000	M	83	68.7	AXA Equitable Life Insurance Company	A+
136	$3,000,000	M	83	68.7	Lincoln National Life Insurance Company	AA-
137	$500,000	M	83	49.7	Genworth Life Insurance Company	A-
138	$3,000,000	F	83	52.4	AXA Equitable Life Insurance Company	A+
139	$1,703,959	M	83	76.9	Jefferson-Pilot Life Insurance Company	AA-
140	$500,000	M	83	25.8	Great Southern Life Insurance Company	N/A
141	$1,000,000	M	83	67.3	Hartford Life and Annuity Insurance Company	BBB+
142	$3,500,000	F	83	117.7	Lincoln Benefit Life Company	BBB+
143	$10,000,000	F	83	66.4	American National Insurance Company	A
144	$500,000	M	83	32.7	West Coast Life Insurance Company	AA-
145	$5,000,000	M	82	75.1	AXA Equitable Life Insurance Company	A+
146	$500,000	M	82	110.5	Metropolitan Life Insurance Company	AA-

Face Amount		Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
147	$2,000,000	M	82	48.3	National Life Insurance Company	A
148	$3,000,000	M	82	48.9	U.S. Financial Life Insurance Company	A+
149	$4,200,000	F	82	129.2	Transamerica Life Insurance Company	AA-
150	$1,900,000	M	82	75.6	American National Insurance Company	A
151	$500,000	M	82	54.5	New York Life Insurance Company	AA+
152	$500,000	M	82	54.5	New York Life Insurance Company	AA+
153	$5,000,000	M	82	83.0	AXA Equitable Life Insurance Company	A+
154	$250,000	M	82	40.6	Jackson National Life Insurance Company	AA
155	$1,500,000	M	82	84.9	Jefferson-Pilot Life Insurance Company	AA-
156	$3,500,000	F	82	98.9	AXA Equitable Life Insurance Company	A+
157	$3,000,000	F	82	104.1	MetLife Investors USA Insurance Company	AA-
158	$750,000	M	82	91.8	John Hancock Life Insurance Company (U.S.A.)	AA-
159	$4,500,000	M	82	83.8	AXA Equitable Life Insurance Company	A+
160	$2,275,000	M	82	101.1	ING Life Insurance and Annuity Company	A-
161	$10,000,000	M	82	89.0	AXA Equitable Life Insurance Company	A+
162	$2,000,000	M	82	95.6	Pacific Life Insurance Company	A+
163	$3,500,000	M	82	82.0	AXA Equitable Life Insurance Company	A+
164	$6,217,200	F	82	116.5	Phoenix Life Insurance Company	BB-
165	$3,000,000	M	82	70.5	Metropolitan Life Insurance Company	AA-
166	$1,500,000	M	82	33.0	Pacific Life Insurance Company	A+
167	$2,000,000	F	82	108.4	Jefferson-Pilot Life Insurance Company	AA-
168	$3,000,000	M	81	77.9	Protective Life Insurance Company	AA-
169	$1,500,000	M	81	77.9	American General Life Insurance Company	A+
170	$2,000,000	F	81	127.5	Transamerica Life Insurance Company	AA-
171	$3,500,000	F	81	102.7	Jefferson-Pilot Life Insurance Company	AA-
172	$1,000,000	M	81	78.4	Lincoln National Life Insurance Company	AA-
173	$1,500,000	M	81	65.3	Pacific Life Insurance Company	A+
174	$5,000,000	M	81	120.8	American General Life Insurance Company	A+
175	$5,000,000	F	81	85.4	Sun Life Assurance Company of Canada (U.S.)	BBB
176	$1,995,000	F	81	90.7	Transamerica Life Insurance Company	AA-
177	$4,000,000	M	81	66.0	Jefferson-Pilot Life Insurance Company	AA-
178	$1,250,000	F	81	70.7	Columbus Life Insurance Company	AA
179	$10,000,000	M	81	91.2	New York Life Insurance Company	AA+
180	$2,300,000	M	81	28.6	American General Life Insurance Company	A+
181	$2,500,000	F	81	82.0	ING Life Insurance and Annuity Company	A-
182	$5,000,000	F	81	66.9	Massachusetts Mutual Life Insurance Company	AA+
183	$5,000,000	M	81	85.8	Transamerica Life Insurance Company	AA-
184	$2,000,000	M	81	81.1	Ohio National Life Assurance Corporation	AA-
185	$1,000,000	M	81	81.1	Ohio National Life Assurance Corporation	AA-
186	$350,000	M	81	44.6	Reassure America Life Insurance Company	AA
187	$5,000,000	M	81	93.8	Jefferson-Pilot Life Insurance Company	AA-
188	$5,000,000	M	80	103.6	AXA Equitable Life Insurance Company	A+
189	$8,000,000	M	80	94.6	AXA Equitable Life Insurance Company	A+
190	$550,000	M	80	115.6	Genworth Life Insurance Company	A-
191	$1,680,000	F	80	79.0	AXA Equitable Life Insurance Company	A+
192	$1,000,000	F	80	109.1	Jefferson-Pilot Life Insurance Company	AA-
193	$1,250,000	M	80	112.7	Metropolitan Life Insurance Company	AA-
194	$1,000,000	M	80	77.1	AXA Equitable Life Insurance Company	A+
195	$1,250,000	F	80	86.5	Principal Life Insurance Company	A+
196	$1,000,000	M	80	67.4	AXA Equitable Life Insurance Company	A+
197	$3,000,000	M	80	111.1	John Hancock Life Insurance Company (U.S.A.)	AA-

Face Amount		Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
198	$2,000,000	M	80	50.1	Jefferson-Pilot Life Insurance Company	AA-
199	$1,750,000	M	80	95.1	AXA Equitable Life Insurance Company	A+
200	$5,000,000	M	80	84.4	AXA Equitable Life Insurance Company	A+
201	$250,000	M	80	91.9	American General Life Insurance Company	A+
202	$10,000,000	M	80	126.6	John Hancock Life Insurance Company (U.S.A.)	AA-
203	$1,210,000	M	80	75.5	Lincoln National Life Insurance Company	AA-
204	$3,000,000	F	80	119.4	West Coast Life Insurance Company	AA-
205	$7,000,000	M	80	99.2	Genworth Life Insurance Company	A-
206	$2,000,000	M	79	36.8	Metropolitan Life Insurance Company	AA-
207	$6,000,000	M	79	137.3	AXA Equitable Life Insurance Company	A+
208	$130,000	M	79	60.8	Genworth Life Insurance Company	A-
209	$1,000,000	M	79	138.2	Empire General Life Assurance Corporation	AA-
210	$2,000,000	F	79	102.5	Pacific Life Insurance Company	A+
211	$2,000,000	F	79	100.9	Transamerica Life Insurance Company	AA-
212	$3,000,000	M	79	123.7	Principal Life Insurance Company	A+
213	$5,000,000	M	79	106.5	AXA Equitable Life Insurance Company	A+
214	$5,000,000	M	79	106.5	AXA Equitable Life Insurance Company	A+
215	$500,000	M	79	59.1	Transamerica Life Insurance Company	AA-
216	$3,000,000	M	78	53.3	Pacific Life Insurance Company	A+
217	$3,000,000	M	78	53.3	Minnesota Life Insurance Company	A+
218	$3,000,000	M	78	53.3	Prudential Life Insurance Company	AA-
219	$3,000,000	M	78	104.0	ING Life Insurance and Annuity Company	A-
220	$5,000,000	M	78	91.7	Pacific Life Insurance Company	A+
221	$5,000,000	M	78	91.7	Pacific Life Insurance Company	A+
222	$4,000,000	M	78	93.1	Jefferson-Pilot Life Insurance Company	AA-
223	$3,601,500	M	78	108.0	Transamerica Life Insurance Company	AA-
224	$1,000,000	M	78	104.6	Sun Life Assurance Company of Canada (U.S.)	BBB
225	$5,000,000	M	78	127.7	Principal Life Insurance Company	A+
226	$5,000,000	M	78	104.2	John Hancock Life Insurance Company (U.S.A.)	AA-
227	$7,000,000	M	78	99.9	Lincoln Benefit Life Company	BBB+
228	$476,574	M	78	85.6	Transamerica Life Insurance Company	AA-
229	$2,250,000	M	78	108.4	Massachusetts Mutual Life Insurance Company	AA+
230	$4,300,000	F	78	124.6	American National Insurance Company	A
231	$6,000,000	M	78	121.6	AXA Equitable Life Insurance Company	A+
232	$5,000,000	F	78	131.6	ING Life Insurance and Annuity Company	A-
233	$750,000	M	78	83.0	Lincoln National Life Insurance Company	AA-
234	$3,000,000	M	78	109.9	Principal Life Insurance Company	A+
235	$5,000,000	M	77	133.4	Jefferson-Pilot Life Insurance Company	AA-
236	$5,000,000	M	77	91.4	John Hancock Life Insurance Company (U.S.A.)	AA-
237	$500,000	M	77	79.9	John Hancock Life Insurance Company (U.S.A.)	AA-
238	$5,000,000	M	77	102.9	John Hancock Life Insurance Company (U.S.A.)	AA-
239	$1,009,467	M	77	60.6	John Hancock Life Insurance Company (U.S.A.)	AA-
240	$4,000,000	M	77	61.7	MetLife Investors USA Insurance Company	AA-
241	$2,500,000	M	77	101.8	Massachusetts Mutual Life Insurance Company	AA+
242	$2,500,000	M	77	101.8	Massachusetts Mutual Life Insurance Company	AA+
243	$5,000,000	M	77	69.0	John Hancock Life Insurance Company (U.S.A.)	AA-
244	$500,000	F	77	131.5	Columbus Life Insurance Company	AA
245	$3,750,000	M	77	70.7	AXA Equitable Life Insurance Company	A+
246	$1,000,000	M	77	125.2	Metropolitan Life Insurance Company	AA-
247	$2,000,000	F	77	69.7	Transamerica Life Insurance Company	AA-
248	$1,000,000	M	76	123.8	Metropolitan Life Insurance Company	AA-

Face Amount		Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
249	$2,840,000	M	76	113.5	Transamerica Life Insurance Company	AA-
250	$750,000	M	76	18.2	U.S. Financial Life Insurance Company	A+
251	$1,000,000	F	76	89.7	John Hancock Life Insurance Company (U.S.A.)	AA-
252	$1,750,000	M	76	75.8	John Hancock Life Insurance Company (U.S.A.)	AA-
253	$5,000,000	M	76	118.7	Transamerica Life Insurance Company	AA-
254	$600,000	M	76	99.1	Protective Life Insurance Company	AA-
255	$3,000,000	M	75	120.3	Protective Life Insurance Company	AA-
256	$2,000,000	F	75	136.4	Aviva Life Insurance Company	A-
257	$4,000,000	M	75	81.5	Massachusetts Mutual Life Insurance Company	AA+
258	$7,000,000	F	75	139.7	Pacific Life Insurance Company	A+
259	$1,000,000	M	75	98.8	Pacific Life Insurance Company	A+
260	$490,620	M	75	102.1	Ameritas Life Insurance Corporation	A+
261	$5,000,000	M	75	73.7	West Coast Life Insurance Company	AA-
262	$5,000,000	M	74	166.4	Prudential Life Insurance Company	AA-
263	$3,000,000	M	74	69.8	Aviva Life Insurance Company	A-
264	$200,000	M	74	85.2	ING Life Insurance and Annuity Company	A-
265	$8,000,000	M	74	120.1	Metropolitan Life Insurance Company	AA-
266	$5,000,000	M	74	44.4	Lincoln Benefit Life Company	BBB+
267	$850,000	M	74	81.2	New York Life Insurance Company	AA+
268	$4,000,000	F	73	162.3	American General Life Insurance Company	A+
269	$300,000	M	73	26.5	Lincoln National Life Insurance Company	AA-
270	$2,000,000	M	73	116.0	American General Life Insurance Company	A+
271	$3,000,000	F	73	133.6	General American Life Insurance Company	AA-
272	$500,000	M	72	47.5	Midland National Life Insurance Company	A+
273	$3,000,000	M	72	91.4	AXA Equitable Life Insurance Company	A+
274	$1,000,000	M	72	84.8	United of Omaha Life Insurance Company	A+
275	$2,500,000	M	71	115.6	American General Life Insurance Company	A+
276	$1,167,000	M	71	40.5	Transamerica Life Insurance Company	AA-
277	$1,500,000	M	71	130.9	Metropolitan Life Insurance Company	AA-
278	$3,000,000	M	70	93.9	John Hancock Life Insurance Company (U.S.A.)	AA-
279	$2,000,000	M	70	121.4	New York Life Insurance Company	AA+
280	$2,000,000	M	70	121.4	New York Life Insurance Company	AA+
281	$600,000	M	70	104.4	AXA Equitable Life Insurance Company	A+
282	$500,000	M	69	112.1	Transamerica Life Insurance Company	AA-
283	$500,000	M	69	112.1	North American Company for Life And Health Insurance	A+
284	$2,000,000	M	67	134.3	Transamerica Life Insurance Company	AA-
285	$1,000,000	M	67	134.3	Genworth Life Insurance Company	A-
286	$2,000,000	M	67	65.9	MetLife Investors USA Insurance Company	AA-
287	$2,000,000	M	67	65.9	MetLife Investors USA Insurance Company	AA-
288	$156,538	F	66	126.2	New York Life Insurance Company	AA+
289	$1,000,000	M	65	63.7	Lincoln National Life Insurance Company	AA-
	$784,651,923

(1)	The insured’s age is current as of the measurement date.

(2)	The insured’s life expectancy estimate, other than for a small face value insurance policy benefit, is the average of two life expectancy estimates provided by independent third-party medical-actuarial underwriting firms at the time of purchase, actuarially adjusted through the measurement date. Numbers in this column represent months. For more information, see disclosure under the caption “Pricing Life Insurance Policies.

Obtaining Life Insurance Assets

We seek to offer our services nationwide. In general, we work directly with consumers in states where we hold proper licensure, and in states where we are not licensed we work through other licensed providers. Historically, sourcing policy assets typically begins with life insurance agents and financial advisors (“agents”) that identify consumers owning life insurance who could benefit from the extraction of value from their life insurance in the secondary market. The agents typically work with professional life insurance policy brokers specializing in packaging the policies for presentation to participants in the secondary market. Their packaging includes obtaining medical records on the insured, life expectancy estimates from medical-actuarial firms, current insurance policy illustrations, and other information needed to properly evaluate the policy. The only parties able to evaluate the policies are regulated licensed “providers.” Once the providers have evaluated the policy, offers are made to the owner through a competitive auction process whereby brokers facilitate competing offers from providers, concurrently negotiating fees.

We maintain membership affiliations and representation within key industry groups, such as the Life Insurance Settlement Association. Our Executive Chairman, Paul Siegert, currently serves on the board of the Life Insurance Settlement Association. We typically sponsor events and/or maintain a trade booth at events where we are able to maintain contacts with existing life settlement brokers and meet new brokers to submit policies for purchase.

In the future, we expect to develop new channels for obtaining life insurance assets by soliciting consumers directly, which may eliminate fees we pay brokers and competition we experience when a policy is auctioned through a broker. While these new channels are unproven, we believe that consumer awareness of the life insurance secondary market is relatively low while the consumer value proposition is very high and, as a result, provides a significant growth opportunity for our business.

Life Insurance Policy Underwriting and Investment Process

The process used to value and underwrite life insurance policies is relatively new and continues to be refined. We underwrite and service all the life insurance policies that we purchase. When we identify a life insurance policy that meets our criteria, we seek to invest in the policy at a discount sufficient to provide us with an expected internal rate of return that meets our internal guidelines. Once our offer to invest in a policy is accepted, we enter into a purchase agreement with the seller. This agreement gives us the right to, among other things, pay premiums, collect policy benefits, file collateral assignments, change the ownership, and obtain medical records. The general terms and conditions of the agreement are standardized and regulated by most states.

We maintain an underwriting department with experience in underwriting life insurance policies for investment. The underwriting due diligence process consists of a careful review and analysis of available materials related to a life insurance policy and the covered individual. The goal of the underwriting process is to make an informed investment decision with respect to the life insurance policy. While we believe that our underwriting policies and practices are consistent with industry best practices, it is possible that the processes may change or may not accurately reflect actual mortality experience or catch fraud or deception by sellers. To the extent the underwriting is not accurate or we are subject to fraud or deception by sellers, the performance of policies may be different from the expected results, which could adversely affect profitability.

Life Insurance Policy Characteristics

We typically invest in universal life insurance policies whose insureds are 65 years or older and whose actuarial life expectancies are estimated to be less than 168 months. In some cases, however, we invest in term life insurance policies that are convertible into universal life insurance policies, depending on the analysis of the life insurance policy and the insured’s life expectancy estimate. The life expectancy estimate is the number of months the insured is expected to live based upon 50% mortality (meaning roughly half of the individuals with similar age, sex, smoking and medical statuses will have died within that number of months), which is in turn based upon actuarial tables.

We invest only in life insurance assets that have been in force for more than two years from the policy issuance date and meet our other underwriting guidelines. We reserve the right to disqualify some life insurance companies or categories of life insurance policies for purchasing in our sole discretion.

Pricing Life Insurance Policies

Pricing involves an analysis of both the policy and the insured. An analysis of the insurance policy starts with an illustration obtained from the insurance company providing a schedule of level premium payments until the insured reaches age 125. Then, utilizing pricing software now owned by Modeling Actuarial Pricing Systems, Inc. (“MAPS”), we reverse engineer the premium schedule of the policy to determine a premium schedule that provides for the minimum payments required to keep the policy in effect. An analysis of the insured involves an actuarial evaluation of the insured’s probable mortality at different points in the future—the mortality curve. This analysis covers the insured’s entire projected lifespan using life expectancy estimates generated by third-party medical-actuarial underwriting firms or generated from base actuarial tables in the case of small face policies.

In determining the life expectancy estimate, we presently require two life expectancy estimates from independent third-party medical-actuarial underwriting firms, unless the life insurance policy is a small face policy (defined as a policy with $1,000,000 in face value benefits or less), in which case we may use a life expectancy estimate derived from base actuarial mortality table assumptions. When a life expectancy estimate is obtained from a medical-actuarial firm, the health of the insured is summarized by the underwriters in a written health assessment based on the review of the insured’s historical and current medical records. Underwriting assesses the characteristics and health risks of the insured in order to quantify the health into a mortality rating that represents their life expectancy estimate. We currently average the life expectancy estimates provided by two independent medical-actuarial underwriting firms to form our life expectancy estimate for life insurance policies other than small face policies. In some cases, we may obtain more than two life expectancy estimates. In those cases, we average the two life expectancy estimates that we believe are the most reliable of those we have received, based on our own analyses and conclusions. In this regard, the two life expectancy estimates we ultimately choose to average may not always be the most conservative. If in the future our we believe our business model will benefit from changes in our underwriting process and are permitted under our borrowing covenants, we may change our underwriting processes and policies, including our present policy under which we generally obtain two life expectancy estimates from independent third-party medical-actuarial firms (other than for small face policies).

By combining the optimized premiums and the insured’s life expectancy estimate within the MAPS software, we generate detailed information, including the expected mortality curve over the insured’s total projected lifespan; the expected premiums and related costs over the insured’s total projected lifespan; the expected policy benefit paid over the insured’s total projected lifespan; the account values within the policy; and the expected internal rate of return we will achieve at various investment amounts. From this information, we are able to calculate the present value of the life insurance policy by discounting the anticipated cash flows at the targeted internal rate of return using the probabilistic pricing methodology employed by the MAPS program. The actuarial value of the life insurance policy asset is the present value of the policy’s cash flows discounted at an expected internal rate of return. We expect that our investments in life insurance assets will generate yields in excess of our borrowing and operating costs.

On January 22, 2013, one of the independent medical-actuarial underwriting firms we utilize, 21st Services, announced advancements in its underwriting methodology, resulting in revised estimated life expectancy mortality tables for life settlement transactions. We were advised by 21st Services that the changes are very granular and relate to both specific medical conditions and lifestyles of insureds. These changes resulted from the application of additional medical information gathered by 21st Services over a period of time. While we do not believe these revised methodologies indicate the previous estimated life expectancies were inaccurate, we believe the revised methodologies provide additional information that should be considered in updating our estimate of the life expectancies of the insureds within our portfolio. Based upon our evaluation and analysis of data made available by 21st Services, as well as information regarding the insureds within our portfolio, we have estimated the impact of the changes in 21st Services’ methodologies for determining life expectancies on a policy-by-policy basis within our portfolio as of December 31, 2012 and applied such changes to the life expectancy inputs used to estimate fair value. We have adjusted the original life expectancies provided by 21st Services based on four factors, the impact of each analyzed individually for each insured in the GWG portfolio. The four factors are gender, anti-selection, age, and primary impairment. GWG applied this set of adjustments to all 21st Services life expectancy reports used in valuation of the portfolio as of December 31, 2012. At that time, the portfolio contained 211 policies on 194 insured lives. Of those 211 policies, 199 were valued using a 21st Services life expectancy report as part of the pricing life expectancy estimate calculation. While the analysis and adjustments were applied on an individual policy basis, the result was an average overall increase in the original life expectancy estimates of 8.67%. We have a standard practice of obtaining two third-party life expectancy estimates for each policy in our portfolio. As a result, the effective change in life expectancy on the portfolio as of December 31, 2012 was an average of approximately 4.33%, which resulted in an aggregate decrease in the fair value of our life settlements portfolio of $12.4 million as of December 31, 2012. Life expectancy reports by their very nature are estimates.

During 2013, we sought to update our life expectancy estimates from all four of the major independent third-party medical-actuarial underwriting firms (including 21st Services) with updated medical records on all of the 211 policies we originally used a life expectancy report from 21st Services. As of December 31, 2013, we had successfully procured new life expectancy reports on 176 of the 211 policies owned as of December 31, 2012. We experienced ten mortalities in 2013 for which no updated life expectancy reports were necessary. We also had two small face policies in our portfolio for which we did not update life expectancy reports. Accordingly, as of December 31, 2013 we had updated our life expectancy estimates based on updated life expectancy reports on all but 22 policies (covering 21 people) in our portfolio that we are still seeking to update.

In order to assess the reasonableness of our adjustments made effective December 31, 2012, we compared the life expectancy estimates including any adjustments used on December 31, 2012 to the updated life expectancy estimates used on December 31, 2013. Because an additional year has elapsed since the December 31, 2012 date, the older set of adjusted life expectancy estimates were “rolled down” to shorter numbers based on an actuarial calculation to make them comparable to the updated life expectancy estimates used on December 31, 2013. The average amount of roll down to account for the 12-month passage of time was eight and one-half months. We concluded that our the adjustments we made a year ago were reasonable when we the compared the rolled down life expectancy estimates from December 31, 2012 to the updated life expectancy estimates on December 31, 2013. The average rolled down life expectancy estimate from December 31, 2012 is 80.9 months. The average updated life expectancy estimate obtained from updated life expectancy reports as of December 31, 2013 is 79.4 months, shorter by one and one-half months. We see no need to make any further adjustments to our life expectancy estimates at this time.

Portfolio Administration

We have developed a comprehensive administration and servicing platform to manage the life insurance assets we own. This allows us to safeguard our life insurance assets and to process and report on the assets in our portfolio. We regularly contact each insurance company on every policy we own to verify policy account values, confirm the correct application of premium payments made, and the resulting account values inside the life insurance policy after application of the premium payment and the deduction of the cost of insurance. We typically maintain little account value inside the policy and seek to make only minimum premium payments necessary to keep the life insurance policy in force until the next scheduled premium payment.

In addition to policy servicing, we monitor insureds by periodically contacting them directly, or their appointed representatives, to confirm their location and health status. We monitor the social security database for mortalities as well as online obituary databases. When we are notified of an insured’s mortality, we are required to obtain a copy of the death certificate and present it to the life insurance company for payment of the face value of the policy benefit.

Portfolio Management

We realize profits by earning a spread between our investment cost in our life insurance assets and the face value of the policy benefits that will be paid upon the insured’s mortality. We believe that building and managing a profitable portfolio of life insurance policies is complex, requires considerable technical knowledge and resources, and is subject to numerous regulations. We have developed extensive experience and disciplines to work toward a stable and profitable portfolio. We update our actuarial projections each month for the portfolio based on the life expectancy estimates, premium payments made, and mortalities experienced. These data points combine to provide us with future forecasted cash flows with respect to our portfolio of life insurance assets. These forecasted future cash flows, along with our current financial position, are combined in a comprehensive model that includes detailed assumptions as to interest rates, financing costs, life insurance asset acquisitions, and capital markets activities. This comprehensive financial model enables us to closely monitor and manage our necessary capital reserves and attempt to project our future profitability.

While we believe our portfolio of life insurance assets represents a balanced and stable portfolio of life insurance assets, we seek to grow the size of the portfolio in order to further mitigate risk and improve our profitability. In order to assess the stability of our portfolio, we analyze longevity risk, which is the risk of the insured living longer than his/her life expectancy estimate. Longevity risk is the single largest variable affecting the returns on an investment in life insurance assets and the ability to predict the portfolio’s value over time. Research by A.M. Best and others indicates that, as the number of insured lives increase within a portfolio of life insurance policies, there is a decrease in the standard deviation of the value of the portfolio—i.e., the stability of longevity risk increases with an increase in the number of insured lives. While Standard & Poor’s has indicated that statistical credibility is unlikely to be achieved with a pool of less than 1,000 lives, a study published in 2014 by A.M. Best concluded that at least 300 lives are necessary to narrow the band of expected cash flow volatility using the Monte Carlo simulations, which is the same methodology we use to evaluate our portfolios. Our internal analysis of our portfolio, which as of June 30, 2014 consisted of 261 lives, resulted in a standard deviation that is comparable with the A.M. Best measurement for a portfolio of 200 lives. We believe this result is due to the specific portfolio make up of our portfolio relative to the variation in underlying life expectancy estimates. Further, A.M. Best suggests that no one life should comprise more than 3.33% of the face value of an entire portfolio or collateral pool. As of June 30, 2014, the largest face value policy on one life in our portfolio represented approximately 1.27% of the total portfolio. We intend to maintain a well-diversified portfolio as we continue to expand our investments in life insurance assets.

We also believe our portfolio represents a profitable portfolio. In order to assess the profitability, we analyze the future cash flows expected from our portfolio of life insurance assets. The standard practice within the insurance industry is to analyze the timing of uncertain future cash flows through stochastic modeling, or Monte Carlo simulations. We continue to analyze the expected internal rates of return and spread against borrowing costs represented by our portfolio. As of December 31, 2013, the expected internal rate of return on our portfolio of life insurance assets was 12.21% and our weighted-average borrowing costs to finance our portfolio was 7.20%.

Portfolio Credit Risk Management

The life insurance assets that we invest in represent obligations of third-party life insurance companies to pay the benefits under the relevant policy. Because we finance life insurance policies, we rely on the payments from the face value of policy benefits from life insurance companies for revenue collections. We rely on the face value of the life insurance policy benefit at maturity as the exclusive form of payment.

The possible insolvency or loss by a life insurance company is a significant risk to our business. To manage this risk, we seek to invest in life insurance assets that are issued by insurance companies with investment-grade ratings from either A.M. Best, Moody’s or Standard & Poor’s. To further mitigate risk, we seek to limit the face value of policy benefits issued by any one life insurance company within the total portfolio to 20%. State guaranty funds generally guaranty policy benefits up to $200,000. In addition, to assure diversity and stability in our portfolio, we regularly review the various metrics of our portfolio relating to credit risk. We track industry rating agency reports and industry journals and articles in order to gain insight into possible financial problems of life insurance companies. Recently, some of the credit ratings on insurance companies were downgraded and we will no longer consider purchasing policies issued by these insurance companies. Finally, we will only invest in those life insurance policies that meet the underwriting standards established in the indenture governing our debt securities, as applicable.

As of June 30, 2014, 99.08% of insurance companies in our portfolio hold an investment-grade rating by Standard & Poor’s (BBB- or better), and the face value of policy benefits issued by one life insurance company with in the portfolio was 15.72%. Of the 44 insurance companies that insure the policies we own, ten companies insure approximately 72.66% of total face value of insurance benefits and the remaining 34 insurance companies insure the remaining approximately 27.34% of total face value of insurance benefits. The concentration risk of our ten largest insurance company holdings as of June 30, 2014 is set forth in the table below.

Rank	Policy Benefits	Percentage of Policy Benefit Amt.	Insurance Company	Ins. Co. S&P Rating
1	$123,380,000	15.72%	AXA Equitable Life Insurance Company	A+
2	$85,920,000	10.95%	John Hancock Life Insurance Company (U.S.A.)	AA-
3	$73,920,000	9.42%	Transamerica Life Insurance Company	AA-
4	$58,769,000	7.49%	Jefferson-Pilot Life Insurance Company	AA-
5	$56,215,000	7.16%	ING Life Insurance and Annuity Company	A-
6	$43,550,000	5.55%	American General Life Insurance Company	A+
7	$42,735,000	5.45%	Massachusetts Mutual Life Insurance Company	AA+
8	$30,500,000	3.89%	Pacific Life Insurance Company	A+
9	$28,450,000	3.63%	West Coast Life Insurance Company	AA-
10	$26,661,000	3.40%	Metropolitan Life Insurance Company	AA-

Servicing Agents

We have contracted with Wells Fargo Bank to provide servicing, collateral agent, and trustee services with respect to certain life insurance policies owned by DLP Funding II. We have contracted with Bank of Utah to provide servicing, collateral agent, and trustee services with respect to all other life insurance policies we own. Wells Fargo Bank and Bank of Utah provide services for certain life insurance policies in connection with ownership and tracking of life insurance policies we own, including paying premiums, posting of payments (receipts) of the life insurance policies, certain monitoring, enforcement of rights and payer notifications, and related services. We reserve the right to service and provide collateral agent services for certain life insurance policies directly, or appoint additional third-party servicers in the future.

Competition

We encounter significant competition in the life insurance purchasing and financing business from numerous companies, including hedge funds, investment banks, secured lenders, specialty life insurance finance companies and life insurance companies themselves. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds because they have greater access to insured deposits or the capital markets. Moreover, some of these competitors have significant cash reserves and can better fund shortfalls in collections that might have a more pronounced impact on companies such as ours. They also have greater market share. In the event that the life insurance companies make a significant effort to compete against the business, we would experience significant challenges with our business model.

Competition can take many forms, including the pricing of the financing, transaction structuring, timeliness and responsiveness in processing a seller’s application and customer service. Some of the competitors may outperform us in these areas. Some competitors target the same type of life insurance clients as we do and generally have operated in the markets we service for a longer period of time. Increased competition may result in increased costs of purchasing policies, or it may affect the availability and quality of policies that are available for our purchase. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk.

Government Regulation

The life insurance sector is highly regulated at both the federal and state levels. We are subject to federal and state regulation and supervision in the life insurance purchasing and finance business. There are significant regulations in many states that require us to obtain specific licenses or approvals to be able to purchase life insurance policies in those states. We continually research and monitor regulations and apply for the appropriate licenses in the required states.

Governments at both the federal and state levels have continued to review the impact of the business on the life insurance industry. Moreover, recent federal government actions with respect to insurance companies have increased the federal government’s role in regulating the insurance industry. Recently we have seen legislative efforts by state governments to mandate the sale or liquidation of a life insurance policy as part of the Patient Protection and Affordable Care Act in order to increase the number of Americans covered by health insurance and decrease the cost of health care. The legislative effort is designed to monetize all assets of the insured prior to eligibility under the health care provided under the Patient Protection and Affordable Care Act. These efforts may affect the number of life insurance policies available for purchase and their attractiveness.

State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies in those states. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes. State regulators may also impose rules that are generally adverse to our industry. Because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve.

Any adverse change in present laws or regulations, or their interpretation, in one or more states in which we operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such jurisdictions, or cause us to modify our operations in a way that adversely affects our ultimate profitability. Any such action could have a corresponding material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also negatively affect our general business prospects.

Some states and the SEC have, on occasion, attempted to regulate the purchase of non-variable life insurance policies as transactions in securities under federal or state securities laws. In July 2010, the SEC issued a Staff Report of its Life Settlement Task Force. In that report, the Staff recommended that certain types of purchased life insurance policies be classified as securities. The SEC has not taken any position on the Staff Report, and there is no indication if the SEC will take or advocate for any action to implement the recommendations of the Staff Report. In addition, there have been several federal court cases in which transactions involving the purchase and fractionalization of life insurance contracts have been held to be transactions in securities under the federal Securities Act of 1933. We believe that the matters discussed in the Staff Report, and existing case law, do not impact our current business model since our purchases of life settlements are distinguishable from those cases that have been held by courts, and advocated by the Staff Report, to be transactions in securities. For example, we are not involved in fractionalization of any life insurance policies, and we do not purchase variable life insurance policies.

If federal law were to change, whether by action of the Congress or through the courts, with the result that purchases of non-fractionalized and non-variable life insurance policies would be considered transactions in “securities,” we would be in violation of existing covenants under our revolving credit facility requiring us to not be an “investment company” under the Investment Company Act of 1940. This could in the short-term or long-term affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. It is possible that such an outcome could threaten the viability of our business and our ability to satisfy our obligations as they come due.

With respect to state securities laws, almost all states currently treat the sale of a life insurance policy as a securities transaction under state laws, although some states exclude from the definition of a security the original sale from the insured or the policy owner to the life settlement provider. To date, due to the manner in which we conduct and structure our activities and the availability, in certain instances, of exceptions and exemptions under securities laws, such laws have not adversely impacted our business model.

State Life Settlement License Requirements

State laws differ as to the extent to which purchasers of life insurance policies are required to be licensed by a state regulatory agency. We may elect to conduct life insurance policy purchasing only in those states in which we are licensed or where no licensure is required. The licensing requirements differ from state to state, but where they exist, they typically require the payment of licensing fees, periodic reporting, and submission to audit by state regulators. We do not intend to purchase any life insurance policies in any states that require a license or similar qualification without first obtaining such license or qualification or purchasing through a licensed provider in that state.

The table below identifies all states (and the District of Columbia) in which we can conduct business directly with the seller of a life insurance policy or through a licensed provider. An asterisk (*) indicates that the state does not require licensing. In those states identified in the right-hand column, we can purchase policies through our provider relationships with Magna Administrative Services, Inc. Abacus Settlements, LLC, and Lotus Life, LLC. If our relationships with either Magna Administrative Services, Abacus Settlements or Lotus Life were to end, for any reason, we believe we would be able to replace that relationship quickly.

States Where We Conduct Business Directly	States Where We Conduct Business Through Other Licensed Providers
Alabama*	Colorado
Arizona	Georgia
Arkansas	Indiana
California	Kentucky
Connecticut	Nevada
Delaware	New Jersey
District of Columbia*	Oregon
Florida	Utah
Illinois
Iowa
Kansas
Louisiana
Maine
Maryland
Massachusetts
Michigan*
Minnesota
Mississippi
Missouri*
Nebraska
New Mexico*
New York
North Carolina
Ohio
Oklahoma

States Where We Conduct Business Directly	States Where We Conduct Business Through Other Licensed Providers
Pennsylvania
Rhode Island
South Carolina*
South Dakota*
Tennessee
Texas
Virginia
Washington
Wisconsin
Wyoming*

We are not presently able to conduct business in the following states due to the fact that we neither have a license to operate in that state nor do we have a relationship with another licensed provider in that state: Alaska, Hawaii, Idaho, Montana, New Hampshire, North Dakota, Vermont, and West Virginia.

Health Insurance Portability and Accountability Act (HIPAA)

HIPAA requires that holders of medical records maintain such records and implement procedures in ways designed to assure the privacy of patient records. HIPAA has precipitated widespread changes in record keeping, including patient consent forms and access restrictions in data processing software. In order to carry out the business, we receive medical records and obtain a release to share such records with a defined group of persons. We are entitled to have access to patient information, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies.

Regulatory Matters

We have been informed that the SEC is conducting a private investigation of our company and its offering of Renewable Secured Debentures. The SEC has advised us in writing that the investigation is a fact-finding inquiry and does not mean the SEC has concluded that we, or anyone else, have violated any laws or regulations. Also, the SEC has advised us in writing that the investigation does not mean that they have a negative opinion of any person, entity or security. The SEC has not informed us of any intent on its part to stop order our registration statement; it has not asked us to modify our registration statement in any way; and it has not stated that it has found the registration statement to be deficient in any respect. We are fully cooperating with this investigation.

Employees

We employ approximately 40 employees.

Properties

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. At that location, we lease 11,695 square feet of space for a lease term expiring in August 2015. We believe that these facilities are adequate for our current needs and that suitable additional space will be available as needed.

Legal Proceedings

Our Chief Executive Officer, Jon R. Sabes and President and Secretary, Steven F. Sabes, who together beneficially own approximately 94.2% of our common stock, are subject to litigation relating to claims by a bankruptcy trustee for loan payments made to an affiliate, Opportunity Finance, LLC. The litigation stems from the 2010 conviction of an individual operating a fraudulent business scheme which filed for bankruptcy in 2008. The bankruptcy trustee alleges that loan repayments to Opportunity Finance were avoidable transfers under preference or other legal theories and seeks to recover amounts for other creditors of the bankruptcy estate. Such payments may ultimately be deemed to be avoidable transfers under preference or other legal theories. Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota). In addition, GWG Holdings invested $1.0 million in Opportunity Finance, LLC in 2006 and was repaid and received $176,948 of interest income from that investment in 2007. Jon R. Sabes and Steven F. Sabes together beneficially own approximately 94.2% of our common stock prior to this offering and, assuming the sale of all 800,000 common shares offered hereby and our election to cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock immediately prior to the closing of this offering, will beneficially own approximately 75.1% of our common stock after this offering. To date, no claim has been made against us.

While we believe there are numerous meritorious defenses to the claims made by the bankruptcy trustee, and we are advised that the defendants in that action will vigorously defend against the trustee’s claims, such defendants may not prevail in the litigation with the bankruptcy trustee. If the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, there could be a change in control of the Company and our business together with all of our investors, including investors in our debentures, could be materially and adversely impacted. Such adverse results would likely arise in connection with negative change-in-control covenants contained in our revolving credit facility agreements, the breach of those covenants and an ensuing event of default under such facility. In addition, if the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, such transfers would adversely affect holders of our Renewable Secured Debentures by reducing the number of shares of common stock of GWG Holdings that have been pledged as collateral security for our obligations under the debentures. Finally, regardless of the outcome of this litigation, these matters are likely to distract management and reduce the time and attention that they are able to devote to our business.

MANAGEMENT AND DIRECTORS

Directors and Executive Officers

The name, age and positions of our current executive officers and directors are as follows:

Name	Age	Positions
Jon R. Sabes	47	Chief Executive Officer and Director
Paul A. Siegert	75	Director (Executive Chairman)
Steven F. Sabes	45	President, Secretary and Director
William Acheson	49	Chief Financial Officer
Jon Gangelhoff	56	Chief Operating Officer
Jeffrey L. McGregor	61	Director
Charles H. Maguire III	71	Director
David H. Abramson	73	Director
Shawn R. Gensch	45	Director

Jon R. Sabes, co-founder and Chief Executive Officer of our company, is a financial professional with over 20 years of experience in the fields of finance, venture capital, business development, managerial operations, and federal taxation. Since 1999, Mr. Sabes has served as Chief Executive Officer of Opportunity Finance, LLC, a family investment company specializing in structured finance. Over his career, Mr. Sabes has been active in receivable financing, life insurance financing, and casualty insurance financing, structuring over $900 million in financing commitments for his related businesses. Mr. Sabes’ experience includes co-founding and leading the development of two leading insurance-related finance companies: GWG Life, a company in the life insurance finance industry founded in 2006, and MedFinance, an innovator in casualty insurance and healthcare finance founded in 2005. Through these companies, Mr. Sabes has developed and applied financial structuring techniques, underwriting algorithms, and business modeling aspects to the insurance industry. Mr. Sabes’ education includes a Juris Doctor degree cum laude from the University of Minnesota Law School; and a Bachelor of Arts degree in Economics, from the University of Colorado. Over his career, Mr. Sabes has held several licenses and professional association memberships including FINRA Series 7, Series 63, Minnesota State Bar Association, and American Bar Association. In addition to being an active father of three, Mr. Sabes serves on the boards of Saving Children and Building Families, and the Insurance Studies Institute. Mr. Sabes is the brother of Steven F. Sabes. Mr. Sabes has served as our Chief Executive Officer, and a director, since 2006.

Paul A. Siegert, co-founder of our company, has over 50 years of experience in national and international business with focus on general business, financial and investment strategies, management practices, fiscal controls, profit incentives, systems and corporate structuring and governance. Over his career, Mr. Siegert has consulted to Fortune 500 corporations, regional firms, emerging businesses, government and education, and has served as director, general partner and advisor to partnerships and corporations, including restructuring of economically troubled businesses. Mr. Siegert has provided written testimony to the Senate Finance Committee regarding SEC practices and created two companies registered under the Investment Advisors Act of 1940. Mr. Siegert was an active participant in the formation and direction of the Colorado Institute for Artificial Intelligence at the University of Colorado. Mr. Siegert’s education includes studies toward a Master of Business Administration, University of Chicago; and Bachelor of Science and Industrial Management, Purdue University. His insurance-related experiences include the creation of one of the nation’s first employer self-funded life, medical and disability insurance programs; designing medical, life insurance and social security opt-out programs for educational institutions; incorporation of financial analysis disciplines in life insurance and estate planning; and strategizing of key-man insurance plans and life insurance in business continuation planning for corporations and senior executives. From 1979 to 1986, Mr. Siegert was nationally recognized as a tax and estate planning expert. In 1999, Mr. Siegert retired from active business to engage in various personal financial and investment endeavors. In 2004, he founded Great West Growth, LLC, a Nevada limited liability company and a predecessor to GWG Life, to purchase life insurance policies. In his capacities with GWG Life, he created an insurance policy valuation and pricing model, created life insurance policy purchase documentation, undertook state licensing and compliance and developed operating and marketing systems. Mr. Siegert currently serves as the President and Chief Executive Officer of the Insurance Studies Institute, which he founded in 2007, and also serves on the Board of Directors of the Life Insurance Settlement Association. Mr. Siegert currently serves as Director and Executive Chairman of the Board of GWG Holdings, Inc., and served as its President until May 30, 2014. He has been active in a variety of charities and foundations, including Rotary International.

Steven F. Sabes, co-founder and President and Secretary of our company, is responsible for various managerial aspects of our business, with a specific focus on treasury and financial operations, life insurance policy purchasing, and specialty finance operations. Since 1998, Mr. Sabes has served as a Managing Director of Opportunity Finance, LLC, a family investment company specializing in structured finance. Mr. Sabes holds a Master of Science and Doctor of Philosophy in organic chemistry from the University of Minnesota, as well as a Bachelor of Arts degree from The Colorado College. Mr. Sabes is the brother of Jon Sabes. Mr. Sabes has served as our Secretary, and a director, since 2006. He also served as our Chief Operating Officer from 2006 until May 30, 2014, when he was appointed as our President.

William Acheson became our Chief Financial Officer on May 30, 2014. Prior to joining us, Mr. Acheson served as Chief Financial Officer and Senior Vice President of Strategic Development for The Homeownership Preservation Foundation, a residential real estate foreclosure prevention organization seeded by GMAC, from 2009 through 2013. Prior to that, Mr. Acheson served as Managing Director of Global Structured Finance and Investments at Merrill Lynch in London, England, from 2007 through 2008. From 1991 to 2007, Mr. Acheson spent his career at GMAC-RESCAP, where he served as Managing Director for a number of business units, concluding his career as Chief Financial Officer of the United Kingdom division from 2005 through 2007. Mr. Acheson earned a Bachelor of Science degree in accounting from the College of St. Thomas in St. Paul, Minnesota, and earned his Certified Public Accountant certificate in 1991 while working for Ernst & Young in Minneapolis, Minnesota.

Jon Gangelhoff, our Chief Operating Officer, has served rapidly growing businesses in several industries as chief financial officer with a strong focus on business operations since 1986. Prior to joining our company as Chief Financial Officer in March 2009, he served as chief financial officer for Northern Metal Recycling, a metal recycling firm the sales of which exceeded $500 million annually, from 2006 to 2008. Mr. Gangelhoff’s responsibilities at Northern Metal Recycling included acquisition and related integration operations focused on finance, information systems, and human resources functions. Prior to that, from 2003 to 2006, Mr. Gangelhoff served as the chief financial officer of Kuhlman Company, formerly a public reporting company, where he established corporate infrastructure, developed financial reporting and internal control systems, and managed the SEC reporting process. During his 25-year career, Mr. Gangelhoff has used an integrated hands-on and financial management approach to improve the performance of the companies he served in a variety of industries. Mr. Gangelhoff holds a Bachelor of Arts degree from Mankato State University. Mr. Gangelhoff was appointed as our Chief Operating Officer on May 30, 2014.

Jeffrey L. McGregor has had an extensive career in the insurance and financial services industry, serving as President for three major financial sales and distribution companies. Mr. McGregor has 34 years of experience in sales, distribution strategies and leadership with a proven track record in sales and growth of annuity, life insurance, and mutual fund products. Mr. McGregor has been a quoted industry source for Ignites, Foxfire, Dalbar, Mutual Fund Forum and Investment News, and has served on numerous industry boards and associations, including the Life and Annuity Advisory Board, the Mutual Fund Forum, and the International Association for Financial Planning. Mr. McGregor has written, published and presented a number of papers focused on the insurance and financial industry. Throughout his career, Mr. McGregor’s primary focus has been to promote successful collaboration with employees, clients and colleagues to create respectful, profitable, and long-term relationships.

Mr. McGregor has lead teams that represented all traditional life insurance products — term, whole life, universal life, disability insurance, long-term care, along with high-net worth and estate planning strategies that maximize the protection and tax advantages that life insurance products provide. Mr. McGregor has worked closely with product development teams in determining the risk and required sales results necessary to meet profitability targets. Mr. McGregor professional career encompasses the oversight and creation of marketing, sales presentations and advisor/only materials, seeking a balanced approached to the risks and rewards of the insurance, annuity and asset management products offered.

From 2005 to 2010, Mr. McGregor served as the President of RiverSource Distributors and Senior Vice President of Ameriprise Financial, Inc. During his tenure as the President of RiverSource Distributors, he was responsible for the sales and distribution of all insurance, annuity and asset management product lines of Ameriprise through existing and new channels. In this position, Mr. McGregor identified and greatly influenced strategy, compliance, profitability and the success of multiple insurance and investment products offered by Ameriprise. Mr. McGregor led the effort that resulted in RiverSource annuities being rated the fastest growing annuity company in 2006 and 2007 according to VARDS.

From 2001 to 2004, Mr. McGregor was President of AXA Distributors, where he was responsible for the sales and distribution of insurance and annuity products manufactured by AXA Financial. In 2003, Mr. McGregor’s sales team achieved annuity sales of $7.0 billion. This record sales year resulted in AXA Distributors’ market share position going from number six in 2002 to number two in 2003.

From 1988 to 1998, Mr. McGregor served in a variety of senior leadership positions for Colonial Investment Services. Mr. McGregor was named President of Colonial Investment Services in 1990 and joined Colonial’s Board of Directors. During his tenure, assets under management grew from $9.0 billion to $24.0 billion. Mr. McGregor’s hands on leadership led Colonial to a number one rating in wholesaler and marketing support three times, according to Dalbar Survey.

Over his career, Mr. McGregor has also worked with American Capital, Prudential-Bache Securities, Planco and IDS, where he began his career as a financial advisor in 1978. Mr. McGregor has earned numerous industry degrees and certifications, including LUTC CFP, CLU, and NASD licenses Series 7 and 24. Mr. McGregor received his B.S. and M.B.A. from California Coast University. In 2012, Mr. McGregor authored a life experience and motivational book — A Spirit Never Tires — which echoes his results driven style to inspire others through passion, energy, courage and a positive attitude.

Charles H. Maguire III, a registered FINRA Arbitrator, has over 35 years of experience in the financial services industry. The core of Mr. Maguire’s career has been with Merrill Lynch and Company from 1969 to 2004. In one of his last positions with Merrill Lynch, Mr. Maguire served as Director of Financial Institutions Services Group, where he had complete responsibility for the Merrill Lynch’s institutional client services within its domestic branch office system. In addition, Mr. Maguire oversaw the professional teams responsible for product creation and had oversight of an institutional trading desk in New York City. Mr. Maguire’s most notable contribution to Merrill Lynch was the creation of the Consults Product, which to this day is one of the most profitable products at Merrill Lynch. In addition to serving as Director of Financial Institutions Services Group, Mr. Maguire held a variety of sales and management roles at Merrill Lynch, including Sales Manager, Resident Vice President, Regional Sales Manager, Senior Resident Vice President, and Managing Director.

From 2009 to 2011, Mr. Maguire served as a leadership consultant for both the University of Cincinnati School of Medicine and the Economic Center, University of Cincinnati. From 2005 to 2007, Mr. Maguire also served as the Senior Advisor on Staff to the Governor of the State of South Carolina, the Director of Cabinet Affairs, and the Chief of Staff of the Department of Commerce for the State of South Carolina. During his tenure as Director of Cabinet Affairs for the Governor of the State of Carolina, Mr. Maguire was fully responsible for overseeing the operations of all agencies that reported to the Governor of South Carolina. In his role as Chief of Staff of the South Carolina Department of Commerce, Mr. Maguire was responsible for the daily operations of the Department of Commerce. During his tenure with the Department of Commerce, Mr. Maguire led the restructuring of the Department of Commerce, which led to South Carolina becoming one of the top three states for job creation and corporate relocations.

Mr. Maguire has served on the boards (or similar functions) of over 25 nonprofit organizations, including services as a trustee for Centre College, trustee for The Seven Hills School, member of the Charter Review Committee of Cincinnati, trustee for the Queen City Foundation, trustee and executive committee member for St. Elizabeth Medical Center, and President for the Joy Outdoor Education Center. Mr. Maguire holds a B.A. from Centre College.

David H. Abramson, a certified public accountant, is presently the Chairman and Chief Executive Officer of David Abramson & Associates, LLC, an executive search and leadership development and financial consulting firm that he founded in 2002. The firm provides retained executive search services at the senior leadership levels as well as senior leadership mentoring and coaching. In addition, the firm provides financial and other consulting services to clients.

In 2001, Mr. Abramson was a Senior Vice President of AXA Financial/Equitable Life Insurance based in New York City, and served as Chairman and Chief Executive Officer of Grant Thornton Advisors, a joint venture of AXA Financial and Grant Thornton. Required by his responsibility, Mr. Abramson held NASD series 7, 24 and 66 licenses during his tenure at Grant Thornton Advisors. From 1999 to 2001 Mr. Abramson was Grant Thornton’s National Managing Partner of Financial Advisory Services where he led the design of the vision, strategy, governance and operational planning for Grant Thornton Advisors. Grant Thornton Advisors was designed to offer personal financial and estate planning, and investment and insurance products and services to middle-market companies, their owners and officers and other high net worth individuals.

The core of Mr. Abramson’s career was as a Partner in Grant Thornton from 1972 until 2001. In 1972, Mr. Abramson became an Audit Partner and the Minneapolis Office Managing Partner, and he continued serving in those roles throughout most of his time at Grant Thornton. Mr. Abramson also became a member of Grant Thornton’s National Senior Leadership Team in 1982 and continued in that role until 2001. In this regard, his primary responsibility was Regional Managing Partner with direct line responsibility over assigned operating offices throughout the country. From 1988 to 1990, Mr. Abramson was Grant Thornton’s National Managing Director of Client Services directly responsible for Accounting, Tax, Management Consulting, Human Resources, Marketing and Strategic Planning. During the 1990s, Mr. Abramson also led the development and implementation of the Manufacturing/Distribution Services practice. Mr. Abramson’s partners at Grant Thornton elected him to serve on Grant Thornton’s 11-person Partnership Board for three terms from 1982 to 1990. This board provided oversight and direction related to governance, partner admission and compensation, financial and strategic issues.

Mr. Abramson previously served on the Board of Directors of Southwest Casino Corporation, and served as Chairman of that board’s Audit Committee and a member of its Governance and Nominating Committee from 2006 to 2009. Mr. Abramson has also served as a board member, Chairman or President of a number of nonprofit organizations, including President of the Minnesota Society of CPAs, Chairman of The Greater Minneapolis Chamber of Commerce, and President of Temple Israel. He currently is a Member of the University of Minnesota Carlson School Of Management Alumni Board, and an Advisory Board Member of the University of Minnesota Carlson Consulting Enterprise.

Mr. Abramson received his B.S. degree (Accounting) from the University of Minnesota and his M.B.A. from the University of Michigan.

Shawn R. Gensch is a financial and marketing executive with over 20 years of professional experience. Previously, Mr. Gensch was the Senior Vice President, Marketing, at Target Corporation, a role he held from 2012 through 2013, and in which he led, among other things, that corporation’s media strategy, public relations, events and lifestyle marketing efforts. In previous marketing roles with Target, beginning in 2008, Mr. Gensch led brand marketing, storewide and seasonal campaigns, agency management, and marketing finance, production and technology teams. Prior to 2008, Marketing, Mr. Gensch served as the initial President of Target Bank (2003-2007), served as Vice President, Financial Product Design & Development, at Target Financial Services (2005-2008), and served as Director of New Business Development (2003-2005). Prior to joining Target Corporation in 2003, Mr. Gensch worked in various roles in the structured finance, insurance, banking and related consulting industries, including work as Vice President and Assistant Treasurer of Green Tree Financial Corporation (Conseco Finance), in which role he led that corporation’s commercial paper program and asset-based funding conduits, syndicated banking lines and structured-finance securitization efforts across a variety of asset classes. Mr. Gensch began his career with KPMG as an Assurance Accountant in 1992.

Mr. Gensch presently serves as a director of Anser Innovation, a technology company developing Internet-based software and hardware to enhance remote interaction, and is currently also Vice-Chair of the Board of Directors of Avenues for Homeless Youth based in Minneapolis, Minnesota. He previously served on the Board of Directors of the Walker Art Center, Minneapolis, Minnesota. Mr. Gensch graduated from the University of Wisconsin-Eau Claire with a B.S. degree in accounting.

Board of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above. With regard to Mr. Jon R. Sabes, the board considered his significant experience, expertise and background with regard to financial matters, and his demonstrated experience and skills in managing the Company’s business. With regard to Mr. Steven F. Sabes, the board considered his background and experience with the Company and its business. With respect to Mr. Siegert, the board considered his significant experience in securities and finance, and his background in secondary life insurance market. With regard to Mr. McGregor, the board considered his experience in the financial and insurance industries, and in particular his sales, marketing and leadership experience relative to those industries. In the case of Mr. Maguire, the board considered his extensive background in the financial services industry and service in various leadership positions for multiple organizations. With regard to Mr. Abramson, the board considered his extensive background and knowledge of accounting and finance, his focus on wealth management, and prior leadership positions. With regard to Mr. Gensch, the board considered his experience in marketing, media strategy, public relations and related technology as well as his background in financial services and public accounting.

The Board of Directors periodically reviews relationships that directors have with the Company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Company, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a greater-than-ten-percent stockholder) and are independent within the meaning of applicable laws, regulations and the NASDAQ listing rules. In this latter regard, the Board of Directors uses the NASDAQ listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of its directors are independent, solely in order to comply with applicable SEC disclosure rules.

The Board of Directors has determined that, of its current directors, Messrs. Abramson, Gensch, McGregor and Maguire III are independent within the meaning of the NASDAQ listing rule cited above. In the case of Mr. Siegert, his position as an executive officer of the Company precludes him from being considered independent. In the case of both Messrs. Jon R. and Steven F. Sabes, their positions as executive officers of the Company, together with their beneficial ownership of more than ten percent of the common stock of the Company, similarly precludes them from being considered independent within the meaning of the cited NASDAQ listing rule.

Board Committees

Our Board of Directors has an Audit Committee, Compensation Committee and Nomination and Corporate Governance Committee. The Audit Committee is composed of Messrs. Abramson (Chair), Gensch, McGregor and Maguire. The Compensation Committee is composed of Messrs. Maguire (Chair), Gensch and Abramson. The Nomination and Corporate Governance Committee is composed of Messrs. McGregor (Chair) and Abramson.

Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee each comply with the listing requirements of The NASDAQ Marketplace rules. At least one member of the Audit Committee, Mr. Abramson, is an “audit committee financial expert,” as that term is defined in Item 401(h)(2) of Regulation S-K, and is “independent” as that term is defined in Rule 5605(a) of the NASDAQ Marketplace Rules.

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of GWG Holdings, Inc. in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of GWG Holdings, Inc. in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our Certificate of Incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to GWG Holdings, Inc. to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GWG Holdings, Inc. pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of GWG Holdings during the years ended December 31, 2013 and 2012; and (ii) each other individual that served as an executive officer of either GWG Holdings or GWG Life Settlements, Inc. at the conclusion of the years ended December 31, 2013 and 2012 and who received more than $100,000 in the form of salary and bonus during such fiscal year. For purposes of this document, these individuals are collectively the “named executives” of the Company.

Name and Principal Position		Salary	Bonus (1)	All Other Compensation (2)	Total
Jon R. Sabes	2013	$350,000	$544,581	$16,905	$911,486
Chief Executive Officer	2012	$350,000	$163,182	$0	$513,182
Jon Gangelhoff	2013	$120,000	$57,276	$13,244	$190,520
Chief Financial Officer	2012	$120,000	$28,244	$0	$148,244
Paul A. Siegert	2013	$150,000	$54,236	$2,631	$206,867
President and Chairman of the Board	2012	$150,000	$113,967	$0	$263,967
Steven F. Sabes	2013	$150,000	$426,836	$11,063	$587,899
COO and Secretary	2012	$150,000	$35,591	$0	$185,591

(1)	In 2013, Messrs. Jon R. Sabes, Steven F. Sabes, and Paul A. Siegert each received a discretionary bonus related to the tax impact of the conversion of the Company from a limited liability company to a corporation. In this regard, Mr. Jon R. Sabes received a discretionary tax-related bonus of $436,700, Mr. Steven F. Sabes received a discretionary tax-related bonus of $380,600, and Mr. Paul A. Siegert received a discretionary tax-related bonus of $8,000. In addition, each named executive received a cash bonus under the Company’s incentive compensation plan. Mr. Jon R. Sabes received a $107,881 cash bonus, Mr. Gangelhoff received a $57,276 cash bonus, Mr. Siegert received a $46,236 cash bonus, and Mr. Steven F. Sabes received a $46,236 cash bonus, under that incentive compensation plan.

(2)	All Other Compensation includes payment of unused and accrued vacation, and premiums paid by the Company that are reported on the named executives’ W-2 forms as a component of gross income.

Employment Agreements and Change-in-Control Provisions

In June 2011, we entered into employment agreements with each of Messrs. Jon R. Sabes, Steven F. Sabes, Paul A. Siegert and Jon Gangelhoff. Mr. Jon R. Sabes is our Chief Executive Officer; Mr. Steven F. Sabes is our President and Secretary and previously served as our Chief Operating Officer; Mr. Siegert previously served as our President and Chairman of the Board and is currently the Executive Chairman of the Board; and Mr. Gangelhoff previously served as our Chief Financial Officer and is currently our Chief Operating Officer. On May 30, 2014, we entered into an employment agreement with William Acheson coincident with his appointment as our new Chief Financial Officer. These employment agreements establish key employment terms (including reporting responsibilities, base salary, discretionary and bonus opportunity and other benefits), provide for severance benefits in certain situations, and contain non-competition, non-solicitation and confidentiality covenants.

Under their respective employment agreements, Mr. Jon R. Sabes receives an annual base salary of $350,000, Messrs. Steven F. Sabes, William Acheson and Paul A. Siegert receive an annual base salary of $200,000, and Mr. Gangelhoff receives an annual base salary of $250,000. The employment agreements contain customary provisions prohibiting the executives from soliciting our employees for a period of 12–18 months after any termination of employment, and from competing with the Company for either two years (if the executive is terminated for good cause or if he resigns without good reason) or one year (if we terminate the executive’s employment without good cause or if he resigns with good reason). In the case of Mr. Acheson, his employment agreement prohibits him from competing against the Company for a one-year period after his termination of employment, regardless of the circumstances relating to that termination. If an executive’s employment is terminated by us without “good cause” or if the executive voluntarily resigns with “good reason,” then the executive will be entitled to (i) severance pay for a period of 12 months and (ii) reimbursement for health insurance premiums for his family if he elects continued coverage under COBRA.

The employment agreements for Messrs. Jon R. Sabes, Steve F. Sabes and Paul A. Siegert also provide that we will reimburse them for any legal costs they incur in enforcing their rights under the employment agreement and, to the fullest extent permitted by applicable law, indemnify them for claims, costs and expenses arising in connection with their employment, regardless of the outcome of any such legal contest, as well as interest at the prime rate on any payments under the employment agreements that are determined to be past due, unless prohibited by law.

All of the executive employment agreements include a provision allowing us to reduce their severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Code Section 280G, unless the named executive officer is better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2013, we had outstanding stock option awards for our named executives, permitting them to purchase common stock, as follows:

	Vested Shares	Un-Vested Shares	Total Shares
Jon Sabes	—	6,000	6,000
Steve Sabes	25,000	2,500	27,500
Paul Siegert	25,000	2,500	27,500
Jon Gangelhoff	50,000	27,000	77,000
	100,000	38,000	138,000

2013 Stock Incentive Plan

In April 2013, our Board of Directors and our stockholders adopted the 2013 Stock Incentive Plan and reserved 1,000,000 shares of common stock for issuance under that plan. The 2013 Stock Incentive Plan permits the grant of both incentive and non-statutory stock options. As of June 30, 2014, there were 490,435 common shares issuable upon exercise of outstanding incentives granted under the plan. The Board of Directors adopted the 2013 Stock Incentive Plan to provide a means by which our employees, directors, officers and consultants may be granted an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

DIRECTOR COMPENSATION

The following table sets forth the cash and non-cash compensation awarded to or earned by each individual who served as member of the board of directors of GWG Holdings during the year ended December 31, 2013.

Fees Earned or Paid in Cash
Director’s Name	2013
Paul A. Siegert (Chairman)	$30,000
Jon R. Sabes	$30,000
Steven F. Sabes	$30,000
Brian Tyrell	$25,000
Laurence Zipkin	$25,000
Kenneth Fink	$25,000
David H. Abramson	$11,000
Charles H. Maguire III	$8,000
Jeffrey L. McGregor	$8,000

On October 28, 2013, Messrs. Tyrell, Zipkin, and Fink voluntarily resigned from the board and three new directors, Messrs. David H. Abramson, Jeffrey L. McGregor, and Charles H. Maguire III, were appointed to the board. Each independent board member receives base compensation of $5,000 and an option to purchase 1,000 shares of the Company’s common stock per quarter. In addition, the chairman of the audit committee receives $4,000 and an option to purchase 1,000 shares of the Company’s common stock per quarter. The chairmen of the compensation committee and the corporate governance committee each receive $2,000 and an option to purchase 500 shares of the Company’s common stock per quarter. Also each non-chair member of committees receives $1,000 and an option to purchase 250 shares of the Company’s common stock per quarter.

On December 12, 2013, Messrs. Zipkin and Fink each received an option with a ten-year term to purchase 15,000 shares of the Company’s common stock for their service as board members.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding common shares beneficially owned as of September 18, 2014, by:

•	each person known by us to be the beneficial owner of more than five percent of our outstanding common stock

•	each of our current directors

•	each our current executive officers and any other persons identified as a “named executive” in the Summary Compensation Table above, and

•	all our current executive officers and directors as a group.

Shares beneficially owned and percentage ownership before this offering is based on 4,562,000 shares of common stock outstanding. Percentage ownership after this offering is based on 5,870,168 shares of common stock issued and outstanding immediately after the closing of this offering, including 508,168 shares of our common stock to be issued immediately prior to the closing of this offering upon the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of the Company. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%. Unless otherwise indicated, the address of each of the following persons is 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Percentage of Shares Beneficially Owned After Offering
Jon R. Sabes (1)	2,427,394	53.2%	43.1%
Steven S. Sabes (2)	2,386,247	52.0%	42.1%
Paul A. Siegert (3)	225,445	4.9%	3.8%
Jon Gangelhoff (4)	50,000	1.0%	*
William B. Acheson (5)	2,500	*	*
David H. Abramson (6)	10,000	*	*
Jeffrey L. McGregor (7)	7,000	*	*
Charles H. Maguire III (8)	7,000	*	*
Shawn R. Gensch (9)	1,500	*	*
All current directors and officers as a group	4,628,000	98.7%	78.8%

*	less than one percent.

(1)	Mr. Sabes is our Chief Executive Officer and a director of the Company. Shares reflected in the table include 1,092,276 shares held individually, 489,086 shares held by Opportunity Finance, LLC, a Minnesota limited liability company of which Mr. Sabes is a manager and member, 169,671 shares held by Jon Sabes 1992 Trust No.1, a trust of which Mr. Sabes is the beneficiary, 168,801 shares held by Jon Sabes 12.30.92 Trust, a trust of which Mr. Sabes is a beneficiary, 241,631 shares held by Jon Sabes 1982 Trust, a trust of which Mr. Sabes is a beneficiary, and 163,737 shares held by Jon Sabes 1976 Trust, a trust of which Mr. Sabes is a beneficiary. Also 102,191 shares held by Mr. Sabes’ immediate family members. The trustees of each of the trusts are Robert W. Sabes, Steve F. Sabes and Ross A. Sabes. The percentage of shares beneficially owned after the offering includes 100,000 shares to be purchased by Insurance Strategies Fund LLC in the initial public offering. Insurance Strategies Fund LLC is managed by ISF Management, LLC, of which Jon R. Sabes owns 50% of the membership interests. Jon R. Sabes will have shared dispositive and voting power over the shares of common stock held by Insurance Strategies Fund LLC.

(2)	Mr. Sabes is our President, Secretary and a director of the Company. Shares reflected in the table include 799,779 shares held individually, 489,086 shares held by Opportunity Finance, LLC, a Minnesota limited liability company of which Mr. Sabes is a manager and member, 521,158 shares held by SFS Trust 1982, a trust of which Mr. Sabes is the beneficiary, 350,779 shares held by SFS Trust 1992 Esther, a trust of which Mr. Sabes is a beneficiary, and 200,445 shares held by SFS Trust 1976, a trust of which Mr. Sabes is a beneficiary. The trustees of each of the trusts are Robert W. Sabes, Jon R. Sabes and Ross A. Sabes. The number of shares also include 25,000 of vested stock options granted pursuant to stock option agreement dated September 5, 2013 for 27,500 shares at a per-share exercise price of $8.28 vesting over a three-year period. The percentage of shares beneficially owned after the offering includes 100,000 shares to be purchased by Insurance Strategies Fund LLC in the initial public offering. Insurance Strategies Fund LLC is managed by ISF Management, LLC, of which Steven S. Sabes owns 50% of the membership interests. Steven S. Sabes will have shared dispositive and voting power over the shares of common stock held by Insurance Strategies Fund LLC.

(3)	Mr. Siegert is a director of the Company (Executive Chairman). Shares reflected in the table include 200,445 shares held individually and 25,000 of vested stock options granted pursuant to stock option agreement dated September 5, 2013 for 27,500 shares at a per-share exercise price of $7.52 of which 25,000 vested immediately and 2,500 shall vest over a three-year period.

(4)	Mr. Gangelhoff is our Chief Operating Officer. Shares reflected in the table include 50,000 of vested stock options granted pursuant to stock option agreement dated September 5, 2013 for 77,000 shares at a per-share exercise price of $7.52 vesting over a three-year period.

(5)	Mr. Acheson is our Chief Financial Officer. Shares reflected in the table include 2,500 of vested stock options granted pursuant to a stock option agreement dated May 27, 2014 for 32,500 shares at a per-share exercise price of $7.52 and vesting over a three-year period.

(6)	Mr. Abramson is a director of the Company. Shares reflected in the table include 10,000 of vested stock options granted pursuant to a stock option agreement dated October 28, 2013 for 30,000 shares at a per-share exercise price of $7.52 and vesting quarterly over a three-year period.

(7)	Mr. McGregor is a director of the Company. Shares reflected in the table include 7,000 of vested stock options granted pursuant to a stock option agreement dated November 12, 2013 for 21,000 shares at a per-share exercise price of $7.52 and vesting quarterly over a three-year period.

(8)	Mr. Maguire is a director of the Company. Shares reflected in the table include 7,000 of vested stock options granted pursuant to a stock option agreement dated November 12, 2013 for 21,000 shares at a per-share exercise price of $7.52 and vesting quarterly over a three-year period.

(9)	Mr. Gensch is a director of the Company. Shares reflected in the table include 1,500 of vested stock options granted pursuant to a stock option agreement dated July 1, 2014 for 18,000 shares at a per-share exercise price of $7.46 and vesting quarterly over a three-year period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions

As explained above under “Executive Compensation — Employment Agreements and Change-in-Control Provisions,” we were party to an arrangement with each of Jon R. Sabes, Paul A. Siegert and Steven F. Sabes whereby those individuals received loan advances that accrued interest at rates ranging from 4.2% to 5.0% per annum. Under this arrangement, made during the time when GWG Holdings was a limited liability company, these advance amounts were to be repaid upon or in connection with operating distributions made by us. From inception through June 13, 2011, advances aggregating approximately $981,167 were made to Jon R. Sabes with cumulative interest owed of $114,496, $287,500 to Paul A. Siegert with cumulative interest owed of $22,708, and $861,976 were made to Steven F. Sabes with cumulative interest owed of $94,438. On July 27, 2011, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert repaid their loan balances.

In May 2008, our affiliate, Insurance Strategies Fund, LLC, a Delaware limited liability company beneficially owned by Mr. Jon R. Sabes, our Chief Executive Officer, agreed to make discretionary unsecured general working capital loans to GWG Holdings for short-term working capital needs. As of December 31, 2013 and 2012, we owed no amounts to Insurance Strategies Fund. Nevertheless, an Amended and Restated Investment Agreement with Insurance Strategies Fund, dated as of September 3, 2009, remains in place. That agreement permits Insurance Strategies Fund to make additional discretionary unsecured short-term work capital loans in the future.

Effective July 14, 2008, we entered into an Addendum No. 1 to Sub-Sublease Agreement with Opportunity Finance, LLC, a limited liability company of which Jon R. Sabes, our Chief Executive Officer, also serves as Chief Executive Officer. Pursuant to the Addendum, Opportunity Finance, LLC assigned to us, and we assumed, all of Opportunity Finance’s rights and obligations under a Sub-Sublease Agreement between Opportunity Finance and an unrelated third party. The Sub-Sublease Agreement relates to the facilities in which we conduct our business operations. Under the Sub-Sublease Agreement, as assigned, we assumed the obligation to make monthly payments of base rent that range from $7,310 (from the commencement date through July 31, 2009) to $8,770 (for the period from August 1, 2011 through the April 20, 2012 expiration of the Sub-Sublease Agreement). In addition, the Sub-Sublease Agreement, as assigned, requires that we pay additional monthly amounts in respect of operating costs as additional rent. We made aggregate payments under the Sub-Sublease Agreement of $0 and $50,000 for the calendar years ended December 31, 2013 and 2012, respectively.

On July 11, 2011, we entered into a Purchase and Sale Agreement with Athena Securities Group, Ltd. and Athena Structured Funds PLC. Under this agreement, we issued to Athena Securities Group, Ltd. (“Athena”) 989,000 shares of common stock, which was equal to 9.9% of our outstanding shares, in exchange for shares equal to 9.9% of the outstanding shares in Athena Structured Funds, PLC and cash of $5,000. This 2011 agreement had contemplated cooperative efforts by the parties aimed at developing a security and related offering in Europe or Ireland, the proceeds of which would be used to finance the acquisition of life-insurance related assets in the United States. In 2013, we sought to terminate the 2011 agreement due to a changing regulatory environment in Europe that negatively affected the likelihood of consummating the contemplated offering of securities, and our dissatisfaction with Athena’s performance under the 2011 agreement. As a result, in June 2013 we entered into a second Purchase and Sale Agreement with Athena Securities Ltd. and Athena. This agreement effected the termination of the 2011 agreement. The June 2013 agreement contained mutual general releases of claims and substantially unwound certain capital stock transactions that had been effected under the 2011 agreement. In particular, Athena returned to us for redemption 865,000 shares of our common stock, and retained 124,000 common shares in recognition of their earlier efforts under the 2011 agreement. For our part, we sold back to Athena all of our ownership in Athena Structured Funds, PLC that we had originally acquired under the 2011 agreement. Presently, we have no ongoing business relationship with Athena.

Related-Party Transaction Policy and Related Matters

In all cases, the Company abides by applicable state corporate law when approving all transactions, including transactions involving officers, directors or affiliates. More particularly, the Company’s policy is to have any related-party transactions (i.e., transactions involving a director, an officer or an affiliate of the Company) be approved solely by a majority of the disinterested and independent directors serving on the board. Presently, the Company has four independent directors serving on the board, and intends to maintain a board consisting of a majority of independent directors.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Before this offering, there was no market for our common stock. We have applied to list our common stock on The NASDAQ Capital Market under the symbol “GWGH.”

Record Holders

As of September 18, 2014, there were nine holders of record of our common stock and 295 holders of record of our Series A Convertible Preferred Stock. Pursuant to the rights, preferences and privileges of our Series A Convertible Preferred Stock, as set forth in our Certificate of Incorporation, each issued and outstanding share of Series A Convertible Preferred Stock may, at our election, be converted into 0.75 shares of our common stock at the effective time of this offering. We have elected to, immediately prior to the closing of this offering, cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock into 508,168 shares of common stock.

Dividends

We do not expect to pay cash dividends or make any other distributions in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

On March 27, 2013, we adopted the GWG Holding, Inc. 2013 Stock Incentive Plan, which is approved to grant up to an aggregate of 1,000,000 shares of our common stock, of which 490,435 shares were subject to outstanding incentive grants as of June 30, 2014. In addition, we intend to grant options to purchase a total of shares of our common stock to our non-employee directors on the effective date of this offering. The 2013 Stock Incentive Plan was approved by our stockholders in April 2013. See “Management — GWG Holdings, Inc. 2013 Stock Incentive Plan.”

DESCRIPTION OF SECURITIES

The following is a description of our capital stock and the material provisions of our Certificate of Incorporation, bylaws and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering. The following is only a summary and is qualified by applicable law and by the provisions of our Certificate of Incorporation, bylaws and other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

Our authorized capital stock consists of 210,000,000 shares of common stock, $0.001 par value per share, and 40,000,000 shares of preferred stock, $0.001 par value per share, of which 10,000,000 shares have been designated as Series A Convertible Preferred Stock and 30,000,000 shares are undesignated preferred stock. As of September 18, 2014, there were 4,562,000 shares of our common stock and 3,428,167 shares of our Series A Convertible Preferred Stock issued and outstanding. Pursuant to the rights, preferences and privileges of our Series A Convertible Preferred Stock, as set forth in our Certificate of Incorporation, shares of Series A Convertible Preferred Stock may, at our election, be automatically converted into common stock immediately prior to the closing of this offering. We have elected to, immediately prior to the closing of this offering, cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock into 508,168 shares of common stock. After giving effect to the sale of 800,000 shares of common stock in this offering and our election to cause the conversion of 20% of the outstanding shares of Series A Convertible Preferred Stock immediately prior to the closing of this offering, our authorized capital stock will consist of an aggregate of 210,000,000 shares of common stock, of which 5,870,168 shares will be issued and outstanding immediately after the closing of this offering, 9,322,442 shares of designated preferred stock, of which 2,710,230 will be issued and outstanding, and 30,677,558 shares of undesignated preferred stock, none of which will be issued and outstanding. Each such outstanding share of our common stock will be validly issued, fully paid and non-assessable.

A description of the material terms and provisions of our Certificate of Incorporation and bylaws that will be in effect at the closing our initial public offering and affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our Certificate of Incorporation and the form of our bylaws that have been filed with the SEC and incorporated by reference into the registration statement of which this prospectus is a part.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Upon completion of this offering and assuming the conversion of 20% of our outstanding Series A Convertible Preferred Stock, 2,710,230 shares of our preferred stock will be issued and outstanding. We are authorized, subject to limitations prescribed by Delaware law (and subject to the applicable listing requirements of The NASDAQ Stock Market, Inc.), to issue up to an aggregate of 40,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Warrants

In connection with our private offering of Series A Convertible Preferred Stock, purchasers of our Series A Convertible Preferred Stock also received three-year warrants to purchase, at an exercise price per share of $12.50, one share of common stock for every 40 shares of Series A Convertible Preferred Stock purchased. The warrants were exercisable immediately. At September 18, 2014, we had issued and outstanding warrants to purchase a total of 415,955 shares of common stock. We may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, upon 30 days written notice to the investors at any time after (i) we have completed a registration of our common stock with the SEC and (ii) the weighted-average sale price per share of common stock equals or exceeds $14.00 per share for ten consecutive trading days ending on the third business day prior to proper notice of such redemption. Total warrants outstanding as of December 31, 2013 were 415,955 with a weighted-average remaining life of 1.34 years.

As additional consideration to the underwriters in this offering, we have agreed to sell to the underwriters, for nominal consideration, warrants to purchase shares of our common stock. See “Underwriting — Representative’s Warrants.”

Limitations on Directors’ Liability; Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, our Certificate of Incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GWG Holdings, Inc. pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance through in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our Certificate of Incorporation, in our bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Blank Check Preferred Stock. Our Certificate of Incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the stockholders, up to 40,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Potential for Anti-Takeover Effects

While the foregoing provisions of our Certificate of Incorporation, bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Drive S., Denver, Colorado 80209. The transfer agent’s telephone number is (303) 282-4800. The transfer agent is registered under the Securities Exchange Act of 1934.

Listing

We have applied to list our common stock on The NASDAQ Capital Market and have reserved the symbol “GWGH” for that purpose.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, our current common stockholders will own 4,662,000 shares of our common stock, representing approximately 78.8% of the total outstanding shares of our common stock. We will also have 1,250,000 shares of our common stock reserved for issuance under our 2013 Stock Incentive Plan, of which a total of 490,435 shares were subject to outstanding options as of June 30, 2014. Upon completion of this offering, and after giving effect to our election to convert 20% of our outstanding Series A Convertible Preferred Stock, 2,710,230 shares of such preferred stock will be issued and outstanding. We also have outstanding warrants to purchase a total of 415,955 shares of our common stock at $12.50 per share, which warrants are vested with respect to all shares. In addition, upon the closing of this offering we will issue to the underwriters warrants to purchase shares of our common stock. See “Underwriting — Representative’s Warrants.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144. The holding period for the holders of shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock that are currently issued and outstanding will have the benefit of tacking the holding period, so that such holding period commenced on the date on which the Series A Convertible Preferred Stock was issued. Because substantially all of our Series A Convertible Preferred Stock was issued more than one year ago, we expect that any common shares issued upon conversion of that preferred stock will be unrestricted and freely tradable.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after our initial public offering, or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction (i) occurring before the effective date of our initial public offering (ii) that was completed in reliance on Rule 701 and (iii) that complied with the requirements of Rule 701 will, subject to the lock-up restrictions described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-Up Agreements and Market Standoff Provisions

All of our directors and executive officers and certain of our employees are expected to agree not to sell any common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions. See “Underwriting” for a description of these lock-up provisions.

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock reserved for future issuance under our 2013 Stock Incentive Plan. We expect to file this registration statement as soon as practicable after our initial public offering. Nevertheless, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

UNDERWRITING

We have entered into an underwriting agreement with Newport Coast Securities, Inc., as representative of the several underwriters named therein, with respect to the shares of our common stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, up to 800,000 shares of our common stock, on a best efforts basis.

The underwriting agreement provides that the obligation of the underwriters to arrange for the offer and sale of the shares of our common stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) receipt of a listing approval letter from The NASDAQ Capital Market, (2) delivery of legal opinions and (3) delivery of auditor comfort letters. The underwriters are under no obligation to purchase any shares of our common stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated, or even if consummated that we will in fact obtain a listing on The Nasdaq Capital Market. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc. The underwriters propose to offer the shares to investors at the public offering prices less the underwriting discounts and commissions set forth on the cover of this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Public offering price	$12.50	$10,000,000
Underwriting discounts and commissions	$0.84	$675,000
Proceeds, before expenses, to us	$11.66	$9,325,000

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received in the offering. In addition to the 1% non-accountable expense allowance, we have also agreed to pay or reimburse the representative of the underwriters for certain of the representative’s expenses relating to the offering in a maximum amount of $20,000 for such expenses, including all actual fees and expenses incurred by the representative in connection with basic preliminary due diligence costs in an amount not to exceed $15,000 in the aggregate, and up to $5,000 of the representative’s actual accountable “road show” expenses for the offering. In addition, we have agreed to reimburse the fees and expenses of the representative’s legal counsel in an amount not to exceed $175,000. We estimate that our share of the total expenses of this offering, excluding underwriting commissions and reimbursement of expenses described above, will be approximately $603,000.

As additional compensation to the underwriters, upon consummation of this offering, we will issue to the representative or its designees warrants to purchase an aggregate number of shares of our common stock equal to 2.0% percent of the number of shares of common stock issued in this offering, at an exercise price per share equal to 125% of the initial public offering price (the “Representative’s Warrant”). The Representative’s Warrant and the underlying shares of common stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrant by any person for a period of 180 days from the effective date of the registration statement for this offering in accordance with FINRA Rule 5110. The Representative’s Warrant will be exercisable at an initial exercise price per share equal to 125% of the initial public offering price and expire on the fifth anniversary of the effective date of the registration statement for this offering.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise, in each case without the prior consent of the representative for a period of 180 days after the date of this prospectus, other than (A) the shares of our common stock to be sold hereunder, (B) the issuance by the Company of shares of our common stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this offering, hereafter issued pursuant to the Company’s currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the representative has been advised in writing or which have been filed with the Commission or (C) the issuance by the Company of stock options or shares of capital stock of the Company under any currently existing or hereafter adopted equity compensation plan or employment/consulting agreements or arrangements of the Company.

Our directors and executive officers and substantially all of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, assign, transfer, pledge, grant any option to purchase or otherwise dispose of, or announce the intention to otherwise dispose of, directly or indirectly, any shares of our common stock (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act, as the same may be amended or supplemented from time to time (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for shares of our common stock, or any warrants or other rights to purchase, the foregoing (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable for shares of our common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or (iii) engage in any short selling of the our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock, or (iv) publicly announce an intention to effect any transaction specified in clause (i) or (ii) above.

The restrictions described in the immediately preceding paragraph are subject to certain exceptions as more fully described in the lock-up agreements.

The underwriters have agreed to sell 100,000 shares of our common stock to Insurance Strategies Fund LLC, a Delaware limited liability company, at the public offering price set forth on the cover page of this prospectus. Our Chief Executive Officer and director, Jon R. Sabes, and our President, Secretary and director, Steven F. Sabes, each own 50% of the membership interests of another limited liability company (ISF Management, LLC) that serves as the managing member of Insurance Strategies Fund. As a result, both Jon R. Sabes and Steven F. Sabes will be deemed to have dispositive and voting control, and thus “beneficial ownership,” of the shares of common stock purchased in this offering by Insurance Strategies Fund.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to have our common stock approved for listing/quotation on The NASDAQ Capital Market under the symbol “GWGH.” If the application is approved, trading of our common stock on The NASDAQ Capital Market is expected to begin within 5 days after the date of initial issuance of the common stock. We will not consummate and close this offering without a listing approval letter from The NASDAQ

Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on The Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this best efforts offering sufficient to satisfy applicable listing criteria, our common stock will in fact be listed.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota. LeClairRyan, A Professional Corporation, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the year ended December 31, 2013, included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm. The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the year ended December 31, 2012, included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm. As indicated in their reports with respect thereto, these consolidated financial statements are included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the authority of such firms as experts in auditing and accounting, with respect to each such respective report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we file annual, quarterly and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

GWG HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors
GWG Holdings, Inc.
Minneapolis, MN

We have audited the accompanying consolidated balance sheet of GWG Holdings, Inc. as of December 31, 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GWG Holdings, Inc. as of December 31, 2013 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota
March 19, 2014, except for Note 18, as to which the date is June 24, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GWG HOLDINGS, INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheet of GWG Holdings, Inc. and Subsidiaries (Company) as of December 31, 2012, and the related consolidated statements of operations, changes in stockholders’ (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GWG Holdings, Inc. and Subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Mayer Hoffman McCann P.C.
Minneapolis, MN
March 30, 2013, except for Note 18 as to which the date is June 24, 2014

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$33,449,793	$27,497,044
Restricted cash	5,832,970	2,093,092
Due from related parties	—	8,613
Investment in life settlements, at fair value	234,672,794	164,317,183
Deferred financing costs, net	357,901	97,040
Death benefits receivable	—	2,850,000
Other assets	1,067,018	1,085,063
TOTAL ASSETS	$275,380,476	$197,948,035

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Revolving credit facility	$79,000,000	$71,000,000
Series I Secured notes payable	29,275,202	37,844,711
Renewable Secured Debentures	131,646,062	55,718,950
Accounts payable	839,869	470,059
Interest payable	7,209,408	3,477,320
Other accrued expenses	504,083	1,291,499
Deferred taxes, net	7,675,174	5,501,407
TOTAL LIABILITIES	256,149,798	175,303,946

COMMITMENTS AND CONTINGENCIES (NOTES 14 AND 15)

CONVERTIBLE, REDEEMABLE PREFERRED STOCK (par value $0.001; shares authorized 40,000,000; shares issued and outstanding 3,368,109 and 3,361,076; liquidation preference of $25,261,000 and $25,208,000 on December 31, 2013 and 2012, respectively)	24,722,693	23,905,878

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock (par value $0.001: shares authorized 210,000,000; shares issued and outstanding 4,562,000 and 4,994,500 on December 31, 2013 and 2012)	4,562	4,995
Additional paid-in capital	2,942,000	6,976,838
Accumulated deficit	(8,438,577)	(8,243,622)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(5,492,015)	(1,261,789)

TOTAL LIABILITIES & EQUITY (DEFICIT)	$275,380,476	$197,948,035

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2013	December 31, 2012
REVENUE
Gain on life settlements, net	$29,513,642	$17,436,743
Gain upon termination of agreement with Athena Securities Ltd.	$3,252,400	—
Interest and other income	298,732	89,055
TOTAL REVENUE	33,064,774	17,525,798

EXPENSES
Interest expense	20,762,644	10,878,627
Employee compensation and benefits	5,043,848	2,903,373
Legal and professional fees	1,754,209	1,076,694
Other expenses	3,525,261	2,486,813
TOTAL EXPENSES	31,085,962	17,345,507

INCOME BEFORE INCOME TAXES	1,978,812	180,291
INCOME TAX EXPENSE	2,173,767	1,193,190

NET LOSS	(194,955)	(1,012,899)
Accretion of preferred stock to liquidation value	(806,624)	(1,578,405)
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(1,001,579)	$(2,591,304)

NET LOSS PER COMMON SHARE (BASIC AND DILUTED)
Net loss	$(0.04)	$(0.20)
Accretion of preferred stock to liquidation value	$(0.17)	$(0.32)
Net loss per share attributable to common shareholders	$(0.21)	$(0.52)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	4,758,699	4,994,500

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balance, December 31, 2011	4,994,500	$4,995	$8,174,297	$(7,230,723)	$948,569
Net loss	—	—	—	(1,012,899)	(1,012,899)
Issuance of warrants to purchase common stock	—	—	380,946	—	380,946
Accretion of preferred stock to liquidation value	—	—	(1,578,405)	—	(1,578,405)

Balance, December 31, 2012	4,994,500	4,995	6,976,838	(8,243,622)	(1,261,789)
Net loss	—	—	—	(194,955)	(194,955)
Repurchase of common stock	(432,500)	(433)	(3,251,967)	—	(3,252,400)
Stock-based compensation	—	—	23,753	—	23,753
Accretion of preferred stock to liquidation value	—	—	(806,624)	—	(806,624)
Balance, December 31, 2013	4,562,000	$4,562	$2,942,000	$(8,438,577)	$(5,492,015)

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2013	December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(194,955)	$(1,012,899)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Gain on life settlements	(39,337,542)	(27,856,374)
Amortization of deferred financing and issuance costs	2,470,390	1,908,930
Deferred income taxes	2,173,767	1,193,190
Convertible, redeemable preferred stock issued in lieu of cash dividends	623,899	567,478
Convertible, redeemable preferred stock dividends payable	255	338,695
Gain upon termination of agreement with Athena Securities Ltd.	(3,252,400)	—
(Increase) decrease in operating assets:
Due from related parties	8,613	(6,348)
Death benefits receivable	2,850,000	(2,850,000)
Other assets	(566,418)	(869,165)
Increase (decrease) in operating liabilities:
Accounts payable	369,809	(257,708)
Interest payable	3,418,432	1,744,599
Other accrued expenses	50,642	(69,292)

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(31,385,508)	(27,168,894)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	(34,997,500)	(15,067,495)
Proceeds from settlement of life settlements	4,563,896	1,067,210
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(30,433,604)	(14,000,285)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	8,000,000	11,000,000
Payments for redemption of Series I Secured notes payable	(8,671,624)	(7,477,197)
Proceeds from issuance of Renewable Secured Debentures	85,260,976	58,553,280
Payment of deferred issuance costs for Renewable Secured Debentures	(4,320,542)	(3,024,545)
Payments for redemption of Renewable Secured Debentures	(8,143,363)	(112,500)
Proceeds from (uses of) restricted cash	(3,739,878)	2,701,210
Issuance (redemption) of convertible, redeemable preferred stock	(613,708)	6,414,273
Payments of issuance cost for convertible, redeemable preferred stock	—	(1,266,647)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	67,771,861	66,787,874

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,952,749	25,618,695

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	27,497,044	1,878,349
END OF PERIOD	$33,449,793	$27,497,044

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED

	Year Ended
	December 31, 2013	December 31, 2012
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest and preferred dividends paid	$13,627,000	$6,280,000

NON-CASH INVESTING AND FINANCING ACTIVITIES
Non-cash conversion of Series I Secured notes	$912,000	$4,220,000
Non-cash conversion of accrued interest payable on Series I Secured notes	$—	$6,000
Warrants issued to purchase common stock	$—	$381,000
Options issued to purchase common stock	$24,000	$—
Accrued interest payable on Series I Secured notes added to principal	$185,000	$142,000
Accrued interest payable on Renewable Secured Debentures added to principal	$141,000	$13,000
Unsettled life settlements included in accounts payable	$—	$292,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of business and summary of significant accounting policies

Nature of business — GWG Holdings, Inc. and subsidiaries, located in Minneapolis, Minnesota, facilitates the purchase of life insurance policies for its own investment portfolio through its wholly owned subsidiary, GWG Life Settlements, LLC (GWG Life), and its subsidiaries, GWG Trust (Trust), GWG DLP Funding II, LLC (DLP II) and its wholly owned subsidiary, GWG DLP Master Trust II (the Trust II). Our wholly owned subsidiary, GWG Broker Services, LLC (Broker Services), was formed to earn fees for brokering policy transactions between market participants. Our wholly owned subsidiary United Lending, LLC (United Lending) and its wholly owned subsidiary United Lending SPV, LLC (United Lending SPV) were formed to finance life settlement premiums and policy loans. All of these entities are legally organized in Delaware. Unless the context otherwise requires or we specifically so indicate, all references in this report to “we”, “us”, “our”, “our Company”, “GWG”, or the “Company” refer to these entities collectively. GWG Member, LLC, a wholly owned subsidiary formed November 2010 to facilitate the acquisition of policies, has not commenced operations as of December 31, 2013. The entities were legally organized in Delaware and are collectively referred herein to as GWG, or the Company.

Use of estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these consolidated financial statements relates to (1) the determination of the assumptions used in estimating the fair value of the investment in life insurance policies, and (2) the value of deferred tax assets and liabilities.

Cash and cash equivalents — The Company considers cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents with highly rated financial institutions. From time to time, the Company’s balances in its bank accounts exceed Federal Deposit Insurance Corporation limits. The Company periodically evaluates the risk of exceeding insured levels and may transfer funds as it deems appropriate. The Company has not experienced any losses with regards to balances in excess of insured limits or as a result of other concentrations of credit risk.

Life settlements — ASC 325-30, Investments in Insurance Contracts, allows a reporting entity the election to account for its investments in life settlements using either the investment method or the fair value method. The election shall be made on an instrument-by-instrument basis and is irrevocable. Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs. Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized. Under the fair value method, an investor shall recognize the initial investment at the purchase price. In subsequent periods, the investor shall re-measure the investment at fair value in its entirety at each reporting period and shall recognize the change in fair value in current period income net of premiums paid. The Company uses the fair value method to account for all life settlements.

The Company recognizes realized gains (revenue) from life settlement contracts upon one of the two following events:

1)	Receipt of death notice or verified obituary of insured

2)	Sale of policy and filing of change of ownership forms and receipt of payment

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes the difference between the death benefits and carrying values of the policy when an insured event has occurred and the Company determines that settlement and ultimate collection of the death benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. In an event of a sale of a policy the Company recognizes gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Deposits and initial direct costs advanced on unsettled policy acquisitions are recorded as other assets until policy ownership has been transferred to the Company. Such deposits and direct cost advances were $201,000 and $785,000 at December 31, 2013 and 2012 respectively.

Deferred financing and issuance costs — Costs incurred to obtain financing under the revolving credit facility, as described in note 6, have been capitalized and are amortized using the straight-line method over the term of the revolving credit facility. Amortization of deferred financing costs was $455,000 and $233,000 for the years ended December 31, 2013 and 2012, respectively. The future amortization is expected to be $358,000 for the year ending December 31, 2014. The Series I Secured notes payable, as described in note 7, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing. The Renewable Secured debentures, as described in note 8, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing. The Series A preferred stock, as described in note 9, is reported net of issuance costs, sales commissions, including the fair value of warrants issued, and other direct expenses, which are amortized using the interest method as interest expense over the three-year redemption period.

Earnings (loss) per share — Basic per share earnings (loss) attributable to non-redeemable interests is calculated using the weighted-average number of shares outstanding during the period. Diluted earnings per share is calculated based on the potential dilutive impact, if any, of the Company’s convertible, redeemable preferred stock, and outstanding warrants, and stock options.

Subsequent events — Subsequent events are events or transactions that occur after the balance sheet date but before consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the consolidated financial statements are available to be issued. The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements are filed for potential recognition or disclosure.

Recently adopted pronouncements — Pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company.

(2) Restrictions on cash

The Company is required by its lenders to maintain collection and escrow accounts. These accounts are used to fund the acquisition, pay annual premiums of insurance policies, pay interest and other charges under the revolving credit facility, and collect policy benefits. DZ Bank AG, as agent for Autobahn Funding Company, LLC, the lender for the revolving credit facility as described in note 6, authorizes the disbursements from these accounts. At December 31, 2013 and 2012 there was a balance of $5,833,000, and $2,093,000, respectively, maintained in these restricted cash accounts.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Investment in life insurance policies

The life insurance policies (Level 3 fair value measurements) are valued based on unobservable inputs that are significant to the overall fair value measurement. Changes in the fair value of these instruments are recorded in gain or loss on life insurance policies in the consolidated statements of operations (net of the cash premiums paid on the policies). The fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions. Life expectancy reports have been obtained from widely accepted life expectancy providers. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk premium an investor in the policy would require. As a result of management’s analysis, discount rates of 11.69% and 12.08% were applied to the portfolio as of December 31, 2013 and 2012, respectively.

A summary of the Company’s life insurance policies accounted for under the fair value method and their estimated maturity dates, based on remaining life expectancy is as follows:

	As of December 31, 2013			As of December 31, 2012
Years Ending December 31,	Number of Contracts	Estimated Fair Value	Face Value	Number of Contracts	Estimated Fair Value	Face Value
2014	—	$—	$—	—	$—	$—
2015	4	5,065,000	6,750,000	—	—	—
2016	8	8,174,000	13,750,000	2	1,163,000	2,000,000
2017	25	33,345,000	63,916,000	13	11,608,000	22,229,000
2018	33	37,243,000	80,318,000	17	21,155,000	53,439,000
2019	34	32,844,000	89,295,000	31	28,252,000	75,668,000
2020	34	27,741,000	75,644,000	35	26,947,000	84,579,000
Thereafter	125	90,261,000	410,975,000	113	75,192,000	334,331,000
Totals	263	$234,673,000	$740,648,000	211	$164,317,000	$572,246,000

The Company recognized death benefits of $16,600,000 and $7,350,000 during 2013 and 2012, respectively, related to policies with a carrying value of $4,564,000 and $1,067,000, respectively. The Company recorded realized gains of $12,036,000 and $6,283,000 on such policies.

Reconciliation of gain on life settlements:

	2013	2012
Change in fair value	$39,338,000	$27,856,000
Premiums and other annual fees	(21,860,000)	(16,702,000)
Policy maturities	12,036,000	6,283,000
Gain on life settlements, net	$29,514,000	$17,437,000

The estimated expected premium payments to maintain the above life insurance policies in force for the next five years, assuming no mortalities, are as follows:

Years Ending December 31,
2014	$22,739,000
2015	25,056,000
2016	27,508,000
2017	30,653,000
2018	33,509,000
$139,465,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management anticipates funding the estimated premium payments as noted above with proceeds from the DZ Bank revolving credit facility and through additional debt and equity financing as well as from cash proceeds from maturities of life insurance policies. The proceeds of these capital sources are also intended to be used for the purchase, financing, and maintenance of additional life insurance policies.

(4) Fair value definition and hierarchy

ASC 820 establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace including the existence and transparency of transactions between market participants. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices in an orderly market generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. ASC 820 establishes a three-level valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

•	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Level 3 Valuation Process

The estimated fair value of the Company’s portfolio of life settlements is determined on a quarterly basis by the Company’s portfolio management committee, taking into consideration changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant conditions. These inputs are then used to estimate the discounted cash flows using the Model Actuarial Pricing System (MAPS), probabilistic portfolio pricing model, which estimates the cash flows using various probabilities and scenarios. The valuation process includes a review by senior management as of each valuation date. Management has also engaged a third party expert to independently test the accuracy of the valuations using the inputs provided by management on a quarterly basis.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Life insurance policies, as well as the portfolio taken as a whole, represent financial instruments recorded at fair value on a recurring basis. The following table reconciles the beginning and ending fair value of the Company’s Level 3 investments in its portfolio of life insurance policies for the years ending December 31, as follows:

	2013	2012
Beginning balance	$164,317,000	$122,169,000
Purchases	35,582,000	15,359,000
Maturities (acquisition cost)	(4,564,000)	(1,067,000)
Gross unrealized gains	39,338,000	28,055,000
Gross unrealized losses	—	(199,000)
Ending balance	$234,673,000	$164,317,000

The fair value of a portfolio of life insurance policies is based on information available to the Company at the reporting date. Fair value is based upon a discounted cash flow model that incorporates life expectancy estimate assumptions. Life expectancy estimates are obtained from independent, third-party widely accepted life expectancy estimate providers at policy acquisition. The life expectancy values of each insured, as determined at policy acquisition, are rolled down monthly for the passage of time by the MAPS actuarial software the Company uses for ongoing valuation of its portfolio of life insurance policies. The discount rate incorporates current information about discount rates applied by other reporting companies owning portfolios of life insurance policies, discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio of life insurance policies.

On January 22, 2013, one of the independent medical actuarial underwriting firms we utilize, 21st Services, announced advancements in its underwriting methodology, resulting in revised estimated life expectancy mortality tables for life settlement transactions. We have been advised by 21st Services that the changes are very granular and relate to both specific medical conditions and lifestyles of insureds. These changes are the result of the application of additional medical information that has been gathered by 21st Services over a period of time, and which has now been applied to the inputs and methodologies used to develop the actuarial life expectancies. While we do not believe these revised methodologies indicate the previous estimated life expectancies were inaccurate, we believe the revised methodologies provide additional information that should be considered in updating our estimate of the life expectancies of the insureds within our portfolio of life settlement contracts as of December 31, 2012. Based upon our evaluation and analysis of data made available by 21st Services, as well as information regarding the insureds within our portfolio, we have estimated the impact of the changes in 21st Services’ methodologies for determining life expectancies on a policy-by-policy basis within our portfolio as of December 31, 2012 and applied such changes to the life expectancy inputs used to estimate fair value. We have adjusted the original life expectancies provided by 21st Services based on four factors, the impact of each analyzed individually for each insured in the GWG portfolio. The four factors are gender, anti-selection, age, and primary impairment. GWG applied this set of adjustments to all 21st Services LEs used in valuation of the portfolio as of December 31, 2012. At that time, the portfolio contained 211 policies on 194 insured lives. Of those 211 policies, 199 were valued using a 21st Services LE as part of the pricing LE calculation. While the analysis and adjustments were applied on an individual policy basis, the result was an average overall increase in the original life expectancy estimates of 8.67%. We have a standard practice of obtaining two third-party life expectancy estimates for each policy in our portfolio. As a result, the effective change in life expectancy on the portfolio was an average of approximately 4.33%, which resulted in an aggregate decrease in the fair value of our life settlements portfolio of $12.4 million. Life expectancy reports by their very nature are estimates.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of life insurance policies is estimated using present value calculations of estimated cash flows based on the data specific to each individual life insurance policy. Estimated future policy premium payments are calculated based on the terms of the policy and the premium payment history. The following summarizes the unobservable inputs utilized in estimating the fair value of the portfolio of life insurance policies:

	As of December 31, 2013	As of December 31, 2012
Weighted average age of insured	82.1	81.3
Weighted average life expectancy, months*	87.0	91.6
Average face amount per policy	$2,816,000	$2,712,064
Discount rate	11.69%	12.08%

*	Standard life expectancy as adjusted for insured’s specific circumstances.

These assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may be significant. The techniques used in estimating the present value of estimated cash flows are derived from valuation techniques generally used in the industry that include inputs for the asset that are not based on observable market data. The extent to which the fair value could reasonably vary in the near term has been quantified by evaluating the effect of changes in significant underlying assumptions used to estimate the fair value. If the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy and the discount factors were increased or decreased by 1% and 2%, while all other variables are held constant, the fair value of the investment in life insurance policies would increase or (decrease) by the amounts summarized below:

	Change in life expectancy
	plus 8 months	minus 8 months	plus 4 months	minus 4 months
Investment in life policies
December 31, 2013	$(34,382,000)	$36,152,000	$(17,417,000)	$17,865,000
December 31, 2012	$(24,072,000)	$25,268,000	$(12,185,000)	$12,484,000

	Change in discount rate
	plus 2%	minus 2%	plus 1%	minus 1%
Investment in life policies
December 31, 2013	$(22,944,000)	$27,063,000	$(11,933,000)	$12,959,000
December 31, 2012	$(16,811,000)	$19,978,000	$(8,759,000)	$9,547,000

Other Fair Value Considerations

Carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. The estimated fair value of the Company’s Series I Secured notes payable is approximately $33,067,000 based on a weighted-average market interest rate of 7.51% based on an income approach. The Company began issuing Renewable Secured Debentures in the first quarter of 2012. The current interest rates on the Renewable Secured Debentures approximate market rates. The carrying value of the Renewable Secured Debentures approximates fair value. The carrying value of the revolving credit facility reflects interest charged at the commercial paper rate plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects market, and the carrying value of the revolver approximates fair value. All of the financial instruments are level 3 fair value measurements.

The Company has issued warrants to purchase common stock in connection with the issuance of its convertible, redeemable preferred stock. Warrants were determined by the Company as permanent equity. The fair value measurements associated with the warrants, measured at issuance represent level 3 instruments.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013:

Month issued	Warrants issued	Fair value per share	Risk free rate	Volatility	Term
December 2011	68,937	$0.22	0.42%	25.25%	3	years
March 2012	38,130	$0.52	0.38%	36.20%	3	years
June 2012	161,841	$1.16	0.41%	47.36%	3	years
July 2012	144,547	$1.16	0.41%	47.36%	3	years
September 2012	2,500	$0.72	0.31%	40.49%	3	years
	415,955

Volatility is based upon the weekly percentage change in the stock price of selected comparable insurance companies. In June 2012, we evaluated the comparable companies used, and made certain changes to those used. The percentage change is calculated on the average price of those selected stocks at the weekly close of business for the year preceding the balance sheet date. We compare annual volatility based on this weekly information.

(5) Notes receivable from related parties

As of December 31, 2013 and December 31, 2012, the Company had receivables totaling $5,000,000 due from an affiliate, Opportunity Finance, LLC, which were fully reserved. Opportunity Finance ceased operations in 2008.

(6) Credit facilities

Revolving credit facility — Autobahn Funding Company LLC

On July 15, 2008, DLP II and United Lending entered into a revolving credit facility pursuant to a Credit and Security Agreement (Agreement) with Autobahn Funding Company LLC (Autobahn), providing the Company with a maximum borrowing amount of $100,000,000. Autobahn is a commercial paper conduit that issues commercial paper to investors to provide funding to DLP II and United Lending. DZ Bank AG acts as the agent for Autobahn. The original Agreement was to expire on July 15, 2013. On January 29, 2013, Holdings, together with GWG Life and DLP II, entered into an Amended and Restated Credit and Security Agreement with Autobahn, extending the facility expiration date to December 31, 2014, and removing United Lending as a party to the amended and restated Agreement. The amount outstanding under this facility as of December 31, 2013 and 2012, was $79,000,000 and $71,000,000, respectively.

The Agreement requires DLP II to pay, on a monthly basis, interest at the commercial paper rate plus an applicable margin, as defined in the Agreement. The effective rate was 6.19% and 2.02% at December 31, 2013 and December 31, 2012, respectively. The weighted average effective interest rate (excluding the unused line fee) was 6.14% and 2.14% for the years ended December 31, 2013 and 2012, respectively. The Agreement also requires payment of an unused line fee of 0.30% on the unfunded amount under the revolving credit facility. The note is secured by substantially all of DLP II assets which consist primarily of life settlement policies.

The Agreement has certain financial and nonfinancial covenants. The Company was in compliance with these covenants at December 31, 2013 and 2012. The Agreement generally prohibits the Company from:

•	changing its corporate name, offices, and jurisdiction of incorporation

•	changing any deposit accounts or payment instructions to insurers;

•	changing any operating policies and practices such that it would be reasonably likely to adversely affect the collectability of any asset in any material respect;

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	merging or consolidating with, or selling all or substantially all of its assets to, any third party;

•	selling any collateral or creating or permitting to exist any adverse claim upon any collateral;

•	engaging in any other business or activity than that contemplated by the Agreement;

•	incurring or guaranteeing any debt for borrowed money;

•	amending the Company’s certificate of incorporation or bylaws, making any loans or advances to, investments in, or paying any dividends to, any person unless both before and after any such loan, advance, investment or dividend there exists no actual event of default, potential event of default or termination event;

•	removing an independent director on the board of directors except for cause or with the consent of the lender; or

•	making payment on or issuing any subsidiary secured notes or debentures, or amending any agreements respecting such notes or debentures, if an event of default, potential event of default or termination event exists or would arise from any such action.

In addition, the Company has agreed to maintain (i) a positive consolidated net income (as defined and calculated under the Agreement) for each complete fiscal year and (ii) a tangible net worth (again, as defined and calculated under the Agreement) of not less than $15 million, and (iii) maintain a borrowing base surplus or cash cushion sufficient to pay three to twelve months (increasing throughout 2013) of premiums and facility fees.

Consolidated net income and tangible net worth as of and for the year ended December 31, 2013, as calculated under the agreement, was $20,916,000 and $54,286,000 respectively.

Advances under the Agreement are subject to a borrowing base formula, which limits the availability of advances on the borrowing base calculation based on attributes of policies pledged to the facility. Over-concentration of policies by insurance carrier, over-concentration of policies by insurance carriers with ratings below a AA- rating, and the premiums and facility fees reserve are the three primary factors with the potential of limiting availability of funds on the facility. Total funds available for additional borrowings under the borrowing base formula criteria at December 31, 2013 and 2012, were $3,937,000 and $15,043,000 respectively.

On July 15, 2008, Holdings delivered a performance guaranty in favor of Autobahn pursuant to which it guaranteed the obligations of GWG Life, in its capacity as the seller and master servicer, under the Credit and Security Agreement and related documents. On January 29, 2013 and in connection with the Amended and Restated Credit and Security Agreement, Holdings delivered a reaffirmation of its performance guaranty. The obligations of Holdings under the performance guaranty and subsequent reaffirmation do not extend to the principal and interest owed by DLP II as the borrower under the credit facility.

(7) Series I Secured notes payable

Series I Secured notes payable have been issued in conjunction with the GWG Series I Secured notes private placement memorandum dated August 25, 2009 (last revised November 15, 2010). On June 14, 2011 the Company closed the offering to additional investors, however, existing investors may elect to continue advancing amounts outstanding upon maturity subject to the Company’s option. Series I Secured notes have maturity dates ranging from six months to seven years with fixed interest rates varying from 5.65% to 9.55% depending on the term of the note. Interest is payable monthly, quarterly, annually or at maturity depending on the terms of the note. At December 31, 2013 and 2012 the weighted average interest rates of Series I Secured notes were 8.35% and 8.22%, respectively. The notes are secured by assets of GWG Life. The principal amount outstanding under these Series I Secured notes was $29,744,000 and $38,570,000 at December 31, 2013, and December 31, 2012, respectively. The difference between the amount outstanding on the Series I

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Secured notes and the carrying amount on the consolidated balance sheet is due to netting of unamortized deferred issuance costs. Overall, interest expense includes amortization of deferred financing and issuance costs of $606,000 and $1,170,000 in 2013 and 2012, respectively. Future expected amortization of deferred financing costs is $468,000 over the next six years.

On November 15, 2010, Jon Sabes and Steve Sabes pledged their ownership interests in the Company to the Series I Trust as security for advances under the Series I Trust arrangement.

The use of proceeds from the issuances of Series I Secured notes was limited to the following: (1) payment of commissions of Series I Secured note sales, (2) purchase life insurance policies, (3) pay premiums of life insurance policies, (4) pay principal and interest to Senior Liquidity Provider (DZ Bank), (5) pay portfolio or note operating fees or costs, (6) pay trustee (Wells Fargo Bank, N.A.), (7) pay servicer and collateral fees, (8) pay principal and interest on Series I Secured notes, (9) make distributions to equity holders for tax liability related to portfolio, (10) purchase interest rate caps, swaps, or hedging instruments, (11) pay GWG Series I Trustee fees, and (12) pay offering expenses.

On November 1, 2011, GWG entered into a Third Amended and Restated Note Issuance and Security Agreement with Lord Securities Corporation after receiving majority approval from the holders of Series I Secured notes. Among other things, the amended and restated agreement modified the use of proceeds and certain provisions relating to the distribution of collections and subordination of cash flow. Under the amended and restated agreement, GWG is no longer restricted as to its use of proceeds or subject to restrictions on certain distributions of collections and subordination of cash flows. Under the amended and restated agreement, GWG may extend the maturity of Series I Secured notes of a six month term for up to two additional six month terms, and Series I Secured notes of a one year term for up to six months.

Future contractual maturities of Series I Secured notes payable at December 31, 2013 are as follows:

Years Ending December 31,
2014	$16,111,000
2015	6,700,000
2016	2,030,000
2017	4,085,000
2018	754,000
Thereafter	64,000
$29,744,000

(8) Renewable Secured Debentures

The Company has registered with the Securities and Exchange Commission, effective January 2012, the offer and sale of $250,000,000 of secured debentures. Renewable Secured Debentures have maturity dates ranging from six months to seven years with fixed interest rates varying from 4.75% to 9.50% depending on the term of the note. Interest is payable monthly, annually or at maturity depending on the terms of the debenture. At December 31, 2013 and 2012, the weighted average interest rate of Renewable Secured Debentures was 7.53% and 7.65%, respectively. The debentures are secured by assets of GWG Life and GWG Holdings. The amount outstanding under these Renewable Secured Debentures was $134,891,000 and $57,609,000 at December 31, 2013 and 2012, respectively. The difference between the amount outstanding on the Renewable Secured Debentures and the carrying amount on the consolidated balance sheet is due to netting of unamortized deferred issuance costs and cash receipts for new issuances in process at December 31, 2013 and 2012. Amortization of deferred issuance costs was $1,843,000 and $506,000 in 2013 and 2012, respectively. Future expected amortization of deferred financing costs is $5,147,000. Subsequent to December 31, 2013, the Company has issued approximately an additional $17,715,000 in principal amount of these Renewable Secured Debentures.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The use of proceeds from the issuances of Renewable Secured Debentures is limited to the following: (1) payment of commissions on sales of Renewable Secured Debentures, (2) payment of offering expenses, (3) purchase of life insurance policies, (4) Payment of premiums on life insurance policies, (5) payment of principal and interest on Renewable Secured Debentures, (6) payment of portfolio operations expenses, and (7) for general working capital.

Future contractual maturities of Renewable Secured Debentures at December 31, 2013 are as follows:

Years Ending December 31,
2013	$34,258,000
2014	41,509,000
2015	29,152,000
2016	7,667,000
2017	5,381,000
Thereafter	16,924,000
$134,891,000

The Company entered into an Indenture effective October 19, 2011 with Holdings as obligor, GWG Life as guarantor, and Bank of Utah as trustee for the benefit of the debenture holders. The Indenture has certain financial and nonfinancial covenants. The Company was in compliance with these covenants at December 31, 2013 and 2012.

(9) Convertible, redeemable preferred stock

The Company began offering 3,333,333 shares of convertible redeemable preferred stock (Series A preferred stock) for sale to accredited investors in a private placement on July 31, 2011. The offering of Series A preferred stock concluded on September 2, 2012 and resulted in 3,278,000 shares being issued for gross consideration of $24,582,000. As of December 31, 2013, 166,000 shares have been issued as a result of conversion of $1,163,000 in dividends into shares of Series A preferred stock. The Series A preferred stock was sold at an offering price of $7.50 per share. Series A preferred stock has a preferred dividend yield of 10% per annum, and each share has the right to convert into 0.75 shares of the Company’s common stock. The Company may elect to automatically convert the Series A preferred stock to common stock as described below. Series A preferred shareholders also received three-year warrants to purchase, at an exercise price per share of $12.50, one share of common stock for every 40 shares of Series A preferred stock purchased. The warrants are exercisable immediately. In the Certificate of Designations for the Series A preferred stock dated July 31, 2011, the Company agreed to permit preferred shareholders to sell their shares back to the Company for the stated value of $7.50 per share, plus accrued dividends, according to the following schedule:

•	Up to 33% of the holder’s unredeemed shares one year after issuance:

•	Up to 66% of the holder’s unredeemed shares two years after issuance; and

•	Up to 100% of the holder’s unredeemed shares three years after issuance.

The Company’s obligation to redeem Series A preferred shares will terminate upon the Company completing a registration of its common stock with the SEC. The Company may redeem the Series A preferred shares at a price equal to 110% of their liquidation preference ($7.50 per share) at any time after December 15, 2012.

At the election of the Company, the Series A preferred shares may be automatically converted into the common stock of the Company in the event of either (1) a registered offering of the Company’s common stock with the SEC aggregating gross proceeds of at least $5.0 million at a price equal to or greater than $11.00 per share of common stock, or (2) the consent of shareholders holding at least a majority of the then-outstanding shares of Series A preferred stock. As of December 31, 2013, the Company had issued 3,450,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

preferred shares resulting in gross consideration of $25,799,000 (including cash proceeds, conversion of Series I Secured notes and accrued interest on Series I notes, and conversion of preferred dividends payable). In 2013, the Company redeemed 82,000 shares valued at $614,000 resulting in 3,368,000 shares outstanding with the gross value of $25,176,000. The Company incurred Series A preferred stock issuance costs of $2,838,000, of which $2,385,000 was amortized to additional paid in capital as of December 31, 2013, resulting in a carrying amount of $24,723,000.

The Company determined that the grant date fair value of the outstanding warrants attached to the Series A preferred stock was $395,000 for warrants issued through December 31, 2013. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share upon 30 days written notice to the investors at any time after (i) the Company has completed a registration of its common stock with the SEC and (ii) the weighted-average sale price per share of common stock equals or exceeds 14.00 per share for ten consecutive trading days ending on the third business day prior to proper notice of such redemption. Total warrants outstanding as of December 31, 2013, were 415,955 with a weighted-average remaining life of 1.34 years. Total warrants outstanding at December 31, 2012, were 415,955 with a weighted-average remaining life of 2.34 years.

Dividends on the Series A preferred stock may be paid in either cash or additional shares of Series A preferred stock at the election of the holder and approval of the Company. The dividends are reported as an expense and included in the caption interest expense in the consolidated statements of operations.

The Company declared and accrued dividends of $2,528,000 and $2,227,000 in 2013 and 2012, respectively, pursuant to a board resolution declaring the dividend. 89,000 and 81,000 shares of Series A preferred stock were issued in lieu of cash dividends in 2013 and 2012. The shares issued in lieu of cash dividends were issued at $7.00 per share. As of December 31, 2013, Holdings has $629,000 of accrued preferred dividends which were paid or converted to shares of Series A preferred stock on January 15, 2014.

(10) Income taxes

The Company did not have any current income taxes for the years ended December 31, 2013 or 2012. The components of deferred income tax expense for the years ended December 31, 2013 and 2012, respectively, consisted of the following:

Income tax provision:	2013	2012
Deferred:
Federal	$1,826,000	$1,002,000
State	348,000	191,000
Total income tax expense	$2,174,000	$1,193,000

The following table provides a reconciliation of our income tax expense at the statutory federal tax rate to our actual income tax expense:

	2013		2012
Statutory federal income tax	$673,000	34.0%	$61,000	34.0%
State income taxes, net of federal benefit	298,000	15.1%	165,000	91.2%
Series A preferred stock dividends	860,000	43.4%	757,000	420.1%
Other permanent differences	343,000	17.3%	210,000	116.5%
Total income tax expense	$2,174,000	109.8%	$1,193,000	661.8%

The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of life insurance portfolio.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to deferred income taxes were as follows:

	2013	2012
Deferred tax assets:
Athena Securities Group, LTD, advisory services	$—	$1,455,000
Note receivable from related party	2,023,000	2,023,000
Net operating loss carryforwards	2,596,000	1,671,000
Other assets	164,000	20,000
Subtotal	4,783,000	5,169,000
Valuation allowance	(2,164,000)	(2,023,000)
Net deferred tax asset	2,619,000	3,146,000

Deferred tax liabilities:
Investment in life settlements	(10,294,000)	(8,647,000)
Net deferred tax liability	$(7,675,000)	$(5,501,000)

At December 31, 2013 and 2012, the Company had federal net operating loss (NOL) carryforwards of $4,182,000 and $4,129,000, respectively, which will begin to expire in 2031. Future utilization of NOL carryforwards is subject to limitation under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. We currently do not believe that any issuance of common stock has resulted in an ownership change under Section 382.

The Company provides for a valuation allowance when it is not considered more likely than not that our deferred tax assets will be realized. At December 31, 2013 and 2012, based upon all available evidence, the Company has provided a valuation allowance of $2,164,000, and 2,023,000, respectively, against deferred tax assets related to the likelihood of recovering the tax benefit of a capital loss on a note receivable from a related entity. The change was $141,000 and $0 for the years ended December 31, 2013 and 2012, respectively. Management believes all other deferred tax assets are recoverable.

ASC 740, Income Taxes, requires the reporting of certain tax positions which do not meet a threshold of “more-likely-than-not” to be recorded as uncertain tax benefits. It is management’s responsibility to determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based upon the technical merits of the position. Management has reviewed all income tax positions taken or expected to be taken for all open years and determined that the income tax positions are appropriately stated and supported. The Company does not anticipate that the total unrecognized tax benefits will significantly change prior to December 31, 2014.

Under the Company’s accounting policies, interest and penalties on unrecognized tax benefits, as well as interest received from favorable tax settlements are recognized as components of income tax expense. At December 31, 2013 and 2012, the Company has recorded no accrued interest or penalties related to uncertain tax positions.

The Company’s income tax returns for tax years ended December, 31 2013, 2012 and 2011 remain open to examination by the Internal Revenue Service and various state taxing jurisdictions.

(11) Common Stock

On July 11, 2011, the Company entered into a Purchase and Sale Agreement with Athena Securities Group, LTD and Athena Structured Funds PLC. Under this agreement, Holdings issued to Athena Securities Group, LTD (Athena) 494,500 shares of common stock, which was equal to 9.9% of the outstanding shares in the Company, in exchange for shares equal to 9.9% of the outstanding shares in Athena Structured

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Funds, PLC (Athena Funds) and cash of $5,000. In accordance with Accounting Standards Codification (ASC) 505-50, the Company recorded the share-based payment transaction with Athena at the fair value of the Company’s 494,500 shares of common stock issued as it was the most reliable measurable form of consideration in this exchange the total value ascribed to the common stock issued to Athena was $3.6 million. The $5,000 cash paid by Athena, which represents the fair value of the shares of Athena Funds, is included in financing activities of the Consolidated Statement of Cash Flows.

On June 28, 2013, GWG Holdings, Inc. entered into a new Purchase and Sale Agreement with Athena Securities Limited and Athena Securities Group Limited. The June 28, 2013 agreement terminated the parties’ original Purchase and Sale Agreement dated July 11, 2011. Under the new agreement, Holdings appointed Athena Securities Group Limited (i) as Holdings’ exclusive representative for the offer and sale of Holdings’ Renewable Secured Debentures in Ireland, and (ii) as a distributor for the offer and sale of those debentures in Europe and the Middle East, in each case until May 8, 2014. Any compensation payable to Athena Securities Group Limited will be in accordance with the compensation disclosures set forth in Holdings’ prospectus for the offering filed with the SEC on dated June 4, 2013, as the same may be supplemented or amended from time to time. In addition, the new agreement effected the sale by Athena Securities Limited to Holdings of 432,500 shares of Holdings’ common stock, and Holdings’ sale back to Athena Securities Group Limited of certain shares of GWG Securities International Public Limited Company (formerly known as Athena Structured Funds PLC) originally transacted under the original July 11, 2011 agreement. The Company recorded a non-cash gain on the transaction of $3,252,000.

(12) Stock Incentive Plan

The Company adopted the GWG Holdings, Inc. 2013 Stock Incentive Plan on March 27, 2013. The plan shall be administered by Compensation Committee of the Board of Directors of the Company. The Company’s Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant incentives to new employees of the Company who are not Officers of the Company. Incentives under the plan may be granted in one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares. Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors. 1,000,000 shares are issuable under the plan. No person shall receive grants of stock options and SARs under the plan that exceed, in the aggregate 200,000 shares of common stock in any one year. The term of each stock option shall be determined by the committee but shall not exceed ten years. Vested stock options may be exercised in whole or part by the holder giving notice to the Company. The holder of the option may provide payment for the exercise price or surrender shares equal to the exercise price.

The Company issued stock options for 433,250 shares of common stock to employees, officers, and directors of the Company in 2013. Options for 208,750 shares vested immediately, and the remaining options vested over three years. The shares were issued with an exercise price of $7.52, which is equal to the estimated market price of the shares on the date of grant valued using Black-Scholes Binomial option pricing model. The expected volatility used in the Black-Scholes model valuation of options issued during the year was 19.73% annualized. The annual volatility rate is based on the standard deviation of the average continuously compounded rate of return of five selected comparable companies over the previous 52 weeks. Forfeiture rate of 15% is based on historical company information and expected future trend. In 2013 stock options for 52,750 shares were forfeited.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock options granted during the year ended December 31, 2013:

Grant Date	Exercise Price	Shares	Vesting	Binomial Value	Forfeiture Factor	Compensation Expense
9/5/2013	$7.46	1,250.00	Immediate	0.36	0.87	391.50	*
9/5/2013	$7.52	142,500.00	Immediate	0.36	0.87	44,631.00	*
9/5/2013	$8.28	25,000.00	Immediate	0.36	0.87	7,830.00	*
9/5/2013	$7.46	1,500.00	1 year	0.36	0.85	459.00
9/5/2013	$7.52	44,338.50	1 year	0.36	0.85	13,567.58
9/5/2013	$8.28	2,833.50	1 year	0.36	0.85	867.05
9/5/2013	$7.46	1,500.00	2 years	0.6	0.7225	650.25
9/5/2013	$7.52	44,333.00	2 years	0.6	0.7225	19,218.36
9/5/2013	$8.28	2,833.50	2 years	0.6	0.7225	1,228.32
9/5/2013	$7.46	1,500.00	3 years	0.82	0.6141	755.34
9/5/2013	$7.52	44,328.50	3 years	0.82	0.6141	22,322.15
9/5/2013	$8.28	2,833.00	3 years	0.82	0.6141	1,426.59
9/30/2013	$7.52	4,000.00	Immediate	0.66	0.87	2,296.80	*
10/28/2013	$7.52	4,250.00	Immediate	0.66	0.87	2,440.35	*
10/28/2013	$7.52	17,000.00	1 year	0.66	0.85	9,537.00
10/28/2013	$7.52	17,000.00	2 years	0.92	0.7225	11,299.90
10/28/2013	$7.52	12,750.00	3 years	1.14	0.6141	8,925.94
11/11/2013	$7.52	4,167.00	1 year	0.66	0.85	2,337.69
11/11/2013	$7.52	4,166.50	2 years	0.92	0.7225	2,769.47
11/11/2013	$7.52	4,166.50	3 years	1.14	0.6141	2,916.86
11/12/2013	$7.52	1,750.00	Immediate	0.66	0.87	1,004.85	*
11/12/2013	$7.52	7,000.00	1 year	0.66	0.85	3,927.00
11/12/2013	$7.52	7,000.00	2 years	0.92	0.7225	4,652.90
11/12/2013	$7.52	5,250.00	3 years	1.14	0.6141	3,675.39
12/12/2013	$7.52	30,000.00	Immediate	0.66	0.87	17,226.00	*
		433,250.00

*	Amounts reflected in current period earnings.

Outstanding stock options:

	Vested	Un-vested	Total
Balance as of December 31, 2012	—	—	—
Granted during the year	208,750	224,500	433,250
Exercised during the year	—	—	—
Forfeited during the year	(13,750)	(14,250)	(28,000)
Expired during the year	—	—	—
Balance as of December 31, 2013	195,000	210,250	405,250

Compensation expense related to un-vested options not yet recognized is $104,851. We expect to recognize this compensation expense over the next 2.7 years.

(13) Net loss per common share

The Company began issuing Series A preferred stock September, 1, 2011, as described in note 9. The Series A preferred stock is anti-dilutive to the net loss per common share calculation at December 31, 2013 and 2012. The Company has also issued warrants to purchase common stock in conjunction with the sale of convertible preferred stock, as discussed in note 9. The warrants are anti-dilutive at December 31, 2013 and 2012 and have not been included in the fully diluted net loss per common share calculation.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2013	December 31, 2012
NET LOSS	$(194,955)	$(1,012,899)
Accretion of preferred stock to liquidation value	(806,624)	(1,578,405)
LOSS ATTRIBUTABE TO COMMON SHAREHOLDERS	$(1,001,579)	$(2,591,304)

Basic and diluted weighted average shares outstanding	4,758,699	4,999,500
NET LOSS PER COMMON SHARE (BASIC AND DILUTED)
Net loss	$(0.04)	$(0.20)
Accretion of value to preferred stock	$(0.17)	$(0.32)
Net loss attributable to common shareholders	$(0.21)	$(0.52)

(14) Commitments

The Company entered into an office lease with U.S. Bank National Association as the landlord. The lease was effective April 22, 2012 with a term through August 31, 2015. The lease is for 11,695 square feet of office space located at 220 South Sixth Street, Minneapolis, Minnesota. The Company is obligated to pay base rent plus common area maintenance and a share of the building operating costs. Rent expenses under this and previous agreements were $200,000 and $162,000 in years ended December 31, 2013 and 2012, respectively. Minimum lease payments under the lease agreement effective April 22, 2012 are as follows:

2014	104,000
2015	70,000
Total	$174,000

(15) Contingencies

Litigation — In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Opportunity Finance, LLC, owned by Jon Sabes and Steven Sabes, is subject to litigation clawback claims by the bankruptcy trustee for third-party matters for payments that may have been deemed preference payments. In addition, Jon Sabes and Steven Sabes are subject to litigation clawback claims by the bankruptcy trustee for third-party matters for payments received from Opportunity Finance that may have been deemed preference payments. If the parties are unsuccessful in defending against these claims, their equity ownership in the Company may be sold or transferred to other parties to satisfy such claims. In addition, the Company loaned $1,000,000 to Opportunity Finance, LLC, and was repaid in full plus interest of $177,000. This investment amount may also be subject to clawback claims by the bankruptcy court.

(16) Guarantees of secured debentures

Holdings has registered with the SEC the offer and sale $250,000,000 of secured debentures as described in note 8. The secured debentures are secured by the assets of Holdings as described in note 8 and a pledge of all the common stock by the largest shareholders. Obligations under the debentures are guaranteed by GWG Life. This guarantee involves the grant of a security interest in all the assets of GWG Life. The payment of principal and interest on the secured debentures is fully and unconditionally guaranteed by GWG Life. Substantially all of the Company’s life insurance policies are held by DLP II and the Trust. The policies held by DLP II are not collateral for the debenture obligations as such policies are collateral for the credit facility.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subsidiaries by dividend or loan, except as follows. DLP II is a borrower under a credit agreement with Autobahn, with DZ Bank AG as agent, as described in note 6. The significant majority of insurance policies owned by the Company are subject to a collateral arrangement with DZ Bank AG described in notes 3 and 6. Under this arrangement, collection and escrow accounts are used to fund premiums of the insurance policies and to pay interest and other charges under the revolving credit facility. DZ Bank AG and Autobahn must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers (DLP II, GWG Life and Holdings) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by DZ Bank AG. After such amount is reached, the credit agreement requires that excess funds be used for repayments of borrowings before any additional distributions may be made.

The following represents consolidating financial information as of December 31, 2013 and 2012, with respect to the financial position, and for the years ended December 31, 2013 and 2012 with respect to results of operations and cash flows of Holdings and its subsidiaries. The parent column presents the financial information of Holdings, the primary obligor of the secured debentures. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the secured debentures, presenting its investment in DLP II and Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries including DLP II, United Lending, GWG Broker Services and the Trust.

Consolidating Balance Sheets

December 31, 2013	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated

ASSETS

Cash and cash equivalents	$32,711,636	$738,157	$—	$—	$33,449,793
Restricted cash	—	1,420,000	4,412,970	—	5,832,970
Investment in life settlements, at fair value	—	—	234,672,794	—	234,672,794
Deferred financing costs, net	—	—	357,901	—	357,901
Other assets	381,883	484,510	200,625	—	1,067,018
Investment in subsidiaries	129,839,241	159,798,490	—	(289,637,731)	—

TOTAL ASSETS	$162,932,760	$162,441,157	$239,644,290	$(289,637,731)	$275,380,476

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Revolving credit facility	$—	$—	$79,000,000	$—	$79,000,000
Series I Secured notes payable	—	29,275,202	—	—	29,275,202
Renewable Secured Debentures	131,646,062	—	—	—	131,646,062
Accounts payable	233,214	106,655	500,000	—	839,869
Interest payable	3,806,820	3,065,465	337,123	—	7,209,408
Other accrued expenses	340,812	154,594	8,677	—	504,083
Deferred taxes	7,675,174	—	—	—	7,675,174
TOTAL LIABILITIES	143,702,082	32,601,916	79,845,800	—	256,149,798

CONVERTIBLE, REDEEMABLE PREFERRED STOCK	24,722,693	—	—	—	24,722,693

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	129,839,241	159,798,490	(289,637,731)	—
Common stock	4,562	—	—	—	4,562
Additional paid-in capital	2,942,000	—	—	—	2,942,000
Accumulated deficit	(8,438,577)	—	—	—	(8,438,577)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(5,492,015)	129,839,241	159,798,490	(289,637,731)	(5,492,015)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$162,932,760	$162,441,157	$239,644,290	$(289,637,731)	$275,380,476

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Balance Sheets (continued)

December 31, 2012	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated

ASSETS

Cash and cash equivalents	$25,035,579	$2,461,465	$—	$—	$27,497,044
Restricted cash	—	1,748,700	344,392	—	2,093,092
Due from related parties	—	8,613	—	—	8,613
Investment in life settlements, at fair value	—	—	164,317,183	—	164,317,183
Deferred financing costs, net	—	—	97,040	—	97,040
Death benefits receivable	—	—	2,850,000	—	2,850,000
Other assets	96,994	202,979	785,090	—	1,085,063
Investment in subsidiaries	60,608,585	96,914,613	—	(157,523,198)	—

TOTAL ASSETS	$85,741,158	$101,336,370	$168,393,705	$(157,523,198)	$197,948,035

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Revolving credit facility	$—	$—	$71,000,000	$—	$71,000,000
Series I Secured notes payable	—	37,844,711	—	—	37,844,711
Renewable Secured Debentures	55,718,950	—	—	—	55,718,950
Accounts payable	73,084	104,975	292,000	—	470,059
Interest payable	905,017	2,444,097	128,206	—	3,477,320
Other accrued expenses	898,611	382,522	10,366	—	1,291,499
Deferred taxes	5,501,407	—	—	—	5,501,407
TOTAL LIABILITIES	63,097,069	40,776,305	71,430,572	—	175,303,946

CONVERTIBLE, REDEEMABLE PREFERRED STOCK	23,905,878	—	—	—	23,905,878

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	60,560,065	96,963,133	(157,523,198)	—
Common stock	4,995	—	—	—	4,995
Additional paid-in capital	6,976,838	—	—	—	6,976,838
Accumulated deficit	(8,243,622)	—	—	—	(8,243,622)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(1,261,789)	60,560,065	96,963,133	(157,523,198)	(1,261,789)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$85,741,158	$101,336,370	$168,393,705	$(157,523,198)	$197,948,035

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statements of Operations

For the year ended December 31, 2013	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$3,710,737	$—	$(3,710,737)	$—
Gain on life settlements, net	—	—	29,513,642	—	29,513,642
Gain upon termination of agreement with Athena Securities Ltd.	$3,252,400	—	—	—	$3,252,400
Interest and other income	81,931	2,612,420	79,767	(2,475,386)	298,732
TOTAL REVENUE	3,334,331	6,323,157	29,593,409	(6,186,123)	33,064,774

EXPENSES
Origination and servicing fees	—	—	3,710,737	(3,710,737)	—
Interest expense	11,800,718	3,684,811	5,277,115	—	20,762,644
Employee compensation and benefits	3,424,383	1,619,465	—	—	5,043,848
Legal and professional fees	1,206,520	514,728	32,961	—	1,754,209
Other expenses	2,004,636	1,463,084	2,532,927	(2,475,386)	3,525,261
TOTAL EXPENSES	18,436,257	7,282,088	11,553,740	(6,186,123)	31,085,962

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(15,101,926)	(958,931)	18,039,669	—	1,978,812

EQUITY IN INCOME OF SUBSIDIARIES	17,080,738	18,088,189	—	(35,168,927)	—

NET INCOME BEFORE INCOME TAXES	1,978,812	17,129,258	18,039,669	(35,168,927)	1,978,812

INCOME TAX EXPENSE	2,173,767	—	—	—	2,173,767
NET INCOME (LOSS)	(194,955)	17,129,258	18,039,669	(35,168,927)	(194,955)
Accretion of preferred stock to liquidation value	(806,624)	—	—	—	(806,624)
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(1,001,579)	$17,129,258	$18,039,669	$(35,168,927)	$(1,001,579)

For the year ended December 31, 2012	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$2,539,437	$—	$(2,539,437)	$—
Gain on life settlements, net	—	—	17,436,743	—	17,436,743
Interest and other income	42,668	223,311	42,747	(219,671)	89,055
TOTAL REVENUE	42,668	2,762,748	17,479,490	(2,759,108)	17,525,798

EXPENSES
Origination and servicing fees	—	—	2,539,437	(2,539,437)	—
Interest expense	4,311,719	4,833,058	1,953,521	(219,671)	10,878,627
Employee compensation and benefits	—	2,903,373	—	—	2,903,373
Legal and professional fees	899,588	162,323	14,783	—	1,076,694
Other expenses	937,562	1,496,752	52,499	—	2,486,813
TOTAL EXPENSES	6,148,869	9,395,506	4,560,240	(2,759,108)	17,345,507

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(6,106,201)	(6,632,758)	12,919,250	—	180,291

EQUITY IN INCOME OF SUBSIDIARIES	6,286,492	13,035,698	—	(19,322,190)	—

NET INCOME BEFORE INCOME TAXES	180,291	6,402,940	12,919,250	(19,322,190)	180,291

INCOME TAX EXPENSE	1,193,190	—	—	—	1,193,190
NET INCOME (LOSS)	(1,012,899)	6,402,940	12,919,250	(19,322,190)	(1,012,899)
Accretion of preferred stock to liquidation value	(1,578,405)	—	—	—	(1,578,405)
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,591,304)	$6,402,940	$12,919,250	$(19,322,190)	$(2,591,304)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statements of Cash Flows

For the year ended December 31, 2013	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(194,955)	$17,129,258	$18,039,669	$(35,168,927)	$(194,955)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Equity of subsidiaries	(17,080,738)	(18,088,189)	—	35,168,927	—
Gain on life settlements	—	—	(39,337,542)	—	(39,337,542)
Amortization of deferred financing and issuance costs	1,908,248	823,004	(260,861)	—	2,470,391
Deferred income taxes	2,173,767	—	—	—	2,173,767
Preferred stock issued for dividends	623,899	—	—	—	623,899
Convertible, redeemable preferred stock dividends payable	255	—	—	—	255
Gain upon termination of agreement with Athena Securities Ltd.	(3,252,400)	—	—	—	(3,252,400)
(Increase) decrease in operating assets:
Due from related parties	—	8,613	—	—	8,613
Death benefits receivable	—	—	2,850,000	—	2,850,000
Other assets	(51,522,808)	(45,077,218)	—	96,033,606	(566,420)
Increase (decrease) in operating liabilities:
Accounts payable	160,130	1,680	208,000	—	369,810
Interest payable	2,399,975	809,540	208,918	—	3,418,433
Other accrued expenses	277,321	(224,990)	(1,690)	—	50,641
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(64,507,306)	(44,618,302)	(18,293,506)	96,033,606	(31,385,508)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	—	(34,997,500)	—	(34,997,500)
Proceeds from settlement of life settlements	—	—	4,563,896	—	4,563,896
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(30,433,604)	—	(30,433,604)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	—	—	8,000,000	—	8,000,000
Payments for redemption of Series I Secured notes payable	—	(8,671,624)	—	—	(8,671,624)
Proceeds from issuance of debentures	85,260,976	—	—	—	85,260,976
Payments for issuance of debentures	(4,320,542)	—	—	—	(4,320,542)
Payments for redemption of debentures	(8,143,363)	—	—	—	(8,143,363)
Proceeds (payments) from restricted cash	—	328,700	(4,068,578)	—	(3,739,878)
Issuance of member capital	—	51,237,918	44,795,688	(96,033,606)	—
Payments for redemption of preferred stock	(613,708)	—	—	—	(613,708)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	72,183,363	42,894,994	48,727,110	(96,033,606)	67,771,861

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,676,057	(1,723,308)	—	—	5,952,749

CASH AND CASH EQUIVALENTS
BEGINNING OF THE YEAR	25,035,579	2,461,465	—	—	27,497,044
END OF THE YEAR	$32,711,636	$738,157	$—	$—	$33,449,793

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statements of Cash Flows (continued)

For the year ended December 31, 2012	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,012,899)	$6,402,940	$12,919,250	$(19,322,190)	$(1,012,899)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Equity of subsidiaries	(6,286,492)	(13,035,698)	—	19,322,190	—
Gain on life settlements	—	—	(27,856,374)	—	(27,856,374)
Amortization of deferred financing and issuance costs	506,279	1,169,755	232,896	—	1,908,930
Deferred income taxes	1,193,190	—	—	—	1,193,190
Preferred stock issued for dividends	567,478	—	—	—	567,478
Convertible, redeemable preferred stock dividends payable	338,695	—	—	—	338,695
(Increase) decrease in operating assets:
Due from related parties	—	(6,348)	—	—	(6,348)
Death benefits receivable	—	—	(2,850,000)	—	(2,850,000)
Other assets	(33,137,100)	(22,587,090)	(772,090)	55,627,115	(869,165)
Increase (decrease) in operating liabilities:
Accounts payable	(306,373)	48,665	—	—	(257,708)
Interest payable	918,374	806,058	20,167	—	1,744,599
Other accrued expenses	(55,890)	(16,352)	2,950	—	(69,292)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(37,274,738)	(27,218,070)	(18,303,201)	55,627,115	(27,168,894)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	—	(15,067,495)	—	(15,067,495)
Proceeds from settlement of life settlements	—	—	1,067,210	—	1,067,210
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(14,000,285)	—	(14,000,285)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	—	—	11,000,000	—	11,000,000
Payments for redemption of Series I Secured notes payable	—	(7,477,197)	—	—	(7,477,197)
Proceeds from issuance of debentures	58,553,280	—	—	—	58,553,280
Payments for issuance of debentures	(3,024,545)	—	—	—	(3,024,545)
Payments for redemption of debentures	(112,500)	—	—	—	(112,500)
Proceeds (payments) from restricted cash	—	(926,473)	3,627,683	—	2,701,210
Issuance of member capital	—	37,951,312	17,675,803	(55,627,115)	—
Issuance of preferred stock	6,414,273	—	—	—	6,414,273
Payments for issuance of preferred stock	(1,266,647)	—	—	—	(1,266,647)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	60,563,861	29,547,642	32,303,486	(55,627,115)	66,787,874
NET INCREASE IN CASH AND CASH EQUIVALENTS	23,289,123	2,329,572	—	—	25,618,695

CASH AND CASH EQUIVALENTS
BEGINNING OF THE YEAR	1,746,456	131,893	—	—	1,878,349
END OF THE YEAR	$25,035,579	$2,461,465	$—	$—	$27,497,044

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(17) Concentration

GWG purchases life insurance policies written by life insurance companies having investment grade ratings by independent rating agencies. As a result there may be certain concentrations of contracts with life insurance companies. The following summarizes the face value of insurance contracts with specific life insurance companies exceeding 10% of the total face value held by the Company.

	December 31, 2013	December 31, 2012
	%	%
Life insurance company
Company A	16.58	16.96
Company B	11.34	13.80
Company C	*	11.36

*	percentage does not exceed 10% of the total face value.

The following summarizes the number of insurance contracts held in specific states exceeding 10% of the total face value held by the Company:

	December 31, 2013	December 31, 2012
	%	%
State of residence
California	28.14	28.44
Florida	15.59	13.27
New York	10.65	11.85

(18) Subsequent events

Stock split — On June 24, 2014, the Company’s Board of Directors and majority stockholders approved a joint resolution to effect an amendment to the Company’s Certificate of Incorporation in the state of Delaware whereby the company shall enact a reverse split of the common stock such that for every two (2) shares of common stock issued and outstanding immediately prior to the effective date shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock. The effective date of the amendment and reverse stock split is June 24, 2014. In lieu of fractional shares, stockholders received cash payments in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the price of the common stock, as determined by the Board of Directors of the Corporation, but adjusted so as to give effect to the reverse stock split. The par value of the common stock remained at $0.001 per share.

All share and per-share information presented elsewhere in these financial statements and corresponding notes have been adjusted to reflect the stock split.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$23,059,955	$33,449,793
Restricted cash	2,810,432	5,832,970
Investment in life settlements, at fair value	267,895,692	234,672,794
Other assets	2,822,074	1,424,919
TOTAL ASSETS	$296,588,153	$275,380,476

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Revolving credit facility	$79,000,000	$79,000,000
Series I Secured notes payable	28,051,113	29,275,202
Renewable Secured Debentures	157,513,267	131,646,062
Interest payable	9,730,193	7,209,408
Accounts payable and accrued expenses	1,714,418	1,343,952
Deferred taxes, net	5,403,604	7,675,174
TOTAL LIABILITIES	281,412,595	256,149,798

CONVERTIBLE, REDEEMABLE PREFERRED STOCK (par value $0.001; shares authorized 40,000,000; shares issued and outstanding 3,419,767 and 3,368,109; liquidation preference of $25,648,000 and $25,261,000 on June 30, 2014 and December 31, 2013, respectively)	25,309,946	24,722,693

STOCKHOLDERS’ EQUITY
Common stock (par value $0.001: shares authorized 210,000,000; shares issued and outstanding is 4,562,000 on both June 30, 2014 and December 31, 2013)	4,562	4,562
Additional paid-in capital	2,787,494	2,942,000
Accumulated deficit	(12,926,444)	(8,438,577)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(10,134,388)	(5,492,015)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$296,588,153	$275,380,476

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
REVENUE
Gain on life settlements, net	$5,484,889	$7,733,245	$11,001,094	$16,073,601
Interest and other income	6,380	3,274,323	13,747	3,441,994
TOTAL REVENUE	5,491,269	11,007,568	11,014,841	19,515,595

EXPENSES
Employee compensation and benefits	1,178,819	1,063,923	2,147,564	3,001,343
Legal and professional fees	419,337	351,910	826,339	789,200
Interest expense	6,608,043	4,941,942	12,934,591	9,409,157
Other expenses	1,188,479	1,091,132	1,865,784	2,124,277
TOTAL EXPENSES	9,394,678	7,448,907	17,774,278	15,323,977

INCOME (LOSS) BEFORE INCOME TAXES	(3,903,409)	3,558,661	(6,759,437)	4,191,618
INCOME TAX EXPENSE (BENEFIT)	(1,316,712)	1,801,971	(2,271,570)	2,367,794

NET INCOME (LOSS)	$(2,586,697)	$1,756,690	$(4,487,867)	$1,823,824
Accretion of preferred stock to liquidation value	(101,271)	(208,877)	(226,984)	(466,640)
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,687,968)	$1,547,813	$(4,714,851)	$1,357,184

NET INCOME (LOSS) PER SHARE
Basic	$(0.59)	$0.31	$(1.03)	$0.28
Diluted	$(0.59)	$0.21	$(1.03)	$0.19

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	4,562,000	4,984,994	4,562,000	4,774,102
Diluted	4,562,000	7,511,099	4,562,000	7,290,253

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,586,697)	$1,756,690	$(4,487,867)	$1,823,824
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Gain on life settlements	(10,852,425)	(7,449,180)	(22,211,338)	(18,943,905)
Amortization of deferred financing and issuance costs	1,354,007	837,133	1,707,664	1,930,880
Deferred income taxes	(1,316,712)	1,802,920	(2,271,570)	2,366,794
Convertible, redeemable preferred stock dividends payable	196,991	178,235	389,331	261,937
(Increase) decrease in operating assets:
Other assets	(997,073)	(4,164,004)	(1,248,919)	(3,614,132)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	1,890,337	402,739	3,168,163	1,694,797

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(12,311,572)	(6,635,467)	(24,954,536)	(14,479,805)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	(2,608,232)	(2,972,944)	(10,879,435)	(12,885,993)
Proceeds from settlement of life settlements	68,500	1,382,152	68,500	2,872,152
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(2,539,732)	(1,590,792)	(10,810,935)	(10,013,841)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	—	—	—	8,000,000
Payments for redemption of Series I Secured notes payable	(670,621)	(2,423,052)	(1,538,924)	(3,930,876)
Proceeds from issuance of renewable secured debentures	14,868,830	18,588,867	33,234,487	42,439,661
Payments for redemption and issuance of renewable secured debentures	(4,393,523)	(3,033,303)	(9,322,411)	(5,336,571)
Proceeds from restricted cash	43,330	2,160,333	3,022,537	(2,370,775)
Repurchase of common stock	—	(3,252,400)	—	(3,252,400)
Issuance (redemptions) of convertible, redeemable preferred stock	(20,056)	(125,135)	(20,056)	(311,804)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	9,827,960	11,915,310	25,375,633	35,237,235

NET INCREASE IN CASH AND CASH EQUIVALENTS	(5,023,344)	3,689,051	(10,389,838)	10,743,589

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	28,083,299	34,551,582	33,449,793	27,497,044
END OF PERIOD	$23,059,955	$38,240,633	$23,059,955	$38,240,633

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS — CONTINUED
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$3,531,000	$3,214,000	$7,781,000	$6,512,000

NON-CASH INVESTING AND FINANCING ACTIVITIES
Series I secured notes:
Non-cash conversion of accrued interest and commissions payable to principal	$40,000	$86,000	$105,000	$150,000
Renewable secured debentures:
Non-cash conversion of accrued interest and commission payable to principal	$162,000	$59,000	$282,000	$100,000
Convertible, redeemable preferred stock
Non-cash conversion of dividends payable	$193,000	$178,000	$380,000	$262,000
Non-cash accretion of convertible, redeemable preferred stock to redemption value	$101,000	$209,000	$227,000	$467,000
Investment in life settlements included in accounts payable	$75,000	$262,000	$75,000	$262,000

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(unaudited)

	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balance, December 31, 2012	4,994,500	4,995	6,976,838	(8,243,622)	(1,261,789)
Net loss	—	—	—	(194,955)	(194,955)
Repurchase of common stock	(432,500)	(433)	(3,251,967)	—	(3,252,400)
Issuance of stock options	—	—	23,753	—	23,753
Accretion of preferred stock to liquidation value	—	—	(806,624)	—	(806,624)

Balance, December 31, 2013	4,562,000	$4,562	$2,942,000	$(8,438,577)	$(5,492,015)
Net loss	—	—	—	(4,487,867)	(4,487,867)
Issuance of stock options	—	—	72,478	—	72,478
Accretion of preferred stock to liquidation value	—	—	(226,984)	—	(226,984)
Balance, June 30, 2014	4,562,000	4,562	2,787,494	(12,926,444)	(10,134,388)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(1) Nature of business and summary of significant accounting policies

Nature of business — GWG Holdings, Inc. and subsidiaries, located in Minneapolis, Minnesota, facilitates the purchase of life insurance policies for its own investment portfolio through its wholly owned subsidiary, GWG Life, LLC (GWG Life), and its subsidiaries, GWG Trust (Trust), GWG DLP Funding II, LLC (DLP II) and its wholly owned subsidiary, GWG DLP Master Trust II (the Trust II). Our wholly owned subsidiary, GWG Broker Services, LLC (Broker Services), was formed to earn fees for brokering policy transactions between market participants. Our wholly owned subsidiary United Lending, LLC (United Lending) and its wholly owned subsidiary United Lending SPV, LLC (United Lending SPV) were formed to finance life settlement premiums and policy loans. All of these entities are legally organized in Delaware. Unless the context otherwise requires or we specifically so indicate, all references in this prospectus supplement to “we”, “us”, “our”, “our Company”, “GWG”, or the “Company” refer to these entities collectively. GWG Member, LLC, a wholly owned subsidiary formed November 2010 to facilitate the acquisition of policies, has not commenced operations as of June 30, 2014.

Basis of presentation — The condensed consolidated balance sheet as of June 30, 2014, the condensed consolidated statements of operations for the three and six months ended June 30, 2014 and 2013, and the condensed consolidated statements of cash flows for the three and six months ended June 30, 2014 and 2013, and the related information presented in these notes, have been prepared by management in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X, without audit. To the extent that information and notes required by U.S. generally accepted accounting principles for complete financial statements are contained in or are consistent with the consolidated audited financial statements in the Company’s Form 10-K for the year ended December 31, 2013, such information and notes have not been duplicated herein. In the opinion of management, all adjustments considered necessary for a fair presentation of results have been included. The condensed consolidated balance sheet at December 31, 2013 was derived from the audited consolidated financial statements as of that date. Operating results for the three and six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Use of estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these consolidated financial statements relates to (1) the determination of the assumptions used in estimating the fair value of the investment in life insurance policies, and (2) the value of deferred tax assets and liabilities.

Life settlements — ASC 325-30, Investments in Insurance Contracts, allows a reporting entity the election to account for its investments in life settlements using either the investment method or the fair value method. The election shall be made on an instrument-by-instrument basis and is irrevocable. Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs. Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized. Under the fair value method, an investor shall recognize the initial investment at the

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

purchase price. In subsequent periods, the investor shall remeasure the investment at fair value in its entirety at each reporting period and shall recognize the change in fair value in current period income net of premiums paid. The Company uses the fair value method to account for all life settlements.

The Company recognizes realized gains (revenue) from life settlement contracts upon one of the two following events:

1)	Receipt of death notice or verified obituary of insured

2)	Sale of policy and filing of change of ownership forms and receipt of payment

The Company recognizes the difference between the death benefits and carrying values of the policy when an insured event has occurred and the Company determines that settlement and ultimate collection of the death benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. In an event of a sale of a policy the Company recognizes gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Deposits and initial direct costs advanced on unsettled policy acquisitions are recorded as other assets until policy ownership has been transferred to the Company. Such deposits and direct cost advances were $0 and $201,000 at June 30, 2014 and December 31, 2013, respectively.

Deferred financing and issuance costs — Costs incurred to obtain financing under the revolving credit facility, as described in note 6, have been capitalized and are amortized using the straight-line method over the term of the revolving credit facility. Amortization of deferred financing costs was $89,000 for both the three-month periods ended June 30, 2014 and 2013, and $179,000 and $276,000 for the six-month periods ended June 30, 2014 and 2013, respectively. The future amortization is expected to be $179,000 for the six months ending December 31, 2014. The Series I Secured notes payable, as described in note 7, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing. The Renewable Secured Debentures, as described in note 8, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing. The Series A preferred stock, as described in note 9, is reported net of issuance costs, sales commissions, including the fair value of warrants issued, and other direct expenses, which are amortized using the interest method as interest expense over the three-year redemption period.

Earnings (loss) per share — Basic per share earnings (loss) attributable to non-redeemable interests is calculated using the weighted-average number of shares outstanding during the period. Diluted earnings per share is calculated based on the potential dilutive impact, if any, of the Company’s convertible, redeemable preferred stock, and outstanding warrants, and stock options.

Subsequent events — Subsequent events are events or transactions that occur after the balance sheet date but before consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the consolidated financial statements are available to be issued. The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements are filed for potential recognition or disclosure.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Recently adopted pronouncements — Pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company.

(2) Restrictions on cash

The Company is required by its lenders to maintain collection and escrow accounts. These accounts are used to fund the acquisition, pay annual premiums of insurance policies, pay interest and other charges under the revolving credit facility, and collect policy benefits. DZ Bank AG, as agent for Autobahn Funding Company, LLC, the lender for the revolving credit facility as described in note 6, authorizes the disbursements from these accounts. At June 30, 2014 and December 31, 2013 there was a balance of $2,810,000, and $5,833,000, respectively, maintained in these restricted cash accounts.

(3) Investment in life insurance policies

The life insurance policies (Level 3 fair value measurements) are valued based on unobservable inputs that are significant to the overall fair value measurement. Changes in the fair value of these instruments are recorded in gain or loss on life insurance policies in the consolidated statements of operations (net of the cash premiums paid on the policies). The fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions. Life expectancy reports have been obtained from widely accepted life expectancy providers. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk premium an investor in the policy would require. As a result of management’s analysis, discount rates of 11.56% and 11.69% were applied to the portfolio as of June 30, 2014 and December 31, 2013.

A summary of the Company’s life insurance policies accounted for under the fair value method and their estimated maturity dates, based on remaining life expectancy, is as follows:

	As of June 30, 2014			As of December 31, 2013
Years Ending December 31,	Number of Contracts	Estimated Fair Value	Face Value	Number of Contracts	Estimated Fair Value	Face Value
2014	—	$—	$—	—	$—	$—
2015	3	4,781,000	6,000,000	4	5,065,000	6,750,000
2016	11	11,035,000	16,450,000	8	8,174,000	13,750,000
2017	26	33,191,000	59,716,000	25	33,345,000	63,916,000
2018	29	35,358,000	70,017,000	33	37,243,000	80,318,000
2019	44	44,279,000	109,795,000	34	32,844,000	89,295,000
2020	38	35,833,000	91,224,000	34	27,741,000	75,644,000
Thereafter	138	103,419,000	431,450,000	125	90,261,000	410,975,000
Totals	289	267,896,000	784,652,000	263	$234,673,000	$740,648,000

The Company recognized policy benefits of $300,000 and $6,600,000 during the three-month periods ended June 30, 2014 and 2013, respectively, related to policies with a carrying value of $68,000 and $1,382,000, respectively. During the six-month periods ended June 30, 2014 and 2013, the Company recorded realized gains of $232,000 and $5,218,000 on such policies. The Company recognized policy benefits of $300,000 and $10,600,000, respectively, related to policies with carrying value of $68,000 and $2,872,000, respectively. The Company recorded realized gains of $232,000 and $7,728,000 on such policies.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Reconciliation of gain on life settlements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Change in fair value	$10,852,000	$7,449,000	$22,211,000	$18,944,000
Premiums and other annual fees	(5,599,000)	(4,934,000)	(11,442,000)	(10,598,000)
Policy maturities	232,000	5,218,000	232,000	7,728,000
Gain on life settlements, net	$5,485,000	$7,733,000	$11,001,000	$16,074,000

The estimated expected premium payments to maintain the above life insurance policies in force through 2018, assuming no mortalities, are as follows:

Years Ending December 31,
Six months ending December 31 ,2014	$12,213,000
2015	26,693,000
2016	29,402,000
2017	32,847,000
2018	35,767,000
$136,922,000

Management anticipates funding the estimated premium payments as noted above with proceeds from the DZ Bank revolving credit facility and through additional debt and equity financing as well as from cash proceeds from maturities of life insurance policies. The proceeds of these capital sources are also intended to be used for the purchase, financing, and maintenance of additional life insurance policies.

(4) Fair value definition and hierarchy

ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace including the existence and transparency of transactions between market participants. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices in an orderly market generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. ASC 820 establishes a three-level valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

•	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

•	Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Level 3 Valuation Process

The estimated fair value of the Company’s life settlements are determined on a quarterly basis by the Company’s portfolio management committee, taking into consideration changes in discount rate assumptions, estimated premium payments and life expectancy assumptions, as well as any changes in economic and other relevant conditions. These inputs are then used to estimate the discounted cash flows using the MAPS probabilistic portfolio pricing model, which estimates the cash flows using various different probabilities and scenarios. The valuation process includes a review by senior management as of each valuation date. Management also engages a third party expert to independently test the accuracy of the valuations using the inputs provided by management.

Life insurance policies represent financial instruments recorded at fair value on a recurring basis. The following table reconciles the beginning and ending fair value of the Company’s Level 3 investments in life insurance policies for the three and six-month periods ending June 30, 2014 and 2013, as follows:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Beginning balance	$254,504,000	$185,020,000	$234,673,000	$164,317,000
Purchases	2,608,000	2,805,000	11,080,000	13,503,000
Maturities (cash in excess of carrying value)	(68,000)	(1,382,000)	(68,000)	(2,872,000)
Net change in fair value	10,852,000	7,449,000	22,211,000	18,944,000
Ending balance (June 30)	$267,896,000	$193,892,000	$267,896,000	$193,892,000

The fair value of a portfolio of life insurance policies is based on information available to the Company at the reporting date. Fair value is based upon a discounted cash flow model that incorporates life expectancy estimate assumptions. Life expectancy estimates are obtained from independent, third-party, widely accepted life expectancy estimate providers at policy acquisition. The life expectancy values of each insured, as determined at policy acquisition, are rolled down monthly for the passage of time by the MAPS actuarial software the Company uses for ongoing valuation of its portfolio of life insurance policies. The discount rate incorporates current information about discount rates applied by other reporting companies owning portfolios of life insurance policies, discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio of life insurance policies.

On January 22, 2013, one of the independent medical actuarial underwriting firms we utilize, 21st Services, announced advancements in its underwriting methodology, resulting in revised estimated life expectancy mortality tables for life settlement transactions. We were advised by 21st Services that the changes

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

are very granular and relate to both specific medical conditions and lifestyles of insureds. These changes were the result of the application of additional medical information gathered by 21st Services over a period of time, and which were applied to the inputs and methodologies used to develop the actuarial life expectancies. While we do not believe these revised methodologies indicate the previous estimated life expectancies were inaccurate, we believe the revised methodologies provide additional information that should be considered in updating our estimate of the life expectancies of the insureds within our portfolio. Based upon our evaluation and analysis of data made available by 21st Services, as well as information regarding the insureds within our portfolio, we have estimated the impact of the changes in 21st Services’ methodologies for determining life expectancies on a policy-by-policy basis within our portfolio as of December 31, 2012 and applied such changes to the life expectancy inputs used to estimate fair value. We have adjusted the original life expectancies provided by 21st Services based on four factors, the impact of each analyzed individually for each insured in the GWG portfolio. The four factors are gender, anti-selection, age, and primary impairment. GWG applied this set of adjustments to all 21st Services life expectancy reports used in valuation of the portfolio as of December 31, 2012. At that time, the portfolio contained 211 policies on 194 insured lives. Of those 211 policies, 199 were valued using a 21st Services life expectancy report as part of the pricing life expectancy estimate calculation. While the analysis and adjustments were applied on an individual policy basis, the result was an average overall increase in the original life expectancy estimates of 8.67%. We have a standard practice of obtaining two third-party life expectancy estimates for each policy in our portfolio. As a result, the effective change in life expectancy on the portfolio as of December 31, 2012 was an average of approximately 4.33%, which resulted in an aggregate decrease in the fair value of our life settlements portfolio of $12.4 million as of December 31, 2012. Life expectancy reports by their very nature are estimates.

During 2013, we sought to update our life expectancy estimates from all four of the major independent third-party medical-actuarial underwriting firms (including 21st Services) with updated medical records on all of the 211 policies we originally used a life expectancy report from 21st Services. As of December 31, 2013, we had successfully procured new life expectancy reports on 176 of the 211 policies owned as of December 31, 2012. We experienced ten mortalities in 2013 for which no updated life expectancy reports were necessary. We also had two small face policies in our portfolio for which we did not update life expectancy reports. Accordingly, as of June 30, 2014 we had updated our life expectancy estimates based on updated life expectancy reports on all but 12 policies (covering 10 people) in our portfolio that we are still seeking to update.

In order to assess the reasonableness of our adjustments, made effective December 31, 2012, we compared the life expectancy estimates including any adjustments used on December 31, 2012 to the updated life expectancy estimates used on December 31, 2013. Because an additional year has elapsed since the December 31, 2012 date, the older set of adjusted life expectancy estimates were “rolled down” to shorter numbers based on an actuarial calculation to make them comparable to the updated life expectancy estimates used on December 31, 2013. The average amount of roll down to account for the 12-month passage of time was eight and one-half months.

We concluded that the adjustments we made a year ago were reasonable when we the compared the rolled down life expectancy estimates from December 31, 2012 to the updated life expectancy estimates on December 31, 2013. The average rolled down life expectancy estimate from December 31, 2012 is 80.9 months. The average updated life expectancy estimate obtained from updated life expectancy reports as of December 31, 2013 is 79.4 months, shorter by one and one-half months. We see no need to make any further adjustments to our life expectancy estimates at this time.

The fair value of life insurance policies is estimated using present value calculations of estimated cash flows based on the data specific to each individual life insurance policy. Estimated future policy premium payments are calculated based on the terms of the policy and the premium payment history. The following

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

summarizes the unobservable inputs utilized in estimating the fair value of the portfolio of life insurance policies:

	As of June 30, 2014	As of December 31, 2013
Weighted average age of insured	82.5	82.1
Weighted average life expectancy, months*	82.2	87.0
Average face amount per policy	$2,715,000	$2,816,000
Discount rate	11.56%	11.69%

*	Standard life expectancy as adjusted for insured’s specific circumstances.

These assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may be significant. The techniques used in estimating the present value of estimated cash flows are derived from valuation techniques generally used in the industry that include inputs for the asset that are not based on observable market data. The extent to which the fair value could reasonably vary in the near term has been quantified by evaluating the effect of changes in significant underlying assumptions used to estimate the fair value. If the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy and the discount factors were increased or decreased by 1% and 2%, while all other variables are held constant, the fair value of the investment in life insurance policies would increase or (decrease) by the amounts summarized below:

	Changes in fair value of life insurance policies
Change in life expectancy estimates	plus 8 months	minus 8 months	plus 4 months	minus 4 months
June 30, 2014	$(38,249,000)	$40,171,000	$(19,368,000)	$19,856,000
December 31, 2013	$(34,382,000)	$36,152,000	$(17,417,000)	$17,865,000

Change in discount rate	plus 2%	minus 2%	plus 1%	minus 1%
June 30, 2014	$(24,381,000)	$28,624,000	$(12,666,000)	$13,723,000
December 31, 2013	$(22,944,000)	$27,063,000	$(11,933,000)	$12,959,000

Other Fair Value Considerations

Carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. The estimated fair value of the Company’s Series I Secured notes payable and Renewable Secured Debentures is approximately $192,177,000 based on a weighted-average market interest rate of 7.12% based on an income approach, the combined face value of these notes is $189,603,000 as of June 30, 2014. The carrying value of the revolving credit facility reflects interest charged at the commercial paper rate plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects market, and the carrying value of the revolver approximates fair value. All of the financial instruments are level 3 fair value measurements.

The Company has issued warrants to purchase common stock in connection with the issuance of its convertible, redeemable preferred stock. Warrants were determined by the Company as permanent equity. The fair value measurements associated with the warrants, measured at issuance represent level 3 instruments.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

As of June 30, 2014:

Month issued	Warrants issued	Fair value per share	Risk free rate	Volatility	Term
December 2011	68,937	$0.22	0.42%	25.25%	3	years
March 2012	38,130	$0.52	0.38%	36.20%	3	years
June 2012	161,841	$1.16	0.41%	47.36%	3	years
July 2012	144,547	$1.16	0.41%	47.36%	3	years
September 2012	2,500	$0.72	0.31%	40.49%	3	years
	415,955

Volatility is based upon the weekly percentage change in the stock price of selected comparable insurance companies. In June 2012, we evaluated the comparable companies used, and made certain changes to those used. The percentage change is calculated on the average price of those selected stocks at the weekly close of business for the year preceding the balance sheet date. We compare annual volatility based on this weekly information.

(5) Notes receivable from related parties

As of June 30, 2014 and December 31, 2013, the Company had receivables totaling $5,000,000 due from an affiliate, Opportunity Finance, LLC, which were fully reserved. Opportunity Finance ceased operations in 2008.

(6) Credit facilities

Revolving credit facility — Autobahn Funding Company LLC

On July 15, 2008, DLP II and United Lending entered into a revolving credit facility pursuant to a Credit and Security Agreement (Agreement) with Autobahn Funding Company LLC (Autobahn), providing the Company with a maximum borrowing amount of $100,000,000. Autobahn is a commercial paper conduit that issues commercial paper to investors in order to provide funding to DLP II and United Lending. DZ Bank AG Deutsche Zentral-Genossenschaftsbank (DZ Bank) acts as the agent for Autobahn. The original Agreement was to expire on July 15, 2013. On January 29, 2013, Holdings, together with GWG Life and DLP II, entered into an Amended and Restated Credit and Security Agreement with Autobahn, extending the facility expiration date to December 31, 2014, and removing United Lending as a party to the amended and restated agreement. On May 29, 2014, Holdings, together with GWG Life and DLP II, entered into an Amendment No. 1 to Amended and Restated Credit and Security Agreement with Autobahn and DZ Bank (as committed lender and Agent). The amendment was entered into for the purpose of extending the maturity date for borrowings under the agreement to December 31, 2016. The amount outstanding under this facility as of both June 30, 2014 and December 31, 2013 was $79,000,000.

The Agreement requires DLP II to pay, on a monthly basis, interest at the commercial paper rate plus an applicable margin, as defined in the Agreement. The effective rate was 6.19% at both at June 30, 2014 and December 31, 2013, respectively. The weighted average effective interest rate was 6.20% and 6.26% (excluding the unused line fee) for the three months ended June 30, 2014 and 2013, respectively. The Agreement also requires payment of an unused line fee on the unfunded amount under the revolving credit facility. The note is secured by substantially all of DLP II assets which consist primarily of life insurance policies.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

The Agreement has certain financial and nonfinancial covenants. The Company was in compliance with these covenants at June 30, 2014 and December 31, 2013. The Agreement generally prohibits the Company from:

•	changing its corporate name, offices, and jurisdiction of incorporation

•	changing any deposit accounts or payment instructions to insurers;

•	changing any operating policies and practices such that it would be reasonably likely to adversely affect the collectability of any asset in any material respect;

•	merging or consolidating with, or selling all or substantially all of its assets to, any third party;

•	selling any collateral or creating or permitting to exist any adverse claim upon any collateral;

•	engaging in any other business or activity than that contemplated by the Agreement;

•	incurring or guaranteeing any debt for borrowed money;

•	amending the Company’s certificate of incorporation or bylaws, making any loans or advances to, investments in, or paying any dividends to, any person unless both before and after any such loan, advance, investment or dividend there exists no actual event of default, potential event of default or termination event;

•	removing an independent director on the board of directors except for cause or with the consent of the lender; or

•	making payment on or issuing any subsidiary secured notes or debentures, or amending any agreements respecting such notes or debentures, if an event of default, potential event of default or termination event exists or would arise from any such action.

In addition, the Company has agreed to maintain (i) a positive consolidated net income on a Non-GAAP basis (as defined and calculated under the Agreement) for each complete fiscal year and (ii) a tangible net worth on a Non-GAAP basis (again, as defined and calculated under the Agreement) of not less than $15 million, and (iii) maintain a borrowing base surplus or cash cushion sufficient to pay 12 months of premiums and facility fees.

Consolidated net income and tangible net worth as of and for the four quarters ended June 30, 2014, as calculated under the agreement, was $19,543,000 and $63,825,000 respectively.

Advances under the Agreement are subject to a borrowing base formula, which limits the availability of advances on the borrowing base calculation based on attributes of policies pledged to the facility. Over-concentration of policies by insurance carrier, over-concentration of policies by insurance carriers with ratings below a AA- rating, and the premiums and facility fees reserve are the three primary factors with the potential of limiting availability of funds on the facility. Total funds available for additional borrowings under the borrowing base formula criteria at June 30, 2014 and December 31, 2013, were $5,824,000 and $3,937,000 respectively.

On July 15, 2008, Holdings delivered a performance guaranty in favor of Autobahn pursuant to which it guaranteed the obligations of GWG Life, in its capacity as the seller and master servicer, under the Credit and Security Agreement and related documents. On January 29, 2013 and in connection with the Amended and Restated Credit and Security Agreement, Holdings delivered a reaffirmation of its performance guaranty. The obligations of Holdings under the performance guaranty and subsequent reaffirmation do not extend to the principal and interest owed by DLP II as the borrower under the credit facility.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(7) Series I Secured notes payable

Series I Secured notes payable have been issued in conjunction with the GWG Series I Secured notes private placement memorandum dated August 25, 2009 (last revised November 15, 2010). On June 14, 2011, the Company closed the offering to additional investors, however, existing investors may elect to continue advancing amounts outstanding upon maturity subject to the Company’s option. Series I Secured notes have maturity dates ranging from six months to seven years with fixed interest rates varying from 5.65% to 9.55% depending on the term of the note. Interest is payable monthly, quarterly, annually or at maturity depending on the terms of the note. At June 30, 2014 and December 31, 2013, the weighted-average interest rate of Series I Secured notes was 8.36% and 8.35%, respectively. The notes are secured by assets of GWG Life. The principal amount outstanding under these Series I Secured notes was $28,642,000 and $29,744,000 at June 30, 2014 and December 31, 2013, respectively. The difference between the amount outstanding on the Series I Secured notes and the carrying amount on the consolidated balance sheet is due to netting of unamortized deferred issuance costs. Overall, interest expense includes amortization of deferred financing and issuance costs of $134,000 and $301,000 for the three and six months ended June 30, 2014, respectively, and $161,000 and $217,000 for the three and six months ended June 30, 2013, respectively. Future expected amortization of deferred financing costs is $591,000 over the next six years.

On November 15, 2010, Jon Sabes and Steve Sabes pledged their ownership interests in the Company to the Series I Trust as security for advances under the Series I Trust arrangement.

The use of proceeds from the issuances of Series I Secured notes was limited to the following: (1) payment of commissions of Series I Secured note sales, (2) purchase life insurance policies, (3) pay premiums of life insurance policies, (4) pay principal and interest to Senior Liquidity Provider (DZ Bank), (5) pay portfolio or note operating fees or costs, (6) pay trustee (Wells Fargo Bank, N.A.), (7) pay servicer and collateral fees, (8) pay principal and interest on Series I Secured notes, (9) make distributions to equity holders for tax liability related to portfolio, (10) purchase interest rate caps, swaps, or hedging instruments, (11) pay GWG Series I Trustee fees, and (12) pay offering expenses.

On November 1, 2011, GWG entered into a Third Amended and Restated Note Issuance and Security Agreement with Lord Securities Corporation after receiving majority approval from the holders of Series I Secured notes. Among other things, the amended and restated agreement modified the use of proceeds and certain provisions relating to the distribution of collections and subordination of cash flow. Under the amended and restated agreement, GWG is no longer restricted as to its use of proceeds or subject to restrictions on certain distributions of collections and subordination of cash flows. Under the amended and restated agreement, GWG may extend the maturity of Series I Secured notes of a six-month term for up to two additional six-month terms, and Series I Secured notes of a one year term for up to six months.

Future contractual maturities of Series I Secured notes payable at June 30, 2014 are as follows:

Years Ending December 31,
Six months ending December 31 ,2014	$4,586,000
2015	10,718,000
2016	8,092,000
2017	4,428,000
2018	754,000
Thereafter	64,000
$28,642,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(8) Renewable Secured Debentures

The Company has registered with the Securities and Exchange Commission, effective January 2012, the offer and sale of $250,000,000 of secured debentures. Renewable Secured Debentures have maturity dates ranging from six months to seven years with fixed interest rates varying from 4.75% to 9.50% depending on the term of the note. Interest is payable monthly, annually or at maturity depending on the terms of the debenture. At June 30, 2014 and December 31, 2013, the weighted-average interest rate of Renewable Secured Debentures was 7.51% and 7.53%, respectively. The debentures are secured by assets of GWG Life and GWG Holdings. The amount outstanding under these Renewable Secured Debentures was $160,961,000 and $134,891,000 at June 30, 2014 and December 31, 2013, respectively. The difference between the amount outstanding on the Renewable Secured Debentures and the carrying amount on the consolidated balance sheets is due to netting of unamortized deferred issuance costs and cash receipts for new issuances in process. Amortization of deferred issuance costs was $908,000 and $1,755,000 for the three and six months ended June 30, 2014, respectively, and $344,000 and $622,000 for the three and six months ended June 30, 2013, respectively. Future expected amortization of deferred financing costs as of June 30, 2014 is $5,421,000. Subsequent to June 30, 2014, the Company has issued approximately an additional $5,379,000 in principal amount of these Renewable Secured Debentures.

The use of proceeds from the issuances of Renewable Secured Debentures is limited to the following: (1) payment of commissions on sales of Renewable Secured Debentures, (2) payment of offering expenses, (3) purchase of life insurance policies, (4) Payment of premiums on life insurance policies, (5) payment of principal and interest on Renewable Secured Debentures, (6) payment of portfolio operations expenses, and (7) for general working capital.

Future contractual maturities of Renewable Secured Debentures at June 30, 2014 are as follows:

Years Ending December 31,
Six months ending December 31, 2014	$27,838,000
2015	47,254,000
2016	37,660,000
2017	16,949,000
2018	8,314,000
Thereafter	22,946,000
$160,961,000

The Company entered into an indenture effective October 19, 2011 with Holdings as obligor, GWG Life as guarantor, and Bank of Utah as trustee for the benefit of the debenture holders. The Indenture has certain financial and nonfinancial covenants. The Company was in compliance with these covenants at June 30, 2014 and December 31, 2013.

(9) Convertible, redeemable preferred stock

The Company began offering 3,333,333 shares of convertible redeemable preferred stock (Series A preferred stock) for sale to accredited investors in a private placement on July 31, 2011. The offering of Series A preferred stock concluded on September 2, 2012 and resulted in 3,278,000 shares being issued for gross consideration of $24,582,000. As of June 30, 2014, 220,000 shares have been issued as a result of conversion of $1,543,000 in dividends into shares of Series A preferred stock. The Series A preferred stock was sold at an offering price of $7.50 per share. Series A preferred stock has a preferred yield of 10% per annum, and each share has the right to convert into 0.75 shares of the Company’s common stock. The Company may elect to automatically convert the Series A preferred stock to common stock as described below. Series A preferred shareholders also received three-year warrants to purchase, at an exercise price per

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

share of $12.50, one share of common stock for every 40 shares of Series A preferred stock purchased. The warrants are exercisable immediately. In the Certificate of Designations for the Series A preferred stock dated July 31, 2011, the Company has agreed to permit preferred shareholders to sell their shares back to the Company for the stated value of $7.50 per share, plus accrued dividends, according to the following schedule:

•	Up to 33% of the holder’s unredeemed shares one year after issuance:

•	Up to 66% of the holder’s unredeemed shares two years after issuance; and

•	Up to 100% of the holder’s unredeemed shares three years after issuance.

The Company’s obligation to redeem Series A preferred shares will terminate upon the Company completing a registration of its common stock with the SEC. The Company may redeem the Series A preferred shares at a price equal to 110% of their liquidation preference ($7.50 per share) at any time after December 15, 2012. As of June 30, 2014, the Company had redeemed an aggregate of 86,000 shares of Series A preferred stock.

At the election of the Company, the Series A preferred shares may be automatically converted into the common stock of the Company in the event of either (1) a registered offering of the Company’s common stock with the SEC aggregating gross proceeds of at least $5.0 million at a price equal to or greater than $11.00 per share of common stock, or (2) the consent of shareholders holding at least a majority of the then-outstanding shares of Series A preferred stock. As of June 30, 2014, the Company had issued 3,420,000 preferred shares resulting in gross consideration of $25,536,000 (including cash proceeds, conversion of Series I Secured notes and accrued interest on Series I notes, and conversion of preferred dividends payable). The Company incurred Series A preferred stock issuance costs of $2,838,000, of which $2,612,000 was amortized to additional paid in capital through June 30, 2014, resulting in a carrying amount of $25,310,000.

The Company determined that the grant date fair value of the outstanding warrants attached to the Series A preferred stock was $395,000 for warrants outstanding as of June 30, 2014. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share upon 30 days written notice to the investors at any time after (i) the Company has completed a registration of its common stock with the SEC and (ii) the volume of weighted-average sale price per share of common stock equals or exceeds $14.00 per share for ten consecutive trading days ending on the third business day prior to proper notice of such redemption. Total warrants outstanding as of June 30, 2014, were 415,954 with a weighted-average remaining life of 0.85 years. Total warrants outstanding at December 31, 2013, were 415,954 with a weighted-average remaining life of 1.34 years. As of June 30, 2014, none of these warrants have been exercised.

Dividends on the Series A preferred stock may be paid in either cash or additional shares of Series A preferred stock at the election of the holder and approval of the Company. The dividends are reported as an expense and included in the caption interest expense in the consolidated statements of operations. The Company declared and accrued dividends of $638,000 and $628,000 during the three months ended June 30, 2014 and 2013, respectively, and $1,276,000 and $1,263,000 during the six months ended June 30, 2014 and 2013, respectively, pursuant to a board resolution declaring the dividend. 28,000 and 25,000 shares of Series A preferred stock were issued in lieu of cash dividends in the three month periods ended June 30, 2014 and 2013, and 54,000 and 37,000 shares of Series A preferred stock were issued in lieu of cash dividends in the six month periods ended June 30, 2014 and 2013, respectively. The shares issued in lieu of cash dividends were issued at $7.00 per share. As of June 30, 2014, Holdings has $638,000 of accrued preferred dividends which were paid or converted to shares of Series A preferred stock on July 15, 2014.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(10) Income taxes

For the three and six months ended June 30, 2014, the Company recorded income tax benefit of $1,317,000 and $2,272,000, or 33.7% and 33.6%, respectively, of income before taxes, compared to the recognition of an income tax expense of $1,802,000 and $2,368,000, or 50.6% and 56.5%, respectively, of income before taxes, for the three and six months ended June 30, 2013, respectively. The primary differences between the Company’s June 30, 2014 effective tax rate and the statutory federal rate are the accrual of non-deductible preferred stock dividend expense of $1,276,000, state taxes, and other non-deductible expenses.

The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of life insurance portfolio.

(11) Common Stock

On July 11, 2011, we entered into a Purchase and Sale Agreement with Athena Securities Group, Ltd. and Athena Structured Funds PLC. Under this agreement, we issued to Athena Securities Group, Ltd. (Athena) 494,500 shares of common stock, which was equal to 9.9% of our outstanding shares, in exchange for shares equal to 9.9% of the outstanding shares in Athena Structured Funds, PLC and cash of $5,000. This 2011 agreement had contemplated cooperative efforts by the parties aimed at developing a security and related offering in Europe or Ireland, the proceeds of which would be used to finance the acquisition of life-insurance related assets in the United States. In 2013, we sought to terminate the 2011 agreement due to a changing regulatory environment in Europe that negatively affected the likelihood of consummating the contemplated offering of securities, and our dissatisfaction with Athena’s performance under the 2011 agreement. As a result, in June 2013 we entered into a second Purchase and Sale Agreement with Athena Securities Ltd. and Athena. This agreement effected the termination of the 2011 agreement. The June 2013 agreement contained mutual general releases of claims and substantially unwound certain capital stock transactions that had been effected under the 2011 agreement. In particular, Athena returned to us for redemption 432,500 shares of our common stock, and retained 62,000 common shares in recognition of their earlier efforts under the 2011 agreement. For our part, we sold back to Athena all of our ownership in Athena Structured Funds, PLC that we had originally acquired under the 2011 agreement. Presently, we have no ongoing business relationship with Athena.

Stock split — On June 24, 2014, the Company’s Board of Directors and majority stockholders approved a joint resolution to effect an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the issued and outstanding common stock on a 2-for-1 basis. The effective date of the amendment and reverse stock split was June 24, 2014. In lieu of fractional shares, stockholders received cash payments in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the price of the common stock, as determined by the Board of Directors of the Corporation, but adjusted so as to give effect to the reverse stock split. The par value of the common stock remained at $0.001 per share.

(12) Stock Incentive Plan

The Company adopted the GWG Holdings, Inc. 2013 Stock Incentive Plan on March 27, 2013. The plan is administered by Compensation Committee of the Board of Directors of the Company. The Company’s Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant incentives to new employees of the Company who are not Officers of the Company. Incentives under the plan may be granted in one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares. Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors. 1,000,000 shares are issuable under the

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

plan. No person shall receive grants of stock options and SARs under the plan that exceed, in the aggregate 200,000 shares of common stock in any one year. The term of each stock option shall be determined by the committee but shall not exceed ten years. Vested stock options may be exercised in whole or part by the holder giving notice to the Company. The holder of the option may provide payment for the exercise price or surrender shares equal to the exercise price.

The Company issued stock options for 551,185 shares of common stock to employees, officers, and directors of the Company through June 30, 2014. Options for 221,185 shares vested immediately, and the remaining options vested over three years. The shares were issued with an exercise price between $8.20 and $8.28 for those owning more than 10% of the Company’s stock and between $7.46 and $7.52 for others, which is equal to the estimated market price of the shares on the date of grant valued using Black-Scholes Binomial option pricing model. The expected volatility used in the Black-Scholes model valuation of options issued during the year was 19.73% annualized. The annual volatility rate is based on the standard deviation of the average continuously compounded rate of return of five selected comparable companies over the previous 52 weeks. Forfeiture rate of 15% is based on historical company information and expected future trend. As of June 30, 2014, stock options for 60,750 shares were forfeited.

Stock options granted through June 30, 2014:

Grant Date	Exercise Price	Shares	Vesting	Binomial Value	Forfeiture Factor	Compensation Expense
9/5/2013	$7.52	143,750	Immediate	0.360	0.8700	45,023
9/5/2013	$8.28	25,000	Immediate	0.360	0.8700	7,830
9/5/2013	$7.52	45,839	1 year	0.360	0.8500	14,027
9/5/2013	$8.28	2,834	1 year	0.360	0.8500	867
9/5/2013	$7.52	45,833	2 years	0.600	0.7225	19,869
9/5/2013	$8.28	2,833	2 years	0.600	0.7225	1,228
9/5/2013	$7.52	45,828	3 years	0.820	0.6141	23,078
9/5/2013	$8.28	2,833	3 years	0.820	0.6141	1,427
9/30/2013	$7.52	4,000	Immediate	0.660	0.8700	2,297
10/28/2013	$7.52	6,000	Immediate	0.660	0.8700	3,445
10/28/2013	$7.52	24,000	1 year	0.660	0.8500	13,464
10/28/2013	$7.52	24,000	2 years	0.920	0.7225	15,953
10/28/2013	$7.52	18,000	3 years	1.140	0.6141	12,602
11/11/2013	$7.52	4,167	1 year	0.660	0.8500	2,338
11/11/2013	$7.52	4,167	2 years	0.920	0.7225	2,770
11/11/2013	$7.52	4,166	3 years	1.140	0.6141	2,917
12/12/2013	$7.52	30,000	Immediate	0.660	0.8700	17,226
4/1/2014	$7.46	1,935	Immediate	0.468	0.8700	788
4/1/2014	$7.46	11,008	1 year	1.028	0.8500	9,619
4/1/2014	$7.46	10,999	2 years	1.240	0.7225	9,854
4/1/2014	$7.46	10,993	3 years	1.292	0.6141	8,722
4/7/2014	$7.46	3,334	1 year	1.028	0.8500	2,913
4/7/2014	$8.20	3,334	1 year	1.028	0.8500	2,913
4/7/2014	$7.46	3,333	2 years	1.240	0.7225	2,986
4/7/2014	$8.20	3,333	2 years	1.240	0.7225	2,986
4/7/2014	$7.46	3,333	3 years	1.292	0.6141	2,645
4/7/2014	$8.20	3,333	3 years	1.292	0.6141	2,645
4/28/2014	$7.46	5,000	Immediate	0.468	0.8700	2,036

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Grant Date	Exercise Price	Shares	Vesting	Binomial Value	Forfeiture Factor	Compensation Expense
4/28/2014	$7.46	2,500	1 year	1.028	0.8500	2,185
4/28/2014	$7.46	2,500	2 years	1.240	0.7225	2,240
4/28/2014	$7.46	2,500	3 years	1.292	0.6141	1,984
5/27/2014	$7.46	2,500	Immediate	0.468	0.8700	1,018
5/27/2014	$7.46	10,000	1 year	1.028	0.8500	8,738
5/27/2014	$7.46	10,000	2 years	1.240	0.7225	8,959
5/27/2014	$7.46	10,000	3 years	1.292	0.6141	7,934
6/20/2014	$7.46	3,000	Immediate	0.468	0.8700	1,221
6/20/2014	$7.46	6,000	1 year	1.028	0.8500	5,243
6/20/2014	$7.46	6,000	2 years	1.240	0.7225	5,375
6/20/2014	$7.46	3,000	3 years	1.292	0.6141	2,380
		551,185

Outstanding stock options:

	Vested	Un-vested	Total
Balance as of December 31, 2013	195,000	210,250	405,250
Granted during the year	12,435	105,500	117,935
Exercised during the year	—	—	—
Forfeited during the year	(10,000)	(22,750)	(32,750)
Expired during the year	—	—	—
Balance as of June 30, 2014	197,435	293,000	490,435

Compensation expense related to un-vested options not yet recognized is $186,000. We expect to recognize this compensation expense over the next 3.50 years. Stock-based compensation cost for the three and six months ended June 30, 2014 was $17,000 and $72,000, respectively.

(13) Net loss per common share

The Company began issuing Series A preferred stock September, 1, 2011, as described in note 9. The Series A preferred stock is anti-dilutive to the net loss per common share calculation at June 30, 2014 and dilutive at June 30, 2013. The Company has also issued warrants to purchase common stock in conjunction with the sale of convertible preferred stock, as discussed in note 9. The warrants are anti-dilutive at June 30, 2014 and 2013, and have not been included in the fully diluted net loss per common share calculation.

(14) Commitments

The Company entered into an office lease with U.S. Bank National Association as the landlord. The lease was effective April 22, 2012 with a term through August 31, 2015. The lease is for 11,695 square feet of office space located at 220 South Sixth Street, Minneapolis, Minnesota. The Company is obligated to pay base rent plus common area maintenance and a share of the building operating costs. Rent expenses under this agreement were $101,000 and $98,000 during the six-month periods ended June 30, 2014 and 2013, respectively, and $49,000 and $50,000 during the three-month periods ended June 30, 2014 and 2013, respectively. Minimum lease payments under the lease agreement effective April 22, 2012 are as follows:

Six months ending December 31, 2014	52,000
2015	70,000
Total	$122,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(15) Contingencies

Litigation — In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Opportunity Finance, LLC, owned by Jon Sabes and Steven Sabes, is subject to litigation clawback claims by the bankruptcy trustee for third-party matters for payments that may have been deemed preference payments. In addition, Jon Sabes and Steven Sabes are subject to litigation clawback claims by the bankruptcy trustee for third-party matters for payments received from Opportunity Finance that may have been deemed preference payments. If the parties are unsuccessful in defending against these claims, their equity ownership in the Company may be sold or transferred to other parties to satisfy such claims. In addition, the Company loaned $1,000,000 to Opportunity Finance, LLC, and was repaid in full plus interest of $177,000. This investment amount may also be subject to clawback claims by the bankruptcy court.

(16) Guarantees of secured debentures

Holdings has registered with the SEC the offer and sale $250,000,000 of secured debentures as described in note 8. The secured debentures are secured by the assets of Holdings as described in note 8 and a pledge of all the common stock by the largest shareholders. Obligations under the debentures are guaranteed by GWG Life. This guarantee involves the grant of a security interest in all the assets of GWG Life. The payment of principal and interest on the secured debentures is fully and unconditionally guaranteed by GWG Life. Substantially all of the Company’s life insurance policies are held by DLP II and the Trust. The policies held by DLP II are not collateral for the debenture obligations as such policies are collateral for the credit facility.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its subsidiaries by dividend or loan, except as follows. DLP II is a borrower under a credit agreement with Autobahn, with DZ Bank AG as agent, as described in note 6. The significant majority of insurance policies owned by the Company are subject to a collateral arrangement with DZ Bank AG described in note 6. Under this arrangement, collection and escrow accounts are used to fund premiums of the insurance policies and to pay interest and other charges under the revolving credit facility. DZ Bank AG and Autobahn must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers (DLP II, GWG Life and Holdings) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by DZ Bank AG. After such amount is reached, the credit agreement requires that excess funds be used for repayments of borrowings before any additional distributions may be made.

The following represents consolidating financial information as of June 30, 2014 and December 31, 2013, with respect to the financial position, and for the three months ended June 30, 2014 and 2013 with respect to results of operations and cash flows of Holdings and its subsidiaries. The parent column presents the financial information of Holdings, the primary obligor of the secured debentures. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the secured debentures, presenting its investment in DLP II and Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries including DLP II and Trust.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Balance Sheets

June 30, 2014	Parent	Guarantor Sub	Non- Guarantor Sub	Eliminations	Consolidated

ASSETS

Cash and cash equivalents	$22,305,910	$754,045	$—	$—	$23,059,955
Restricted cash	—	565,000	2,245,432	—	2,810,432
Investment in life settlements, at fair value	—	—	267,895,692	—	267,895,692
Other assets	457,677	1,385,447	978,950	—	—
Investment in subsidiaries	161,418,051	190,380,058	—	(351,798,109)	2,822,074

TOTAL ASSETS	$184,181,638	$193,084,550	$271,120,074	$(351,798,109)	$296,588,153

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Revolving credit facility	$—	$—	$79,000,000	$—	$79,000,000
Series I Secured notes payable	—	28,051,113	—	—	28,051,113
Renewable Secured Debentures	157,513,267	—	—	—	157,513,267
Interest payable	5,305,764	3,272,079	1,152,350	—	9,730,193
Accounts payable and other accrued expenses	783,445	343,308	587,665	—	1,714,418
Deferred taxes	5,403,604	—	—	—	5,403,604
TOTAL LIABILITIES	169,006,080	31,666,500	80,740,015	—	281,412,595

CONVERTIBLE, REDEEMABLE PREFERRED STOCK	25,309,946	—	—	—	25,309,946

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	161,418,050	190,380,059	(351,798,109)	—
Common stock	9,124	—	—	—	9,124
Additional paid-in capital	2,782,932	—	—	—	2,782,932
Accumulated deficit	(12,926,444)	—	—	—	(12,926,444)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(10,134,388)	161,418,050	190,380,059	(351,798,109)	(10,134,388)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$184,181,638	$193,084,550	$271,120,074	$(351,798,109)	$296,588,153

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Balance Sheets (continued)

December 31, 2013	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$32,711,636	$738,157	$—	$—	$33,449,793
Restricted cash	—	1,420,000	4,412,970	—	5,832,970
Investment in life settlements, at fair value	—	—	234,672,794	—	234,672,794
Other assets	381,883	484,510	558,526	—	1,424,919
Investment in subsidiaries	129,839,241	159,798,490	—	(289,637,731)	—

TOTAL ASSETS	$162,932,760	$162,441,157	$239,644,290	$(289,637,731)	$275,380,476

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Revolving credit facility	$—	$—	$79,000,000	$—	$79,000,000
Series I Secured notes payable	—	29,275,202	—	—	29,275,202
Renewable Secured Debentures	131,646,062	—	—	—	131,646,062
Interest payable	3,806,820	3,065,465	337,123	—	7,209,408
Accounts payable and other accrued expenses	574,026	261,249	508,667	—	1,343,952
Deferred taxes	7,675,174	—	—	—	7,675,174
TOTAL LIABILITIES	143,702,082	32,601,916	79,845,800	—	256,149,798

CONVERTIBLE, REDEEMABLE PREFERRED STOCK	24,722,693	—	—	—	24,722,693

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	129,839,241	159,798,490	(289,637,731)	—
Common stock	9,124	—	—	—	9,124
Additional paid-in capital	2,937,438	—	—	—	2,937,438
Accumulated deficit	(8,438,577)	—	—	—	(8,438,577)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(5,492,015)	129,839,241	159,798,490	(289,637,731)	(5,492,015)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$162,932,760	$162,441,157	$239,644,290	$(289,637,731)	$275,380,476

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Statements of Operations

For the six months ended June 30, 2014	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$1,308,906	$—	$(1,308,906)	$—
Gain on life settlements, net	—	—	11,001,094	—	11,001,094
Interest and other income	12,929	169,976	63	(169,221)	13,747
TOTAL REVENUE	12,929	1,478,882	11,001,157	(1,478,127)	11,014,841

EXPENSES
Origination and servicing fees	—	—	1,308,906	(1,308,906)	—
Employee compensation and benefits	1,255,079	892,485	—	—	2,147,564
Legal and professional fees	723,106	103,233	—	—	826,339
Interest expense	8,691,989	1,572,269	2,670,333	—	12,934,591
Other expenses	1,106,635	734,138	194,232	(169,221)	1,865,784
TOTAL EXPENSES	11,776,809	3,302,125	4,173,471	(1,478,127)	17,774,278

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(11,763,880)	(1,823,243)	6,827,686	—	(6,759,437)
EQUITY IN INCOME OF SUBSIDIARY	5,004,443	6,827,686	—	(11,832,129)	—
NET INCOME BEFORE INCOME TAXES	(6,759,437)	5,004,443	6,827,686	(11,832,129)	(6,759,437)
INCOME TAX BENEFIT	(2,271,570)	—	—	—	(2,271,570)
NET LOSS	$(4,487,867)	$5,004,443	$6,827,686	$(11,832,129)	$(4,487,867)

For the six months ended June 30, 2013	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$1,814,202	$—	$(1,814,202)	$—
Gain on life settlements, net	—	—	16,073,601	—	16,073,601
Interest and other income	3,267,454	977,855	37,620	(840,935)	3,441,994
TOTAL REVENUE	3,267,454	2,792,057	16,111,221	(2,655,137)	19,515,595

EXPENSES
Origination and servicing fees	—	—	1,814,202	(1,814,202)	—
Employee compensation and benefits	2,213,056	788,287	—	—	3,001,343
Legal and professional fees	672,317	116,883	—	—	789,200
Interest expense	4,976,599	1,849,861	2,582,697	—	9,409,157
Other expenses	1,283,269	816,009	865,934	(840,935)	2,124,277
TOTAL EXPENSES	9,145,241	3,571,040	5,262,833	(2,655,137)	15,323,977

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(5,877,787)	(778,983)	10,848,388	—	4,191,618
EQUITY IN INCOME OF SUBSIDIARY	10,069,405	10,896,907	10,848,388	(20,966,312)	—
NET INCOME BEFORE INCOME TAXES	4,191,618	10,117,924	10,848,388	(20,966,312)	4,191,618
INCOME TAX EXPENSE	2,367,794	—	—	—	2,367,794
NET LOSS	$1,823,824	$10,117,924	$10,848,388	$(20,966,312)	$1,823,824

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Statements of Operations (continued)

For the three months ended June 30, 2014	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$342,850	$—	$(342,850)	$—
Gain on life settlements, net	—	—	5,484,889	—	5,484,889
Interest and other income	6,000	362	18	—	6,380
TOTAL REVENUE	6,000	343,212	5,484,907	(342,850)	5,491,269

EXPENSES
Origination and servicing fees	—	—	342,850	(342,850)	—
Employee compensation and benefits	664,495	514,324	—	—	1,178,819
Legal and professional fees	375,243	44,094	—	—	419,337
Interest expense	4,475,461	793,702	1,338,880	—	6,608,043
Other expenses	767,096	408,883	12,500	—	1,188,479
TOTAL EXPENSES	6,282,295	1,761,003	1,694,230	(342,850)	9,394,678

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(6,276,295)	(1,417,791)	3,790,667	—	(3,903,409)
EQUITY IN INCOME OF SUBSIDIARY	2,372,886	3,790,667	—	(6,163,563)	—
NET INCOME BEFORE INCOME TAXES	(3,903,409)	2,372,886	3,790,667	(6,163,563)	(3,903,409)
INCOME TAX BENEFIT	(1,316,712)	—	—	—	(1,316,712)
NET LOSS	$(2,586,697)	$2,372,886	$3,790,667	$(6,163,563)	$(2,586,697)

For the three months ended June 30, 2013	Parent	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$536,100	$—	$(536,100)	$—
Gain on life settlements, net	—	—	7,733,245	—	7,733,245
Interest and other income	3,259,362	841,286	14,610	(840,935)	3,274,323
TOTAL REVENUE	3,259,362	1,377,386	7,747,855	(1,377,035)	11,007,568

EXPENSES
Origination and servicing fees	—	—	536,100	(536,100)	—
Employee compensation and benefits	666,354	397,569	—	—	1,063,923
Legal and professional fees	272,794	79,116	—	—	351,910
Interest expense	2,655,430	942,686	1,343,826	—	4,941,942
Other expenses	649,112	429,520	853,435	(840,935)	1,091,132
TOTAL EXPENSES	4,243,690	1,848,891	2,733,361	(1,377,035)	7,448,907

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(984,328)	(471,505)	5,014,494	—	3,558,661
EQUITY IN INCOME OF SUBSIDIARY	4,543,289	5,014,494	—	(9,557,783)	—
NET INCOME BEFORE INCOME TAXES	3,558,961	4,542,989	5,014,494	(9,557,783)	3,558,661
INCOME TAX EXPENSE (BENEFIT)	1,802,271	(300)	—	—	1,801,971
NET LOSS	$1,756,690	$4,543,289	$5,014,494	$(9,557,783)	$1,756,690

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Condensed Consolidating Statements of Cash Flows

For the six months ended June 30, 2014	Parent	Guarantor Sub	Non- Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4,487,867)	$5,004,443	$6,827,686	$(11,832,129)	$(4,487,867)
Adjustments to reconcile net loss to cash:
(Equity) loss of subsidiaries	(5,004,443)	(6,827,686)	—	11,832,129	—
Life settlements — change in fair value	—	—	(22,211,338)	—	(22,211,338)
Amortization of deferred financing and issuance costs	1,727,610	301,104	(321,050)		1,707,664
Deferred income taxes	(2,271,570)	—	—		(2,271,570)
Preferred stock issued for dividends	389,331
(Increase) in operating assets:
Other assets	(26,622,350)	(24,654,818)	(300,000)	50,328,249	(1,248,919)
Increase in operating liabilities:
Accounts payable and other accrued expenses	1,971,543	302,402	894,218	—	3,168,163
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(34,297,746)	(25,874,555)	(15,110,484)	50,328,249	(24,954,536)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	—	(10,879,435)	—	(10,879,435)
Proceeds from settlement of life settlements	—	—	68,500	—	68,500
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(10,810,935)	—	(10,810,935)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for redemption of Series I Secured notes payable	—	(1,538,924)	—	—	(1,538,924)
Proceeds from issuance of debentures	33,234,487	—	—	—	33,234,487
Payments for issuance costs and redemption of Renewable Secured Debentures	(9,322,411)	—	—	—	(9,322,411)
Proceeds from restricted cash	—	855,000	2,167,537	—	3,022,537
Payments for redemption of preferred stock	(20,056)	—	—	—	(20,056)
Issuance of member capital	—	26,574,367	23,753,882	(50,328,249)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	23,892,020	25,890,443	25,921,419	(50,328,249)	25,375,633

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,405,723)	15,888	—	—	(10,389,838)

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	32,711,636	738,157	—	—	33,449,793
END OF THE PERIOD	$22,305,910	$754,045	$—	$—	$23,059,955

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Consolidating Statements of Cash Flows (continued)

For the six months ended June 30, 2013	Parent	Guarantor Sub	Non- Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,823,824	$10,117,924	$10,848,388	$(20,966,312)	$1,823,824
Adjustments to reconcile net income to cash:
Equity income of subsidiaries	(982,826)	(867,920)	—	1,850,746	—
(Gain) loss on life settlements	—	—	(18,943,905)	—	(18,943,905)
Amortization of deferred financing and issuance costs	737,959	434,431	758,490	—	1,930,880
Deferred income taxes	2,366,794	—	—	—	2,366,794
Preferred stock issued for dividends	261,937	—	—	—	261,937
(Increase) decrease in operating assets:
Other assets	(27,278,091)	(24,355,215)	(3,330,802)	51,349,976	(3,614,132)
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	1,485,107	119,503	90,187	—	1,694,797
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(21,585,296)	(14,551,277)	(10,577,642)	32,234,410	(14,479,805)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	—	(12,885,993)	—	(12,885,993)
Proceeds from settlement of life settlements	—	—	2,872,152	—	2,872,152
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(10,013,841)	—	(10,013,841)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	—	—	8,000,000	—	8,000,000
Payments for redemption of Series I Secured notes payable	—	(3,930,876)	—	—	(3,930,876)
Proceeds from issuance of debentures	42,439,661	—	—	—	42,439,661
Payments from issuance of debentures	(2,140,704)	—	—	—	(2,140,704)
Payments from redemption of debentures	(3,195,867)	—	—	—	(3,195,867)
Proceeds (payments) from restricted cash	—	(752,800)	(1,617,975)	—	(2,370,775)
Issuance of member capital	—	18,024,952	14,209,458	(32,234,410)	—
Repurchase of common stock	(3,252,400)	—	—	—	(3,252,400)
Payments for redemption of preferred stock	(311,804)	—	—	—	(311,804)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	33,538,886	13,341,276	20,591,483	(32,234,410)	35,237,235

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,953,590	(1,210,001)	—	—	10,743,589

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	25,035,579	2,461,465	—	—	27,497,044
END OF THE PERIOD	$36,989,169	$1,251,464	$—	$—	$38,240,633

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Consolidating Statements of Cash Flows (continued)

For the three months ended June 30, 2014	Parent	Guarantor Sub	Non- Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,586,697)	$2,372,886	$3,790,677	$(6,163,563)	$(2,586,697)
Adjustments to reconcile net loss to cash:
(Equity) loss of subsidiaries	(2,372,886)	(3,790,677)	—	6,163,563	—
Life settlements — change in fair value	—	—	(10,852,425)	—	(10,852,425)
Amortization of deferred financing and issuance costs	880,374	134,158	339,475	—	1,354,007
Deferred income taxes	(1,316,712)	—	—	—	(1,316,712)
Preferred stock issued for dividends	196,991	—	—	—	196,991
(Increase) in operating assets:
Other assets	(10,674,637)	(9,406,461)	(300,000)	19,384,025	(997,073)
Increase in operating liabilities:
Accounts payable and other accrued expenses	1,257,758	72,959	559,620	—	1,890,337
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(14,615,809)	(10,617,135)	(6,462,653)	19,384,025	(12,311,572)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	—	(2,608,232)	—	(2,608,232)
Proceeds from settlement of life settlements	—	—	68,500	—	68,500
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(2,539,732)	—	(2,539,732)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for redemption of Series I Secured notes payable	—	(670,621)	—	—	(670,621)
Proceeds from issuance of debentures	14,868,830	—	—	—	14,868,830
Payments for issuance costs and redemption of Renewable Secured Debentures	(4,393,523)	—	—	—	(4,393,523)
Proceeds from restricted cash	—	(215,000)	258,330	—	43,330
Issuance of member capital	—	10,639,970	8,744,055	(19,384,025)	—
Payments for redemption of preferred stock	(20,056)	—	—	—	(20,056)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	10,455,251	9,754,349	9,002,385	(19,384,025)	9,827,960
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,160,558)	(862,786)	—	—	(5,023,344)

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	26,466,468	1,616,831	—	—	28,083,299
END OF THE PERIOD	$22,305,910	$754,045	$—	$—	$23,059,955

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Consolidating Statements of Cash Flows (continued)

For the three months ended June 30, 2013	Parent	Guarantor Sub	Non- Guarantor Sub	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,756,690	$4,543,289	$5,014,494	$(9,557,783)	$1,756,690
Adjustments to reconcile net income to cash:
Equity income of subsidiaries	4,543,289	5,014,494	—	(9,557,783)	—
(Gain) loss on life settlements	—	—	(7,449,180)	—	(7,449,180)
Amortization of deferred financing and issuance costs	344,482	161,926	330,725	—	837,133
Deferred income taxes	1,802,920	—	—	—	1,802,920
Preferred stock issued for dividends	178,235	—	—	—	178,235
(Increase) decrease in operating assets:
Other assets	(13,002,552)	(13,654,889)	(4,000,000)	26,493,437	4,164,004
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	639,763	(12,024)	(225,000)	—	402,739
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(3,737,173)	(3,947,204)	(6,328,961)	7,377,871	(6,635,467)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	—	(2,972,944)	—	(2,972,944)
Proceeds from settlement of life settlements	—	—	1,382,152	—	1,382,152
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(1,590,792)	—	(1,590,792)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for redemption of Series I Secured notes payable	—	(2,423,052)	—	—	(2,423,052)
Proceeds from issuance of debentures	18,588,867	—	—	—	18,588,867
Payments from issuance of debentures	(768,249)	—	—	—	(768,249)
Payments from redemption of debentures	(2,265,054)	—	—	—	(2,265,054)
Proceeds (payments) from restricted cash	—	(2,222,476)	4,382,809	—	2,160,333
Issuance of member capital	—	3,840,927	3,536,944	(7,377,871)	—
Repurchase of common stock	(3,252,400)	—	—	—	(3,252,400)
Payments for redemption of preferred stock	(125,135)	—	—	—	(125,135)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	12,178,029	(804,601)	7,919,753	(7,377,871)	11,915,310
NET INCREASE IN CASH AND CASH EQUIVALENTS	8,440,856	(4,751,805)	—	—	3,689,051

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	28,548,313	6,003,269	—	—	34,551,582
END OF THE PERIOD	$36,989,169	$1,251,464	$—	$—	$38,240,633

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(17) Concentrations

GWG purchases life insurance policies written by life insurance companies having investment grade ratings by independent rating agencies. As a result there may be certain concentrations of contracts with life insurance companies. The following summarizes the face value of insurance contracts with specific life insurance companies exceeding 10% of the total face value held by the Company.

	June 30, 2014	December 31, 2013
	%	%
Life insurance company
Company A	15.72	16.58
Company B	10.95	11.34

The following summarizes the number of insurance contracts held in specific states exceeding 10% of the total face value held by the Company:

	June 30, 2014	December 31, 2013
	%	%
State of residence
California	28.72	28.14
Florida	17.30	15.59
New York	10.03	10.65

800,000 Shares

Common Stock

The date of this prospectus is September 18, 2014